As filed with the Securities and Exchange Commission on January 6, 2022

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Touchpoint Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7812	46-3561419
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4300 Biscayne Blvd., Suite 203

Miami, Florida 33137

(305) 420-6640

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark White

Chief Executive Officer and President

Touchpoint Group Holdings, Inc.

4300 Biscayne Blvd., Suite 203

Miami, Florida 33137

(305) 420-6640

(Name, address and telephone number of agent for service)

With copies to:

Barry I. Grossman

Vincent J. McGill

Ellenoff Grossman Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Phone: (516) 220-6569

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an “emerging growth company”. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(5)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	24,111,111(1)	$0.009905	238,821	$22.14
Common stock, $0.0001 par value per share, issuable pursuant to SECA	50,000,000 (2)	0.009905	495,250	45.92
Common stock, $0.0001 par value per share, issuable upon exercise of warrant at $0.044 per share	2,272,727(3)	0.044	100,000	9.27
Common stock, $0.0001 par value per share, issuable upon conversion of convertible notes	124,000,000(4)	0.0125	1,550,000	143.69
Common stock, $0.0001 par value per share, issuable upon exercise of warrants at $ 0.,02 per share	59,875,000(5)	0.02	1,197,500	111.08
Total	260,258,838(6)		$3,581,571	$336.02

(1)	Represents shares currently held by Selling Stockholders.

(2)

Represents common shares offered for resale by MacRab LLC, a Florida limited liability company (the “Selling Stockholder”), which shares are issuable by Touchpoint Group Holdings, Inc. (the “Company”) pursuant to the Standby Equity Commitment Agreement (the “SECA”), dated as of March 15, 2021, between the Company and the Selling Stockholder. The Company’s calculation of the maximum number of common shares that may be registered for resale under the SECA pursuant to this Registration Statement is as follows: non-affiliate float of 225,485,041 shares of common stock multiplied by $0.044 which represents the closing price for the common stock on December 2, 2021, divided by three, which yields $3,307,123, less $530,100 of common stock sold to date under the Standby Equity Commitment Agreement yields $277,023/ $0.009905, the closing price of the common stock on December 31, 2021, yields 280,365,777 shares of common stock eligible for registration of which 50,000,000 are being registered.

(3)

Represents common shares issuable upon exercise pursuant to the common stock purchase warrant for the purchase of 2,272,727 shares of our common stock (the “Warrant”) issued to MacRab LLC as a commitment fee.

(4)	Represents common shares issuable upon conversion of convertible promissory notes previously issued to three of the selling stockholders named in this registration statement at a price of $0.0125 per share.

(5)	Represents common shares issuable upon exercise of warrants to purchase common stock previously issued to three of the selling stockholders named in this registration statement with an exercise price of $0.02 per share.

(6)	Represents the maximum number of shares of common stock offered by the selling stockholders pursuant to this registration statement. Includes such indeterminate number of shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction, including but not limited to as a result of the anti-dilution provisions contained in the convertible notes and warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until this registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Registration No. 333-

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JANUARY , 2022

260,258,838 SHARES OF COMMON STOCK

TOUCHPOINT GROUP HOLDINGS, INC.

This Prospectus (this “Prospectus”) relates to the offer and sale from time to time by the selling stockholders (the “Selling Stockholders”) of up to 260,258,838 shares of common stock, par value $0.0001 (“Common Stock”), of Touchpoint Group Holdings, Inc. a Delaware corporation.

We are registering the resale of (i) up to 50,000,000 shares of Common Stock issuable under an equity line in the amount of $5,000,000 (the “Equity Line”) established by the Standby Equity Commitment Agreement entered into on March 16, 2021, between us and Macrab LLC (“MacRab” or a “Selling Stockholder”), together with 2,272,727 shares of Common Stock issuable upon exercise of a common stock purchase warrant (the “SECA Warrant”) issued to the Selling Stockholder as a commitment fee and (ii) up to 171,405,000 shares of Common Stock issued or issuable upon exercise of the Common Stock Purchase Warrants (“Placement Warrants”) and conversion of the Convertible Promissory Notes (the “Convertible Notes”) issued in three private placement transactions (the “Placements”) completed on November 2, 2021, November 5, 2021 and December 14, 2021, pursuant to substantially identical Securities Purchase Agreements (the “Purchase Agreements”) with the three other Selling Stockholders, together with 24,111,111 shares of Common Stock issued to the Selling Stockholders as commitment fees for entering into the Purchase Agreements. The 195,516,111 shares of Common Stock being registered in accordance with the Private Placements include (a) pursuant to the Purchase Agreement dated November 2, 2021, 64,800,000 shares issuable upon conversion of the $810,000 Convertible Note issued to the Selling Stockholder, 28,065,000 shares issuable upon exercise of the Placement Warrant issued to the Selling Stockholder and 10,855,047 shares of Common Stock issued to the Selling Stockholder as a commitment fee for entering into the Purchase Agreement; (b) pursuant to the Purchase Agreement dated November 5, 2021, 43,200,000 shares issuable upon conversion of the Convertible Note issued to the Selling Stockholder, 15,810,000 shares issuable upon exercise of the Placement Warrant issued to the Stockholder and 10,144,953 shares of Common Stock issued to the Selling Stockholder as a commitment fee for entering into the Purchase Agreement and (c) pursuant to the Purchase Agreement dated December 14, 2021, 16,000,000 shares issuable upon conversion of the Convertible Note issued to the Selling Stockholder, 6,500,000 shares issuable upon exercise of the Placement Warrant issued to the Selling Stockholder and 3,111,111 shares of Common Stock issued to the Selling Stockholder as a commitment fee for entering into the Purchase Agreement. For a more complete discussion of the terms and conditions of the Standby Equity Commitment Agreement and the Purchase Agreements, see the discussion under the heading “Recent Financings” in the Section entitled “Prospectus Summary.”

The resale of the 260,258,838 shares by the Selling Stockholders pursuant to this Prospectus is referred to as the “Offering.”

We are not selling any securities under this Prospectus and will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. We will, however, receive proceeds from our sale of our shares of Common Stock under the Equity Line and exercise of the Placement Warrants and SECA Warrant (collectively, the “Warrants”) if they are exercised for cash.

The Standby Equity Commitment Agreement provides that the Selling Stockholder party thereto is committed to purchase up to $5,000,000 (“Maximum Commitment Amount”) of our Common Stock over the course of its term. The term of the Standby Equity Commitment Agreement will end on the earlier of (i) the date on which such Selling Stockholder has purchased Common Stock from us pursuant to the Standby Equity Commitment Agreement equal to the Maximum Commitment Amount, (ii) July 14, 2023, (iii) written notice of termination by us, (iv) the date the registration statement of which this Prospectus (the “Registration Statement”) forms a part is no longer effective after the initial effective date of the Registration Statement, or (v) the date that, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors.

We may draw on the Equity Line from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Standby Equity Commitment Agreement. The 50,000,000 shares of Common Stock included in this prospectus represent a portion of the Common Stock issuable to the Selling Stockholder under the Standby Equity Commitment Agreement. To date, we have sold an aggregate of 33,191,371 shares pursuant to the Standby Equity Commitment Agreement for gross proceeds of approximately $530,100.

Each of the Selling Stockholders is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholders may sell the shares of Common Stock described in this Prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholders may sell the shares of Common Stock being registered pursuant to this Prospectus.

We will pay the expenses incurred in registering the shares of Common Stock, including legal and accounting fees. See “Plan of Distribution.”

Our principal executive offices are located at 4300 Biscayne Blvd., Suite 203, Miami, Florida 33137.

Our Common Stock is currently quoted on the OTC Market Group, Inc.’s OTCQB tier under the symbol “TGHI.” On January 3, 2022, the last reported sale price of our Common Stock was $0.9545.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 of this Prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January , 2022

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information that is different from that contained in this Prospectus. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this Prospectus is complete and accurate only as of the date on the front cover regardless of the time of delivery of this Prospectus or of any sale of our securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included and incorporated by reference in this prospectus constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21B of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Words such as “may,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s present judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties relating to our current cash position and our need to raise additional capital in order to be able to continue to fund our operations; our ability to retain our managerial personnel and to attract additional personnel; competition; our ability to protect intellectual property rights, and any and other factors, including the risk factors identified in the documents we have filed, or will file, with the Securities and Exchange Commission. Please also see the discussion of risks and uncertainties under the caption “Risk Factors,” beginning on page 9 of this prospectus.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the respective dates of this prospectus or the date of the document incorporated by reference in this prospectus. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

You should rely only on the information contained in or incorporated by reference in this prospectus we have authorized to be delivered to you in connection with this offering. We have not authorized anyone to provide you with information that is different. The information contained or incorporated by reference in this prospectus we authorize to be delivered to you in connection with this offering is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of our securities offered hereby. It is important for you to read and consider all information contained in this prospectus we authorize to be delivered to you in connection with this offering, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information.”

PROSPECTUS SUMMARY

This summary highlights material information concerning our business and this offering. This summary does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus and the information incorporated by reference into this prospectus, including the information presented under the section entitled “Risk Factors” and the financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of factors such as those set forth in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Unless otherwise indicated, except for our financial statements and the notes thereto, all references to our common stock, share data, per share data and related information gives effect to a 1-for 25 reverse stock split effected on September 26, 2019.

In this prospectus, unless the context indicates otherwise, the “Touchpoint Group,” “TG,” “Company,” “we,” “our,” “ours” or “us” refer to Touchpoint Group Holdings, Inc., a Delaware corporation, and its subsidiaries.

Overview

We are a media and technology software development and holding company. We currently supply a robust fan engagement platform designed to enhance fan experience and drive commercial aspects of the sports and entertainment business.

We bring users closer to the action by enabling them to engage with clubs, favorite players, peers and relevant brands through features available through the Touchpoint platform and related apps (the “TP Platform”), that include live streaming, access to limited edition merchandise, gamification, user rewards, third party branded offers, credit cards and associated benefits.

We currently have operations in the United States of America and the United Kingdom.

Beginning in 2018 we completed a series of acquisitions of companies in media related industries. Except for Banana Whale Studios PTE Ltd, which was sold by the Company for a profit, none of the companies acquired achieved the growth we envisioned and all have been liquidated.

In September 2021 we determined to seek to revitalize the “World Championship Air Race Series” which had been developed by Red Bull for marketing purposes and promoted as the “Red Bull Air Race.” Red Bull hosted 94 championship races around the globe until it elected to terminate the Series in 2019. Over the course of the Series, it attracted viewers in 187 countries and was broadcast to an audience of over 230 million viewers. It is estimated to have achieved 2.3 billion media impressions worldwide in its 2019 season and AC Nielsen forecast that each race in the 2022 season would attract a TV audience of 49.5 million. It is the largest live spectator sports event in the world attracting over 1 million spectators to a single air race on multiple occasions in cities such as Rio De Janeiro and Barcelona.

As part of our effort to restore the WCAR, we engaged key operational staff which planned and staged the races for Red Bull and acquired certain rights to continue the Series. We have contacted previous host cities and sponsors and we anticipate that the season opener will take place in the second quarter of 2022. There are currently six races scheduled for the balance of the 2022 season at iconic locations in Egypt, Greece, Portugal, United Kingdom, Indonesia and Australia. Twelve Elite Race Teams have already signed-up for the 2022, 2023 and 2024 race seasons and Red Bull has indicated it will maintain its interest in the Air Race with continued sponsorship of former World Champion Martin Sonka in the Elite series.

We believe we can utilize our expertise in fan engagement to enhance the experience of fans of the WCAR and enhancement through the use of leading edge VR and AR technology will transform the experience for viewers on television and our streaming platform.

The Touchpoint Platform:

The TP Platform is designed to enhance the fan experience and drive commercial aspects of the sports and entertainment business. The features of the platform include live streaming, video content library, access to limited edition merchandise including collectables such as limited-edition videos and other digitized media files (non-fungible tokens (NFT)), full end to end shop module, gamification, user rewards, third party branded offers, credit cards and associated benefits. The platform provides in-depth analytics that enable marketing teams to ensure that they deliver aligned, strategic messages and campaigns to the right audience at the right time.

We continue to engage in software development, design, integration, support and maintenance services to the TP Platform to build new more engaging features and technology for our customers and their fans.

Clients such as sports personalities, teams and leagues, who employ the TP Platform have access to a myriad of features, including, but not limited to the following:

○	Live Streaming. Customers can go live to their users as long as they are subscribers of the customer through the TP Platform.

○	Video on Demand. Content library to allow subscribers to access paid pre-recorded content.

○	Commerce Store. A store where a customers’ users can purchase our customer’s products.

○	Content Portal Blog & Video. A portal where a customer’s users can view blogs and video.

○	One Tap. Fast and easy for app subscription and payments.

○	Administration Panel. The Content Management System (CMS) administrator platform allows customers to upload, edit and run managed customer content on the platform.

○

Data Analytics. Access to our database allows our customers to obtain insight as to the number of views for any event or content by their subscribers via the Touchpoint Customer Resource Management (CRM) tool.

○	Links to Apps. A link to all Apps and future Apps affiliated with the customer such as Twitter, Instagram, TikTok, YouTube, and the like.

○

Non-Fungible Token. Customers can allow their users to purchase the customer’s digital assets in the form of media files through the NFT store module. The TP Platform will allow our customers to seamlessly offer collectables in the form of limited edition or one of a kind video and audio performances (media files) utilizing Ethereum or other third party blockchains to allow for easy identification and authentication.

○	Affiliate Program. Our affiliate Program enables tracking of user app traffic.

Our Strategy

We have already contacted a number of prospective host cities and experienced air race teams as part of the process of organizing the 2022 season. To enhance the appeal of the Series, we intend to showcase the latest technological developments in the application of green power in the aerospace industry along with aircraft with the latest advanced forms of mobility. Races will focus on future technologies, innovation, clean energy and lightweight mass market vehicles. New race categories will feature electric powered vehicles, vertical take-off and landing (EVTOL) and jetpacks.

We will use our TP Platform to provide fans with access to the race teams and host cities, providing for merchandising events, broadcasting opportunities, gamification and ongoing subscriptions. Promotion of the WCAR will display the features of the TP Platform to other potential users and should accelerate discussions with athletes and celebrities interested in using the TP Platform to engage with their fanbase through content and other features.

In addition to promoting the WCAR and seeking to grow the customer base of Touchpoint, we will continue to look at opportunities for growth in the media market through acquisition and promotion of other content, including the rights to other events in the digital media, sports and entertainment sectors which can be marketed and livestreamed to a world-wide fan base; as well as the acquisition of growing media and software companies which offer the ability to expand the services we provide to our clients.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those in the section entitled “Risk Factors” and elsewhere in this prospectus. These risks include, but are not limited to, the following:

●	our history of losses;

●	our need for substantial capital to adequately fund our effort to revitalize the WCAR;

●	the lack of continuity in the presentation of the WCAR;

●	our lack of experience in the promotion and staging of air races;

●	the highly competitive sports and media entertainment industry;

●	our need to absorb and coordinate the activities of the personnel engaged to promote the WCAR;

●	the need to obtain air rights necessary to stage an air race;

●	the potential liability in the event of an air disaster;

●	the lack of adequate insurance;

●	our dependence upon our executive officers, founders and key employees, including those engaged to promote the WCAR;

●	our ability to attract and retain qualified personnel;

●	our inability to attract sufficient demand for our services and products;

●	our ability to successfully execute our growth and acquisition strategy and manage effectively our growth;

●	changes in the competitive environment in our industry and the markets we serve, and our ability to compete effectively;

●	our dependence on a strong brand image;

●	our reliance on our technology systems, the impact of technological changes and cybersecurity risks;

●	our ability to protect our trademarks or other intellectual property rights; and

●	potential litigation from competitors or customers; and

In addition, the report of our independent registered public accounting firm for the two years ended December 31, 2020, contains a statement with respect to substantial doubt as to our ability to continue as a going concern as a result of recurring losses from operations and negative cash flows.

Recent Financings

Since March 2021 we have consummated a number of financings to maintain our operations, to redeem outstanding convertible notes and, more recently, to initiate activities with respect to the WCAR, including raising additional capital. These financing have resulted in the issuance of a substantial number of shares of our Common Stock and instruments exercisable for or convertible into our common stock, diluting the interests of our existing shareholders. The purchasers of our securities in a number of these transactions were granted registration rights with respect to the Common Stock issued or to be issued to them upon the exercise of warrants or conversion of convertible notes granted to them as part of such transactions. All of the shares being registered in this Registration Statement are shares of Common Stock issued pursuant to such transactions. These transactions have included the following:

Equity Line

In March 2021, we entered into a Standby Equity Commitment Agreement with MacRab LLC (“MacRab” or a “Selling Stockholder”), pursuant to which, upon the terms and subject to the conditions thereof, MacRab is committed to purchase, on an unconditional basis, shares of our common stock (the “Put Shares”) at an aggregate price of up to $5,000,000 (the “Maximum Commitment Amount”) over the course of its term. The term of the Standby Equity Commitment Agreement will end on the earlier of (i) the date on which such Selling Stockholder has purchased Common Stock pursuant to the Standby Equity Commitment Agreement equal to the Maximum Commitment Amount, (ii) July 14, 2023, (iii) written notice of termination by us, (iv) the date this Registration Statement is no longer effective, or (v) the date that, pursuant to or within the meaning of any Bankruptcy Law, we commence a voluntary case or any person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property or we make a general assignment for the benefit of creditors.

From time to time over the term of the Standby Equity Commitment Agreement, commencing on the date on which a registration statement registering Put Shares becomes effective, we may, in our sole discretion, provide MacRab with a put notice (each a “Put Notice”) to purchase a specified number of Put Shares (each a “Put Amount Requested”) subject to the limitations discussed below and contained in the Standby Equity Commitment Agreement. Upon delivery of a Put Notice, we must deliver the Put Amount Requested as Deposit Withdrawal at Custodian (DWAC) shares to Selling Stockholder within two trading days.

The actual amount of proceeds we receive pursuant to each Put Notice (each, the “Put Amount”) is determined by multiplying the Put Amount Requested by the applicable purchase price. The purchase price for each of the Put Shares equals 90% of the “Market Price,” which is defined as the average of the two (2) lowest volume weighted average prices of our Common Stock during the Valuation Period. The Valuation Period is the eight (8) trading days immediately following the date MacRab receives the Put Shares in its brokerage account. Within two trading days following the end of the Valuation Period, MacRab will deliver the Put Amount to us.

The Put Amount requested pursuant to any Put Notice must have an aggregate value of at least $10,000 and cannot exceed the lesser of (i) $250,000, and (ii) 200% of the Average Daily Trading Value. “Average Daily Trading Value” means the average trading volume of our Common Stock during the eight (8) trading days immediately preceding the Put Date multiplied by the lowest volume weighted average price of the common stock during the eight (8) trading days immediately preceding the Put Date.

In order to deliver a Put Notice, certain conditions set forth in the Standby Equity Commitment Agreement must be met. In addition, we are prohibited from delivering a Put Notice if: (i) the sale of Put Shares pursuant to such Put Notice would cause us to issue and sell to Selling Stockholder, or the Selling Stockholder to acquire or purchase, a number of shares of our common stock that, when aggregated with all shares of Common Stock purchased by Selling Stockholder pursuant to all prior Put Notices issued under the Standby Equity Commitment Agreement, would exceed the Maximum Commitment Amount; or (ii) the issuance of the Commitment Warrant Shares upon exercise of the Commitment Warrants would cause us to issue and sell to Selling Stockholder, or the Selling Stockholder to acquire or purchase, an aggregate number of shares of Common Stock that would result in Selling Stockholder beneficially owning more than 4.99% of the issued and outstanding shares of our common stock (the “Beneficial Ownership Limitation’).

In connection with the execution of the Standby Equity Commitment Agreement, we issued a common stock purchase warrant (the “SECA Warrant”) for the purchase of 2,272,727 shares of our Common Stock (the “SECA Warrant Shares”) to the Selling Stockholder as a commitment fee. The SECA Warrant has a term of five years from the date of issuance and has an initial exercise price of $0.044 per share, subject to adjustment for certain anti-dilution events set forth in the SECA Warrant, including distributions on the Common Stock, stock splits and fundamental changes. If we issue shares of Common Stock (or other securities convertible into or exercisable for Common Stock) at less than the exercise price then in effect, the exercise price of the SECA Warrant will be reduced to such lower price. The SECA Warrant may be exercised on a cashless basis. The exercise of the Commitment Warrant is subject to the Beneficial Ownership Limitation.

We also entered into a registration rights agreement (the “Registration Rights Agreement”) with MacRab pursuant to which we agreed to file a Registration Statement to register the resale of the Put Shares, the Commitment Shares and the SECA Warrant Shares. Pursuant to the Registration Rights Agreement, we agreed to (i) file the Registration Statement within 60 calendar days from the Closing Date, (ii) use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended, as promptly as possible after the filing thereof, and (iii) use its reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until all of the Put Shares and SECA Warrant Shares have been sold thereunder or pursuant to Rule 144. Accordingly, we filed a registration statement which was declared effective on July 14 2021, for the resale of 33,191,371 shares which were purchased by MacRab upon the exercise by us of Put Rights under the Standby Equity Credit Agreement. To date, we have sold all of the shares which were previously registered for gross proceeds of approximately $530,100.

Convertible Notes

On November 2, 2021, we consummated a Securities Purchase Agreement with Mast Hill Fund, L. P. (“Mast Hill”), whereby in consideration of $729,000, less $10,800 retained by Mast Hill for expenses, we issued to Mast Hill a convertible promissory note (“Convertible Note”) in the principal amount of $810,000 and a common stock purchase warrant (a “Placement Warrant”) to purchase 28,065,000 shares of our common stock. As a condition to the purchase and sale the Convertible Note and Warrant, we issued to Mast Hill 10,855,047 shares (“Commitment Shares”) of our common stock and entered into a Registration Rights Agreement with Mast Hill pursuant to which we are to register for resale under the Securities Act, the Commitment Shares and the shares issuable upon conversion of the Note and exercise of the Placement Warrant.

The principal amount of the Convertible Note and all interest accrued thereon is payable on October 29, 2022. The Convertible Note provides for interest at the rate of 12% per annum, payable at maturity, and is convertible into our Common Stock at a price of $0.0125 per share, subject to anti-dilution adjustments in the event of certain corporate events as set forth in the Convertible Note. In addition, subject to certain limited exceptions, if at any time while the Convertible Note remains outstanding, we grant any option to purchase, sell or grant any right to reprice, or otherwise dispose of, issue or sell any shares of our Common Stock or securities or rights convertible into or exercisable for shares of our Common Stock, at a price below the then conversion price of the Convertible Note, the holder of the Convertible Note shall have the right to reduce the conversion price to such lower price.

The Placement Warrant issued to Mast Hill is exercisable until October 29, 2023, at a price of $0.02 per share, subject to customary anti-dilution adjustments. In addition, subject to certain limited exceptions, if at any time while the Placement Warrant remains outstanding, we grant any option to purchase, sell or grant any right to reprice, or otherwise dispose of, issue or sell any shares of our Common Stock or securities or rights convertible into or exercisable for shares of our Common Stock, at a price below the then exercise price of the Placement Warrant, the holder of the Placement Warrant shall have the right to reduce the exercise price to such lower price. At any time when the Market Price, as defined in the Placement Warrant, is in excess of the exercise price, the holder of the Placement Warrant shall have the right to exercise the Warrant by means of a “cashless exercise” in accordance with the formula provided in the Placement Warrant.

The Commitment Shares, the 64,800,000 shares issuable upon conversion of the principal amount of the Convertible Note and the 28,065,000 shares issuable upon exercise of the Placement Warrants are being registered under the registration statement (“Registration Statement”) of which this prospectus (“Prospectus”) forms a part for resale by Mast Hill which agreed to limit sales of the common stock issued upon conversion of Convertible Note, until the maturity date or the date of occurrence of an event of default, to the greater of $5,000 or 15% of the Daily Dollar Volume, as defined in the Note.

On November 5, 2021, we consummated a Securities Purchase Agreement with Talos Victory Fund, LLC (“Talos”), whereby in consideration of $486,000, less $7,200 retained by Talos in reimbursement of its legal fees, we issued to Talos a convertible promissory note (“Talos Convertible Note”) in the principal amount of $540,000 and issued to Talos a common stock purchase warrant (the “Talos Warrant”) to purchase 15,810,000 shares of our Common Stock. As a condition to the purchase and sale the Talos Convertible Note and Warrant, we issued to Talos 10,144,953 shares (the “Talos Commitment Shares”) of our Common Stock and entered into a Registration Rights Agreement pursuant to which we are to register for resale under the Securities Act, the Talos Commitment Shares and the shares issuable upon conversion of the Talos Convertible Note and exercise of the Talos Warrant.

The principal amount of the Talos Convertible Note and all interest accrued thereon is payable on November 3, 2022. The Talos Convertible Note provides for interest at the rate of 12% per annum, payable at maturity, and is convertible into shares of our Common Stock at a price of $0.0125 per share, subject to anti-dilution adjustments in the event of certain corporate events as set forth in the Talos Convertible Note. In addition, subject to certain limited exceptions, if at any time while the Talos Convertible Note remains outstanding, we grant any option to purchase, sell or grant any right to reprice, or otherwise dispose of, issue or sell any shares of our Common Stock or securities or rights convertible into or exercisable for shares of our Common Stock, at a price below the then conversion price of the Talos Convertible Note, the holder of the Talos Convertible Note shall have the right to reduce the conversion price to such lower price.

The Talos Warrant is exercisable until November 3, 2023, at a price of $0.02 per share, subject to customary anti-dilution adjustments. In addition, subject to certain limited exceptions, if at any time while the Talos Warrant remains outstanding, we grant any option to purchase, sell or grant any right to reprice, or otherwise dispose of, issue or sell any shares of our Common Stock or securities or rights convertible into or exercisable for shares of our Common Stock, at a price below the then exercise price of the Talos Warrant, the holder of the Talos Warrant shall have the right to reduce the exercise price to such lower price. At any time when the Market Price, as defined in the Talos Warrant, is in excess of the exercise price, the holder of the Talos Warrant shall have the right to exercise the Talos Warrant by means of a “cashless exercise” in accordance with the formula provided in the Talos Warrant.

The Talos Commitment Shares, the 43,200,000 shares issuable upon conversion of the Talos Convertible Note and the 15,810,000 shares issuable upon exercise of the Talos Warrant are being registered under the Registration Statement of which this Prospectus forms a part for resale by Talos which agreed to limit sales of the common stock issued upon conversion of Talos Convertible Note, until the maturity date or the date of occurrence of an event of default, to the greater of $5,000 or 15% of the Daily Dollar Volume, as defined in the Talos Convertible Note.

On December 14, 2021, we consummated a Securities Purchase Agreement with Quick Capital, LLC (“QC”), whereby in consideration of $171,000 after payment of a brokerage fee of $9,000, we issued to QC a convertible promissory note (“QC Convertible Note”) in the principal amount of $200,000 and issued to QC a common stock purchase warrant (the “QC Warrant”) to purchase 6,500,000 shares of our Common Stock. As a condition to the purchase and sale the Convertible Note and Warrant, we issued to QC 3,111,111 shares (the “QC Commitment Shares”) of our Common Stock and entered into a Registration Rights Agreement pursuant to which we are to register for resale under the Securities Act, the QC Commitment Shares and the shares issuable upon conversion of the QC Convertible Note and exercise of the QC Warrant.

The principal amount of the QC Convertible Note and all interest accrued thereon is payable on December 10, 2022. The QC Convertible Note provides for interest at the rate of 12% per annum, payable at maturity, and is convertible into shares of our common stock at a price of $0.0125 per share, subject to anti-dilution adjustments in the event of certain corporate events as set forth in the Note. In addition, subject to certain limited exceptions, if at any time while the QC Convertible Note remains outstanding, we grant any option to purchase, sell or grant any right to reprice, or otherwise dispose of, issue or sell any shares of our Common Stock or securities or rights convertible into or exercisable for shares of our Common Stock, at a price below the then conversion price of the QC Convertible Note, the holder of the QC Convertible Note shall have the right to reduce the conversion price to such lower price.

The QC Warrant is exercisable until November 3, 2023, at a price of $0.02 per share, subject to customary anti-dilution adjustments. In addition, subject to certain limited exceptions, if at any time while the QC Warrant remains outstanding, we grant any option to purchase, sell or grant any right to reprice, or otherwise dispose of, issue or sell any shares of our Common Stock or securities or rights convertible into or exercisable for shares of our common stock, at a price below the then exercise price of the QC Warrant, the holder of the QC Warrant shall have the right to reduce the exercise price to such lower price. At any time when the Market Price, as defined in the QC Warrant, is in excess of the exercise price, the holder of the QC Warrant shall have the right to exercise the QC Warrant by means of a “cashless exercise” in accordance with the formula provided in the QC Warrant.

The QC Commitment Shares, the 16,000,000 shares issuable upon conversion of the QC Convertible Note and the 6,500,000 shares issuable upon exercise of the QC Warrant are being registered under the Registration Statement of which this Prospectus forms a part for resale by QC which agreed to limit sales of the common stock issued upon conversion of Convertible Note, until the maturity date or the date of occurrence of an event of default, to the greater of $5,000 or 15% of the Daily Dollar Volume, as defined in the Convertible Note.

Preferred Stock

On December 14, 2021, we consummated a Securities Purchase Agreement with Rick Uhler (“Purchaser”), whereby we issued to Purchaser ten thousand shares of our Series A Convertible Preferred Stock convertible into 10,000,000 shares of our common stock, subject to appropriate adjustment in the event of certain corporate events in consideration of the payment of $125,000.

On December 14, 2021, we entered into a Securities Purchase Agreement with Marko Radisic (“Buyer”), substantially similar to the Securities Purchase Agreement with Purchaser described above, whereby we agreed to issue to Buyer ten thousand shares of our Series A Convertible Preferred Stock convertible into 10,000,000 shares of our common stock, subject to appropriate adjustment in the event of certain corporate events upon receipt of $125,000.

In December 2021, we issued 10,000 shares of Series A Convertible Preferred Stock convertible into 10,000,000 shares of our common stock to Nalin Jay, one of our directors for services rendered.

Increase in Authorized Common Stock

On December 23, 2021, the holders of our outstanding shares of Common Stock and Series A Preferred Stock representing a majority of the votes eligible to be cast, authorized an increase in the number of shares of common stock, $0.0001 par value per share, we are authorized to issue from 750,000,000 to 1,750,000,000, which increase had previously been approved by a majority of our Board of Directors. At the time we issued our Series A Preferred Stock to investors described above, after giving effect to reserves established for shares which might be issued upon exercise of outstanding convertible preferred notes and warrants, we did not have a sufficient number of authorized but unissued shares of Common Stock for issuance to the investors. Consequently, the Board authorized the designation of a Series A Convertible Preferred Stock and the issuance of shares of such Series to the investors to facilitate the conversion of such shares into Common Stock. The Board believes it is in our best interests to increase the number of authorized shares of Common Stock in order to give us greater flexibility in considering and planning for future corporate need, including seeking to raise capital to revitalize the World Championship Air Race.

In addition to approving the increase in the number of our authorized shares of Common Stock, stockholders representing a majority of the votes eligible to be cast, also approved (i) the removal of two of the current members of the Board of Directors, specifically, Ajing Zhang and Pengfei Li, from their positions on the Board, (ii) to reduce the number of directors constituting the Board of Directors from seven to five, (iii) to authorize our Board of Directors to combine our outstanding shares of Common Stock, or a “reverse stock split,” at any time prior to September 30, 2022, by a ratio of not less than one-for-one hundred or more than one-for five-hundred, and (iv) to amend our certificate of incorporation, as amended, concurrently with the reverse stock split, to reduce the number of authorized shares of Common Stock to 150,000,000. The items in clause (i) through (iv), together with the approval of an increase in the number of our authorized shares of Common Stock are referred to collectively as the “Corporate Actions.”

Although our management is exploring whether there are opportunities for our Company to raise additional capital to support the World Championship Air Race Series, we do not have any definitive plans, arrangements, understandings or agreements regarding the issuance of the additional shares of Common Stock that will result from the increase in the number of our authorized shares. For more information regarding the Corporate Actions, reference is made to the Information Statement we filed with the Securities Exchange Commission on December 23, 2021.

Use of Proceeds

We intend to use the proceeds from the Equity Line and any cash received upon exercise of the f or general corporate and working capital purposes and other purposes that the Board of Directors deems to be in the best interest of the Company.

We intend to raise additional capital through equity and debt financings as needed, though there cannot be any assurance that such funds will be available to us on acceptable terms, on an acceptable schedule, or at all.

Corporate Information

Our principal executive offices are located at 4300 Biscayne Blvd., Suite 203, Miami, Florida 33137, and our telephone number at that location is (305) 420-6640. The URL for our website is www.touchpointgh.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this prospectus.

The Offering

Securities Offered by the Selling Stockholders	260,258,838 shares of Common Stock.

Common Stock Outstanding before Offering	304,618,883 shares, without giving effect to the conversion of outstanding shares of Series A Convertible Preferred Stock into 30,000,000 shares of Common Stock.

Common Stock Outstanding after Offering	384,618,813, assuming (i) all 50,000,000 shares are sold to MacRab under the Equity Line, (ii) none of the Convertible Notes or Warrants held by the Selling Stockholders are converted into or exercised for shares of Common Stock and (iii) the outstanding shares of Series A Convertible Preferred Stock are converted into 30,000,000 shares of Common Stock. If we sell less shares of Common Stock to MacRab under the Equity Line, we will have less Common Stock outstanding after the Offering.

Use of Proceeds	We will not receive any of the proceeds from the sale of the Common Stock registered hereunder. We will receive proceeds from our sales of Common Stock to the Selling Stockholder under the Equity Line and upon exercise of the Placement Warrants and the SECA Warrant, assuming they are not exercised on a “cashless” basis. We intend to use such proceeds, if any, for general corporate purposes and working capital requirements.

Risk Factors	An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Further, the issuance to, or sale by, the Selling Stockholders of a significant amount of shares being registered in this Registration Statement at any given time could cause the market price of our common stock to decline and to be highly volatile and we do not have the right to control the timing and amount of any sales by the Selling Stockholders of such shares. Prior to making an investment decision, you should carefully consider all of the information in this Prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 12.

Symbol on the OTCQB	TGHI

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you invest in our securities, you should give careful consideration to the following risk factors, in addition to the other information included in this prospectus, including our financial statements and related notes, before deciding whether to invest in our securities. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.

For the fiscal years ended December 31, 2020 and 2019, and the three months ended March 31, 2021, we reported losses from operations of $3.2 million, $3.7 million and $1.9 million, respectively, and negative cash flow from operations of $0.8 million, $2.1 million and $0.5 million, respectively. As of March 31. 2021, we had an aggregate accumulated deficit of approximately $66.1 million. Such losses have required us to seek additional funding through the issuance of debt or equity securities.

As a result of these net losses and cash flow deficits and other factors, our independent auditors issued an audit opinion with respect to our consolidated financial statements for the two years ended December 31, 2020 that indicated that without obtaining sufficient additional equity or debt funding, there is a substantial doubt about our ability to continue as a going concern.

Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing, including any funds to be raised in the future. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business even if other fundraising is successful. For further discussion about our ability to continue as a going concern and our plan for future liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Ability to Continue as a Going Concern.”

No Assurance the WCAR can be successfully revitalized.

We only recently began to seek to revitalize the World Championship Air Race Series. There is no assurance we will be successful in our efforts to hold any races or generate positive cash flow from any races held. If we are unsuccessful in our efforts to promote the WCAR and cannot generate positive cash flow therefrom, it would have a material adverse effect on our business, results of operations and financial condition.

We need capital to organize and stage the WCAR

We currently lack the capital necessary to stage an air race. We are seeking to obtain commitments and advance payments from potential host cities and other sponsors. There is no assurance we will be successful in our efforts to raise the capital necessary to stage a series or even one air race or that host cities or sponsors will make sufficient payments for us to organize and stage an air race. If we are unsuccessful in our efforts to raise capital or obtain advance payments sufficient to fund an air race, it would have a material adverse effect on our business, results of operations and financial condition. Even f we succeed in obtaining sufficient funds to stage an air race, there is no assurance we will generate positive cash flow from the staging of an air race or series of air races and the failure to do so it would have a material adverse effect on our business, results of operations and financial condition.

Our current management has no experience in promoting an air race.

Our current management has no experience in the promotion of an event such as the WCAR. Consequently, we have recruited former members of the team which staged the WCAR for Red Bull to assist us. There is no assurance we will be able to retain the services of these individuals or that they will be able to hire any additional personnel necessary to successfully promote the WCAR. Any failure to attract new or retain key these individuals could have a material adverse effect on our business, financial condition and results of operations.

The WCAR has not been staged since the 2019 season.

The WCAR has not been held since the 2019 season. The absence of continuity may have caused certain to lose interest and switch to other competitive events and may have caused cities to turn to other ways of promoting themselves. There can be no assurance that any race we may stage will be viewed by as many fans as watched the WCAR when it was promoted by Red Bull.

Air racing is a highly regulated activity.

In order to stage an air race we will need to obtain the right for the planes to fly in designated air space. There is no assurance that we can obtain the rights to the air space necessary to hold air races. If we are not able to obtain the air rights in the location of a city which is willing to host an event, we will be unable to stage air races which would have a material adverse effect on our business, financial condition and results of operations.

Air racing is extremely dangerous.

By its nature, air racing is extremely dangerous. Although all pilots and race crews are highly trained, there can be no assurance an accident will not occur injuring participants and spectators. There is no assurance we can obtain insurance sufficient to pay any claims or awards that would result from an accident or, that if obtained, the terms of such insurance would be favorable to us.

Not operated for profit.

We believe the WCAR was staged by Red Bull for promotional purposes and not with a view to generating a profit. We are not aware of any previous air race series that has operated profitably for an extended period of time and there can be no assurance we will be able to do so. If we cannot operate the WCAR profitably, it would have a material adverse effect on our business, results of operations and financial condition.

We depend upon our subsidiaries for our cash flows.

All of our operations are conducted, and almost all of our assets are owned, by our subsidiaries. Consequently, our cash flows and our ability to meet our obligations depend upon the cash flows of our subsidiaries and the payment of funds by these subsidiaries to us in the form of dividends, distributions or otherwise. The ability of our subsidiaries to make any payments to us depends on their earnings, the terms of their indebtedness, including the terms of any credit facilities and legal restrictions. Any failure to receive dividends or distributions from our subsidiaries when needed could have a material adverse effect on our business, results of operations or financial condition.

We have made a number of successful and unsuccessful acquisitions. Future acquisitions or strategic investments could disrupt our business and harm our business, results of operations or financial condition.

We have made a number of acquisitions of smaller companies we intended to grow and operate profitably. We were not successful in these efforts.

We may in the future explore potential acquisitions of companies or strategic investments to strengthen our business. Even if we identify an appropriate acquisition candidate, we may not be successful in negotiating the terms or financing of the acquisition, and our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business.

Acquisitions involve numerous risks, any of which could harm our business, including:

●	straining our financial resources;

●	anticipated benefits may not materialize as rapidly as we expect, or at all;

●	diversion of management time and focus from operating our business to address acquisition integration challenges;

●	retention of employees from the acquired company;

●	cultural challenges associated with integrating employees from the acquired company into our organization;

●	integration of the acquired company’s accounting, management information, human resources and other administrative systems;

●	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies; and

●	litigation or other claims in connection with the acquired company, including claims from terminated employees, former stockholders or other third parties.

Failure to appropriately mitigate these risks or other issues related to strategic investments and acquisitions could result in reducing or completely eliminating any anticipated benefits of transactions, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the impairment of goodwill, any of which could have a material adverse effect on business, results of operations or financial condition.

We may require additional funding for our growth plans and such funding may result in a dilution of your investment.

We have estimated our funding requirements necessary to implement our growth plans.

If the costs of implementing such plans should exceed these estimates significantly or if we come across opportunities to grow through expansion plans which cannot be predicted at this time, and our funds generated from our operations prove insufficient for such purposes, we may need to raise additional funds to meet these funding requirements.

These additional funds may be raised by issuing equity or debt securities or by borrowing from banks or other resources. We cannot assure you that we will be able to obtain any additional financing on terms that are acceptable to us, or at all. If we fail to obtain additional financing on terms that are acceptable to us, we will not be able to implement such plans fully if at all. Such financing even if obtained, may be accompanied by conditions that limit our ability to pay dividends or require us to seek lenders’ consent for payment of dividends, or restrict our freedom to operate our business by requiring lender’s consent for certain corporate actions.

Further, if we raise additional funds by way of a rights offering or through the issuance of new shares, any shareholders who are unable or unwilling to participate in such an additional round of fund raising may suffer dilution in their investment.

Our business could be adversely affected by economic developments in the digital media, sports and entertainment industries and/or the economy in general.

Our business of supplying a robust fan engagement platform designed to enhance the fan experience and drive commercial aspects of the sports and entertainment business, is highly competitive. It is also partially dependent on consumer demand for an enhanced fan experience. We are therefore susceptible to not only the economics of the sports and entertainment business, but also the economy in general. Any significant downturn in the market or in general economic conditions would likely negatively affect our business and your investment in our common stock.

Future growth and development of operations will depend on acceptance of our Touchpoint platform and apps. If our fan engagement platform is not deemed desirable, and we cannot establish a viable customer base, we may not be able to generate future revenues. This would result in a failure of our business and a loss of any investment one makes in our shares.

The acceptance of our fan engagement platform is critically important to our success. We cannot be certain that it will be appealing to prospective customers and their fans, and, as a result, there may not be a demand for our platform.

Demand for our fan engagement platform depends on many factors, including:

●	the number of customers we can attract and retain over time;

●	the economy in general and, in periods of rapidly declining economic conditions, customers may defer services, such as ours, to pay their own debts to remain solvent;

●	the competitive environment in the digital media, sports and entertainment markets may force us to reduce prices below desired pricing level or increase promotional spending;

●	the ability to anticipate changes in user preferences and to meet customers’ needs in a timely, cost-effective manner.

All these factors could result in immediate and longer-term declines in demand for our offered services through our fan engagement platform, which could adversely affect our sales, cash flows and overall financial condition. As a result, an investor could lose his or her entire investment.

Competition in markets in which we operate is extensive and varied and our competitors are mostly larger and more established than we are.

Our business and the industry in which we operate are subject to extreme competition. There can be no guarantee that we can develop or sustain a market position or expand our business to successfully compete with other larger and more established companies. We anticipate the intensity of competition will increase.

We compete with many entities providing similar services to prospective customers. Such competitors include large nationwide businesses engaged in providing fan platforms, including but not limited to companies that have established loyal customer bases over several decades and have the same or a similar business plan as we do, and may be looking to expand nationwide; and a variety of other local and national software development companies with which we either currently or may, in the future, compete.

Many current and potential competitors are well established, have longer operating histories, significantly greater financial, operational resources and name recognition than we have. As a result, these competitors may have more credibility with both existing and potential customers, be able to offer more services, and more aggressively promote and sell their services. Our competitors may be able to support more aggressive pricing than us, which could adversely affect sales, cause us to decrease prices to remain competitive, or otherwise reduce the overall gross profit earned on our services.

Changes in user preferences and discretionary spending may have a material adverse effect on our revenue, results of operations and financial condition.

Our future success depends, in part, upon the popularity of our services and our ability to develop our services and products in a way that appeals to users. Our future success depends, to a significant extent, on discretionary user spending, which is influenced by general economic conditions and availability of discretionary income. Accordingly, we may experience an inability to generate revenue during economic downturns or during periods of uncertainty, where users decide to acquire less expensive services or products, or to forego expenditures due to a lack of available capital. Any material decline in discretionary spending could have a material adverse effect on our sales, results of operations, business and financial condition.

Our quarterly results of operations may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of securities analysts or investors, which could cause our stock price to decline.

The sports and entertainment business is extremely competitive and commercial success of any service is often dependent on factors beyond our control, including to market acceptance and quality of our services. Our quarterly results of operations have in the past, and may in the future, fluctuate as a result of a variety of factors, many of which are outside of our control, including limited visibility of the timing and certainty of future services and projects. In future periods, our revenue or profitability could decline or grow more slowly than we expect. If our quarterly revenues or results of operations do not meet or exceed the expectations of securities analysts or investors, the price of our common stock could decline substantially. In addition to the other risk factors set forth in this “Risk Factors” section, factors that may cause fluctuations in our quarterly revenues or results of operations include:

●	our ability to increase keep existing clients and attract new clients;

●	our failure to accurately estimate or control costs;

●	the loss of significant clients;

●	maintaining appropriate staffing levels and capabilities relative to projected growth;

●	adverse judgments or settlements in legal disputes; and

●	general economic, industry and market conditions and those conditions specific to companies such as us.

We believe that our quarterly revenues and results of operations on a year-over-year and sequential quarter-over-quarter basis may vary significantly in the future and that period-to-period comparisons of our results of operations may not be meaningful. You should not rely on the results of prior quarters as an indication of future performance.

If our clients experience financial distress, or seek to change or delay payment terms, this could negatively affect our business, results of operations or financial condition.

At any given time, one or more of our clients may experience financial difficulty, file for bankruptcy protection or go out of business. Unfavorable economic and financial conditions could result in an increase in client financial difficulties that affect us. If our clients experience financial difficulties, they may be unable to pay us in accordance with our agreements, or may seek to significantly delay or otherwise alter payment terms. This could result in reduced revenues as well as write-offs of accounts receivable and expenditures billable to clients, and if such difficulties were severe, reduced liquidity. Accordingly, if our clients experience financial distress, this could have a material adverse effect on our business, results of operations or financial condition.

Public health epidemics or outbreaks, such as COVID-19, could materially and adversely impact our business.

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread throughout the world.

Many countries, provincial, state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19 and many individuals and businesses have voluntarily limited their activities. Additional, more restrictive proclamations and/or directives may be issued in the future. As a result, we have seen delays in commencement of operations by licensees of the Touchpoint App and platform which leads to subsequent delays in subscriptions being processed. All of our employees and management can operate from home whilst the stay-at-home orders remain in place.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition and results of operations.

The measures taken to date will impact the Company’s business for the fiscal first, second and third quarters of 2021 and potentially beyond. The significance of the impact of the COVID-19 outbreak on the Company’s business and the duration for which it may have an impact cannot be determined at this time.

Our executive officers do not reside in the United States.

Our U.S. stockholders would face difficulty in:

●	Effecting service of process within the United States on our executive officers, if considered necessary.

●	Enforcing judgments against the executive officers obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws.

●	Bringing an original action in foreign courts to enforce liabilities based on the U.S. federal securities laws against the executive officers.

Accordingly, persons contemplating an investment in our common stock should seriously consider these factors before making an investment decision.

Our future success depends on the continuing efforts of our key employees and our ability to attract, hire, retain and motivate highly skilled and creative employees in the future.

Our future success depends on the continuing efforts of our executive officers and other key employees, and in particular Mark White, our Chief Executive Officer, and Martin Ward, our Chief Financial Officer. We rely on the leadership, knowledge and experience that our executive officers and key employees provide. They foster our corporate culture, which we believe has been instrumental to our ability to attract and retain new talent. Any failure to attract new or retain key creative talent could have a material adverse effect on our business, financial condition and results of operations.

The market for talent in our key areas of operations, including California and New York, is intensely competitive, which could increase our costs to attract and retain talented employees. As a result, we may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them.

Employee turnover, including changes in our management team, could disrupt our business. The loss of one or more of our executive officers or other key employees, or our inability to attract and retain highly skilled and creative employees, could have a material adverse effect on our business, results of operations or financial condition.

We may not have sufficient insurance coverage and an interruption of our business or loss of a significant amount of property could have a material adverse effect on our financial condition and operations.

We currently do not maintain any insurance policies against loss of key personnel and business interruption as well as product liability claims. If such events were to occur, our business, financial performance and financial position may be materially and adversely affected.

We could become involved in claims or litigations that may result in adverse outcomes.

From time-to-time we may be involved in a variety of claims or litigations. Such proceedings may initially be viewed as immaterial but, could prove to be material. Litigations are inherently unpredictable and excessive verdicts do occur. Given the inherent uncertainties in litigation, even when we can reasonably estimate the amount of possible loss or range of loss and reasonably estimable loss contingencies, the actual outcome may change in the future due to new developments or changes in approach. In addition, such claims or litigations could involve significant expense and diversion of management’s attention and resources from other matters.

Our business could be adversely affected if we fail to protect our intellectual property.

We generally enter into confidentiality agreements with our employees, freelancers and vendors to control access to and distribution of our intellectual property or that of our clients. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our or our clients’ intellectual property without authorization. Policing unauthorized use is difficult. The steps we take may not prevent misappropriation of intellectual property and our confidentiality agreements may not be enforceable. In addition, we may be required to litigate in the future to enforce our intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources. In the event we are unable to prevent or are required to defend misappropriations of intellectual property, this could have a material adverse effect on our business, results of operations or financial condition.

We may be unable to adequately safeguard our intellectual property or we may face claims that may be costly to resolve or that limit our ability to use such intellectual property in the future.

Our business is reliant on our intellectual property. Our software, which we believe to be proprietary and unique, is the result of our research and development efforts. However, we are unable to assure you that third parties will not assert infringement claims against us in respect of our intellectual property or that such claims will not be successful. It may be difficult for us to establish or protect our intellectual property against such third parties and we could incur substantial costs and diversion of management resources in defending any claims relating to proprietary rights. If any party succeeds in asserting a claim against us relating to the disputed intellectual property, we may need to obtain licenses to continue to use the same. We cannot assure you that we will be able to obtain these licenses on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could cause our business results to suffer.

Where litigation is necessary to safeguard our intellectual property, or to determine the validity and scope of the proprietary rights of others, this could result in substantial costs and diversion of our resources and could have a material adverse effect on our business, financial condition, operating results or future prospects.

We rely on third parties to provide services in connection with our business, and any failure by these third parties to perform their obligations could have an adverse effect on our business, financial condition and results of operations.

We have entered into agreements with third parties that include, but are not limited to, information technology systems (including hosting our website and mobile application, software development and support, select marketing services, employee benefits servicing and video production and distribution. Services provided by third-party suppliers could be interrupted as a result of many factors. Accordingly, we are subject to the risks associated with the third parties’ abilities to provide these services to meet our needs. Any failure by a third party to provide services for which we have contracted on a timely basis or within expected service level and performance standards could result in a disruption of our business and have an adverse effect on our business, financial condition and results of operations.

It is possible that our platform may infringe on other patented, trademarked or copyrighted concepts. Litigation arising out of infringement or other commercial disputes could cause us to incur expenses and impair our competitive advantage.

We cannot be certain that our products or services will not infringe upon patents, trademarks, copyrights or other intellectual property rights held by third parties. Because we may rely on third parties to help develop some of our products and services, we cannot ensure that litigation will not arise from disputes involving these third parties. We may incur substantial expenses in defending against prospective claims, regardless of their merit. Successful claims against us may result in substantial monetary liability, significantly impact our results of operations in one or more quarters, or materially disrupt the conduct of our business. Our success depends in part on our ability to obtain and enforce intellectual property protection for our products and services, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties, as previously stated.

The validity and breadth of claims covered in our copyrights and trademarks that we intend to file involve complex legal and factual questions and, therefore, may be highly uncertain. No assurances can be given that any future copyright, trademark or other applications:

(i)	will be issued;

(ii)	that the scope of any future intellectual property protection will exclude competitors or provide competitive advantages to the company;

(iii)	that any copyrights or trademarks will be held valid if subsequently challenged;

(iv)	that others will not claim rights in, or ownership of, the potential copyrights or trademarks or other proprietary rights held by us; or

(v)	that our intellectual property will not infringe, or be alleged to infringe, the proprietary rights of others.

Furthermore, there can be no assurance that others have not developed or will not develop similar products and services. Also, whether or not additional intellectual property protection is issued to the company, others may hold or receive intellectual protection covering projects that were subsequently developed by the company. No assurance can be given that others will not or have not independently developed or otherwise acquired substantially equivalent intellectual property.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

We employ individuals who were previously employed at other companies with which we compete. Although no claims against us are currently pending, we may be subject to claims that our employees or prospective employees are subject to a continuing obligation to their former employers (such as non-competition or non-solicitation obligations) or claims that our employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We depend on advanced technologies and computer systems and we cannot predict the effect that rapid technological change or alternative forms of entertainment may have on us or our industry.

Our industry continues to undergo significant changes as a result of technological developments. The rapid growth of technology and shifting consumer tastes prevent us from being able to accurately predict the overall effect that technological growth or the availability of alternative forms of advertising and fan engagement may have on the potential revenues from, and profitability of, our products and services. To enhance our technologies, we are required to purchase third-party licenses, which can result in significant expenditures. In some cases, the licenses are not available on commercially reasonable terms, or at all. At the time we purchase licenses, we do not know if the related technology will enhance our revenues. Furthermore, the licensed software could have errors or defects which could result in significantly increased costs. Such delays could have an adverse effect on our brand name and our relationship with our clients, which, given our reliance on our core strategic client relationships, could result in a decrease in our revenues. As a result, in the event that we do not keep pace with technological advancements, or our technologies do not meet our expectations, this could have a material adverse effect on our business, results of operations or financial condition.

We rely heavily on information technology systems and could face cybersecurity risks.

We rely heavily on information technologies and infrastructure to manage and conduct our business. This includes the production and digital storage of content and client information and the development of new business opportunities. The incidence of malicious technology-related events, such as cyberattacks, ransomware, computer hacking, computer viruses, worms or other destructive or disruptive software and other malicious activities could have a negative impact on our business and productivity. In addition, the prevalent use of mobile devices that access confidential information increases the risk of data security breaches, which could lead to the loss of confidential information or other intellectual property. We have taken preventative steps and seek to follow industry best practices, including the use of firewalls, deployment of antivirus software and regular patch maintenance updates; however no system is completely immune from these types of attacks. If we become subject to cyber breach, this could have a material adverse effect on our business, results of operations or financial condition.

Power outages, equipment failure, natural disasters (including extreme weather) or terrorist activities can impact an entire system. We have designed our systems to provide replication across our United Kingdom and United States locations, including data and toolsets designed to allow most or all work-related activities to continue if there is a disruption at one location. However, in the event of such a disruption, our ability to operate nonetheless may be adversely affected. Human error may also affect our systems and result in disruption of our services or loss or improper disclosure of client and personal data, business information, including intellectual property, or other confidential information. We also utilize third parties to store, transfer or process data, and system failures or network disruptions or breaches in the systems of such third parties could adversely affect our reputation or business. Any such breaches or breakdowns could expose us to legal liability, be expensive to remedy, result in a loss of our or our clients’ or vendors’ proprietary information and damage our reputation. In addition, such a breach may require notification to governmental agencies, the media or other individuals pursuant to various federal and state privacy and security laws, if applicable. Efforts to develop, implement and maintain security measures are costly, may not be successful in preventing these events from occurring and require ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. We take precautions to limit access to sensitive information to only those individuals requiring it. Any significant distribution in our equipment or loss or improper disclosure of data could have a material adverse effect on our business, results of operations or financial condition.

Cyberattacks and security breaches of our platform, or those impacting our customers or third parties, could adversely impact our brand and reputation and our business, operating results, and financial condition.

Our business involves the collection, storage, processing, and transmission of confidential information, customer and other personal data. We have built our reputation on the premise that our platform offers our customers a secure way to interact with their fan base. As a result, any actual or perceived security breach of us or our third-party partners may:

●	harm our reputation and brand;

●	result in our systems or services being unavailable and interrupt the operations of our customers;

●	result in improper disclosure of data and violations of applicable privacy and other laws;

●	result in significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, and financial exposure;

●	cause us to incur significant remediation costs;

●	lead to theft or irretrievable loss of monies being transmitted to our customers;

●	reduce customer confidence in, or decreased use of, our products and services;

●	divert the attention of management from the operation of our business;

●	result in significant compensation or contractual penalties from us to our customers or third parties as a result of losses to them or claims by them; and

●	adversely affect our business and operating results.

Further, any actual or perceived breach or cybersecurity attack directed at others, whether or not we are directly impacted, could lead to a general loss of customer confidence in doing business online or in the use of technology to conduct transactions, which could negatively impact us.

An increasing number of organizations, including large merchants, businesses, technology companies, and financial institutions, as well as government institutions, have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks, including on their websites, mobile applications, and infrastructure.

Attacks upon systems across a variety of industries are increasing in their frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded, and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper, or illegal access to systems and information (including customers’ personal data), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or customers. Certain types of cyberattacks could harm us even if our systems are left undisturbed. For example, attacks may be designed to deceive employees and service providers into releasing control of our systems to a hacker, while others may aim to introduce computer viruses or malware into our systems with a view to stealing confidential or proprietary data. Additionally, certain threats are designed to remain dormant or undetectable until launched against a target and we may not be able to implement adequate preventative measures.

Although we have developed systems and processes designed to protect the data we manage for our customers, prevent data loss and other security breaches, effectively respond to known and potential risks, there can be no assurance that these security measures will provide absolute security or prevent breaches or attacks. Certain threat actors may be supported by significant financial and technological resources, making them even more sophisticated and difficult to detect. Further, there has been an increase in such activities as a result of the novel coronavirus, or COVID-19, pandemic. As a result, our costs and the resources we devote to protecting against these advanced threats and their consequences may continue to increase over time.

Our networks and systems may require significant expansion to accommodate new processing and storage requirements.

We may experience limitations relating to the capacity of our networks, systems and processes. In the future, we may need to expand our network and systems if our networks and systems cannot accommodate new processing and storage requirements due to growth in our business. Our network or systems may not be capable of meeting the demand for increased capacity, or we may incur additional unanticipated expenses to accommodate these capacity demands. In addition, we may lose valuable data, or our network may temporarily shut down if we fail to adequately expand or maintain our network capabilities to meet future requirements. Any lapse in our ability to store or transmit data or any disruption in our network processing may damage our reputation and result in the loss of clients and could have a material adverse effect on our business, results of operations or financial condition.

Failure to attract or retain qualified information technology staff may impair our ability to effectively compete.

Due to the nature of our business, we have significantly more complex technology requirements than most typical enterprises of a comparable size. We find ourselves competing for top information technology and software development talent against much larger technology companies that can offer significant career advantages, or technology startups that can offer significant compensation incentives. If we become unable to acquire or retain qualified information technology staff, this could have a material adverse effect on our business, results of operations or financial condition.

We are subject to an extensive and highly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

Our business and the businesses of our customers conducted using our platform and technology, are subject to extensive laws, rules, regulations, policies, orders, determinations, directives, treaties, and legal and regulatory interpretations and guidance in the markets in which we operate, including those governing privacy, data governance, data protection, cybersecurity, fraud detection, payment services, consumer protection and tax. Many of these legal and regulatory regimes were adopted prior to the advent of the internet, mobile technologies, digital assets, and related technologies. As a result, they are subject to significant uncertainty, and vary widely across U.S. federal, state, and local and international jurisdictions. These legal and regulatory regimes, including the laws, rules, and regulations thereunder, evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. To the extent we have not complied with such laws, rules, and regulations, we could be subject to significant fines, revocation of licenses, limitations on our products and services, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.

In addition to existing laws and regulations, various governmental and regulatory bodies, including legislative and executive bodies, in the United States and in other countries may adopt new laws and regulations, or new interpretations of existing laws and regulations may be issued by such bodies or the judiciary, which may change how we operate our business, how our products and services and those of our customers are regulated, and what products or services we and our competitors can offer, requiring changes to our compliance and risk mitigation measures

As we expand our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase.

As we expand internationally, we will become obligated to comply with the laws, rules, regulations, policies, and legal interpretations of the jurisdictions in which we operate and those into which we offer services on a cross-border basis. Laws regulating the internet, mobile technologies, and related technologies outside of the United States often impose different, more specific, or even conflicting obligations on us, as well as broader liability.

Due to the uncertain application of existing laws and regulations, it may be that, despite our regulatory and legal analysis concluding that certain products and services are currently unregulated, such products or services may indeed be subject to licensing, or authorization obligations that we have not obtained or with which we have not complied. The failure to comply with applicable regulations could lead to penalties which could significantly and adversely affect our continued operations and financial condition.

A particular digital asset’s status as a “security” in any relevant jurisdiction is subject to a high degree of uncertainty and depending upon the activities undertaken by our customers utilizing our products and services, we and our customers may be subject to regulatory scrutiny, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.

We believe that the collectable assets (NFTs) our customers intend to sell using the TP Platform are not “securities.” We do not intend to provide our customers with a robust trading platform having features necessary to facilitate the trading of crypto currencies. The Securities and Exchange Commission (“SEC”) and its staff have taken the position that certain digital assets fall within the definition of a “security” under the U.S. federal securities laws. The legal test for determining whether any given digital asset is a security is a highly complex, fact-driven analysis that evolves over time, and the outcome is difficult to predict. The SEC generally does not provide advance guidance or confirmation on the status of any particular asset as a security. Furthermore, the SEC’s views in this area have evolved over time and it is difficult to predict the direction or timing of any continuing evolution. With respect to various digital assets, there is currently no certainty under the applicable legal test that such assets are not securities, notwithstanding the conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular asset could be deemed a “security” under applicable laws.

The classification of a digital asset as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale and trading of such assets. For example, a digital asset that is a security in the United States may generally only be offered or sold in the United States pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration. Persons that effect transactions in assets that are securities in the United States may be subject to registration with the SEC as a “broker” or “dealer.” Platforms that bring together purchasers and sellers to trade digital assets that are securities in the United States are generally subject to registration as national securities exchanges, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an alternative trading system, or ATS, in compliance with rules for ATSs. Persons facilitating clearing and settlement of securities may be subject to registration with the SEC as a clearing agency. Foreign jurisdictions may have similar licensing, registration, and qualification requirements.

Because the products and services and the businesses conducted by our customers are not registered or licensed with the SEC or foreign authorities as a broker-dealer, national securities exchange, or ATS (or foreign equivalents), and we do not seek to register or rely on an exemption from such registration or license to facilitate the offer and sale of digital assets classified as securities through the systems we provide, our customers will not be able to buy, sell or trade on platforms provided by us digital assets which we or they do not determine not to be securities. For example, we and our customers will not be able to trade in crypto currencies using systems provided by us. We recognize that the application of securities laws to the specific facts and circumstances of digital assets may be complex and subject to change, and that a determination by us or one of our customers with respect to a particular asset does not guarantee any conclusion under the U.S. federal securities laws.

If the SEC, foreign regulatory authority, or a court were to determine that a supported digital asset offered, sold, or traded by one of our customers on a platform provided by us is a security, our customer would not be able to offer such asset for trading until it was able to do so in a compliant manner, which would require significant expenditures by the customer. In addition, we or our customer could be subject to judicial or administrative sanctions for failing to offer or sell the digital asset in compliance with the registration requirements, or for acting as a broker, dealer, or national securities exchange without appropriate registration. Such an action could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, criminal liability, and reputational harm. which could negatively impact our business, operating results, and financial condition.

Any significant disruption in our products and services, in our information technology systems, or in any of the blockchain networks of third parties relied upon by our customers to authenticate and identify collectables, could result in a loss of customers and adversely impact our brand and reputation and our business, operating results, and financial condition.

Our reputation and ability to attract and retain customers and grow our business depends on our ability to operate our service at high levels of reliability, scalability, and performance. The use of certain features of our TP platform requires access to the blockchain networks maintained by third parties to identify and authenticate digital assets such as the collectables to be sold by our customers, which access is dependent on our systems’ ability to access the internet. Further, the successful and continued operations of such blockchain networks will depend on a network of computers, miners, or validators, and their continued operations, all of which may be impacted by service interruptions.

Our systems, the systems of our third-party service providers and blockchain networks have experienced from time to time, and may experience in the future service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, insider threats, break-ins, sabotage, human error, vandalism, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. In addition, extraordinary site usage could cause our computer systems to operate at an unacceptably slow speed or even fail. Some of our systems and the systems of our third-party service providers are not fully redundant, and our or their disaster recovery planning may not be sufficient for all possible outcomes or events.

If any of our systems, or those of our third-party service providers, are disrupted for any reason, our products and services may fail, resulting in unanticipated disruptions, incomplete or inaccurate recording or processing of sales, loss of customer information, increased demand on limited customer support resources, customer claims, complaints with regulatory organizations or lawsuits. A prolonged interruption in the availability or reduction in the availability, speed, or functionality of our products and services could harm our business. Frequent or persistent interruptions in our services could cause current or potential customers to believe that our systems are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our products and services, and could permanently harm our reputation and brands. Moreover, to the extent that any system failure or similar event results in damages to our customers, these customers could seek significant compensation or contractual penalties from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws with respect to our activities outside the United States.

We distribute our products to locations within and outside the United States as well as operate our business within and outside the United States. The U.S. Foreign Corrupt Practices Act, and other similar anti-bribery and anti-kickback laws and regulations, generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. We cannot assure you that we will be successful in preventing our agents from taking actions in violation of these laws or regulations. Such violations, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations and cash flows.

RISKS RELATED TO OUR COMMON STOCK, OUR STATUS AS A PUBLIC COMPANY AND THE OFFERING.

As a result of being a public company, we are subject to additional reporting and corporate governance requirements that will require additional management time, resources and expense.

As a public company we are obligated to file with the SEC annual and quarterly information and other reports that are specified in the Exchange Act. We are also subject to other reporting and corporate governance requirements under the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, all of which impose significant compliance and reporting obligations upon us and require us to incur additional expense in order to fulfill such obligations.

Trading on the OTC Markets is volatile and sporadic, which could depress the market price of our common stock and make it difficult for our security holders to resell their common stock.

Our common stock is quoted on the OTCQB tier of the OTC Markets. Trading in securities quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like Nasdaq Capital Market or a stock exchange like the NYSE American. These factors may result in investors having difficulty reselling any shares of our common stock.

Our stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our common stock has been volatile in the past and the market price of our common stock is likely to be highly volatile in the future. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

●	actual or anticipated fluctuations in our operating results;

●	the absence of securities analysts covering us and distributing research and recommendations about us;

●	we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;

●	overall stock market fluctuations;

●	announcements concerning our business or those of our competitors;

●	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;

●	conditions or trends in the industry;

●	litigation;

●	changes in market valuations of other similar companies;

●	future sales of common stock;

●	departure of key personnel or failure to hire key personnel; and

●	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock and/or warrants. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock and/or warrants, regardless of our actual operating performance.

Our common stock is a “penny stock” under SEC rules. It may be more difficult to resell securities classified as “penny stock.”

Our common stock is a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

●

If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that is subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock will no longer be classified as a “penny stock” in the future.

As a result of our failure to maintain effective internal control over financial reporting, the price of our securities may be adversely affected.

Our internal control over financial reporting has weaknesses and conditions that require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal control over financial reporting may have an adverse impact on the price of our common stock.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act and if we fail to continue to comply, our business could be harmed and the price of our securities could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act require an annual assessment of internal control over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal control over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In the event that our Chief Executive Officer or Chief Financial Officer determines that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our securities will be affected; however, we believe that there is a risk that investor confidence and the market value of our securities may be negatively affected.

Shares eligible for future sale may adversely affect the market.

The 260,258,838 shares of common stock being offered by this Prospectus, other than any of such shares which are acquired by our “affiliates,” as defined in Rule 144, will be freely tradable without restriction or registration under the Securities Act. In addition, from time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months, subject only to the current public information requirement. Affiliates may sell after six months, subject to the Rule 144 volume, manner of sale (for equity securities), current public information, and notice requirements. Of the 304,618,883 shares of our common stock outstanding as of January 3, 2022, approximately 50,507,772 shares are tradable without restriction and the balance are restricted securities which may be sold in accordance with Rule 144. Given the limited trading of our common stock, resale of even a small number of shares of our common stock pursuant to Rule 144 or an effective registration statement, including the shares offered by this Prospectus, may adversely affect the market price of our common stock.

Certain provisions of the General Corporation Law of the State of Delaware may have anti-takeover effects, which may make an acquisition of our company by another company more difficult.

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination, including mergers and asset sales, with an interested stockholder (generally, a 15% or greater stockholder) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The operation of Section 203 may have anti-takeover effects, which could delay, defer or prevent a takeover attempt that a holder of our common stock might consider in its best interest.

Provisions of our certificate of incorporation, as amended, and bylaws may delay or prevent a takeover which may not be in the best interests of our stockholders.

Provisions of our certificate of incorporation, as amended, and our bylaws, as amended, may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. Further, our certificate of incorporation, as amended, authorize the issuance of up to 50,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms. We cannot assure you of a positive return on investment or that you will not lose the entire amount of your investment in our common stock.

BUSINESS

Overview

We are a media and technology software development and holding company. We currently supply a robust fan engagement platform designed to enhance fan experience and drive commercial aspects of the sports and entertainment business.

We bring users closer to the action by enabling them to engage with clubs, favorite players, peers and relevant brands through features available through the Touchpoint platform and related apps (the “TP Platform”). The TP Platform is designed to enhance the fan experience and drive commercial aspects of the sports and entertainment business. The features of the platform include live streaming, video content library, access to limited edition merchandise including collectables such as limited edition videos and other digitized media files (non-fungible tokens (NFT)), full end to end shop module, gamification (a chance to win unique one-off life experiences), user rewards, third party branded offers, credit cards and associated benefits. The platform provides in-depth analytics that enable marketing teams to ensure that they deliver aligned, strategic messages and campaigns to the right audience at the right time.

We continue to engage in software development, design, integration, support and maintenance services to the TP Platform to build new more engaging features and technology for our customers and their fans.

We currently have operations in the United States of America and the United Kingdom.

Beginning in 2018 we completed a series of acquisitions of companies in media related industries. Except for Banana Whale Studios PTE Ltd., none of the companies achieved the growth we envisioned and all have been liquidated.

In September 2021 we determined to seek to revitalize the “World Championship Air Race Series” which had been developed by Red Bull for marketing purposes and promoted as the “Red Bull Air Race.” Red Bull hosted 94 championship races around the globe until it elected to terminate the Series in 2019. Over the course of the Series, it attracted viewers in 187 countries and was broadcast to an audience of over 230 million viewers. It is estimated to have achieved 2.3 billion media impressions worldwide in its 2019 season and AC Nielsen forecast that each race in the 2022 season would attract a TV audience of 49.5 million. It is the largest live spectator sports event in the world attracting over 1 million spectators to a single air race on multiple occasions in cities such as Rio De Janeiro and Barcelona.

As part of our effort to restore the WCAR, we engaged key operational staff which planned and staged the races for Red Bull and acquired certain rights to continue the Series. We have contacted previous host cities and sponsors and we anticipate that the season opener will take place in the second quarter of 2022. There are currently six races scheduled for the balance of the 2022 season at iconic locations in Egypt, Greece, Portugal, United Kingdom, Indonesia and Australia. Twelve Elite Race Teams have already signed-up for the 2022, 2023 and 2024 race seasons and Red Bull has indicated it will maintain its interest in the Air Race with continued sponsorship of former World Champion Martin Sonka in the Elite series.

We believe we can utilize our expertise in fan engagement to enhance the experience of fans of the WCAR and enhancement through the use of leading-edge VR and AR technology will transform the experience for viewers on television and our streaming platform. As we move forward and promote the WACR we will rely upon our TP Platform to foster the public’s interest by providing access to the racers and information about each race and the host city.

In addition to promoting the WCAR and seeking to grow the customer base of Touchpoint, we will continue to look at opportunities for growth in the media market through acquisition and promotion of other content, including the rights to other events in the digital media, sports and entertainment sectors which can be marketed and livestreamed to a world-wide fan base; as well as the acquisition of growing media and software companies which offer the ability to expand the services we provide to our clients.

Description of Products and Services

WCAR

The “World Championship Air Race Series” is based upon an air race series developed by Red Bull for promotional purposes and promoted as the “Red Bull Air Race.” Red Bull hosted 94 championship races around the globe until it elected to terminate the Series in 2019. Over the course of the Series, it attracted viewers in 187 countries and was broadcast to an audience of over 230 million viewers and it is estimated to have achieved 2.3 billion media impressions worldwide in its 2019 season. It is the largest live spectator sports event in the world attracting over 1 million spectators to a single air race on multiple occasions in cities such as Porto and Barcelona.

The TP Platform:

The TP Platform is designed to enhance the fan experience and drive commercial aspects of the sports and entertainment business. The features of the platform include live streaming, video content library, access to limited edition merchandise including collectables such as limited-edition videos and other digitized media files (non-fungible tokens (NFT)), full end to end shop module, gamification, user rewards, third party branded offers, credit cards and associated benefits. The platform provides in-depth analytics that enable marketing teams to ensure that they deliver aligned, strategic messages and campaigns to the right audience at the right time.

Clients such as sports personalities, teams and leagues, who employ the TP Platform have access to a myriad of features, including, but not limited to the following:

○	Live Streaming. Customers can go live to their users as long as they are subscribers of the customer through the TP Platform.

○	Video on Demand. Content library to allow subscribers to access paid pre-recorded content.

○	Commerce Store. A store where a customers’ users can purchase our customer’s products.

○	Content Portal Blog & Video. A portal where a customer’s users can view blogs and video.

○	Experience/ Giveaways. The ability to run a daily, weekly or monthly giveaway allowing subscribers to enter to win.

○	One Tap. Fast and easy for app subscription and payments.

○	Administration Panel. The Content Management System (CMS) administrator platform allows customers to upload, edit and run managed customer content on the platform.

○

Data Analytics. Access to our database allows our customers to obtain insight as to the number of views for any event or content by their subscribers via the Touchpoint Customer Resource Management (CRM) tool.

○	Links to Apps. A link to all Apps and future Apps affiliated with the customer such as Twitter, Instagram, TikTok, YouTube, and the like.

○

Non-Fungible Token. Customers can allow their users to purchase the customer’s digital assets in the form of media files through the NFT store module. The TP Platform will allow our customers to seamlessly offer collectables in the form of limited edition or one of a kind video and audio performances (media files) utilizing Ethereum or other third party blockchains to allow for easy identification and authentication.

○	Affiliate Program. Our affiliate Program enables tracking of user app traffic.

We believe our TP Platform has, along with others, the following competitive advantages:

In depth Analytics: The TP Platform’s ability to provide in-depth analytics through the CRM tool, which enables marketing teams to ensure that they deliver aligned, strategic messages and campaigns to the right audience at the right time.

Easy to Use Administrator Platform: Th CMS administrator platform’s ability to allow customers to easily upload, edit and run managed customer content on the platform.

Ability to grow in the industry: The highly fragmented content creation media industry, in which we operate, is comprised primarily of small-to-medium-sized private companies, and we believe, that this provides us with significant opportunities to grow our business through acquisitions. We intend to pursue acquisitions that provide services within our current core product offerings, extend our geographic reach and expand our product offerings.

Excellent reputation: We believe we have earned an excellent reputation for our creative ability, innovation, execution and on-time delivery of complex and challenging media content

Strong relationships with advertising agencies and brands: We have produced highly successful and creative advertising campaigns for our customers, many of which are global brands which we believe have allowed us to develop long-standing, strong relationships with leading advertising agencies and brands.

COVID 19: We believe that our business model creates a competitive advantage for us during the COVID 19 pandemic as the use of the TP Platform and our software development activities are all done online. All brands and businesses are seeking online solutions in their efforts to keep their customers safe and their businesses moving during the COVID 19 pandemic. Pursuant to Apple’s iOS reporting in North America, Video conferencing, and content streaming apps witnessed an astronomical 627% increase in downloads, and a 121% increase in daily active users (DAUs) during the pandemic. Additionally, App usage across the board saw an increase year to date, as people spent 20% more time using apps in the first quarter of 2020 compared to 2019. During that time, consumers also spent over $23 billion in various app stores—the largest spend per quarter recorded to date. Mandatory and voluntary quarantines have caused the general public to embrace participating in many activities online that previously were experienced in person.  We believe this trend will continue even after the pandemic is contained.

Competition

The digital media, sports and entertainment marketplace is highly competitive. Although the WCAR is a unique event, it competes with other sports entertainment events for viewership, a fan base and sponsorship and advertisers. The TP Platform competes with other platforms of media distribution including broadcast and cable television and the internet. These platforms are dominated by highly recognized, well capitalized producers and distributors, all of which have an established customer base and brand recognition superior to that of ours. These producers also have highly trained staffs, budgets and technical capabilities substantially greater than ours. There are few barriers of entry to the digital media, sports and entertainment industries and the level of competition is extremely high. There are many companies in United States and throughout the world with novel ideas and new technology seeking to enter the media, sports and entertainment.

Our Industry

We offer the TP digital platform designed to enhance fan experience and drive commercial aspects of the sport and entertainment business. The platform also provides in-depth analytics that enable marketing teams to ensure that they deliver aligned, strategic messages and campaigns to the right audience at the right time.

The highly fragmented content creation media industry, in which we operate, is comprised primarily of small-to-medium-sized private companies, and we believe, that this provides us with significant opportunities to grow our business through acquisitions. We intend to pursue acquisitions that provide services within our current core product offerings, extend our geographic reach and expand our product offerings.

Digital advertising spending is increasing. Global advertising spending was $647 billion in 2020 and is projected to continue to grow according to the imarc Group. Digital advertising and marketing represents a growing portion of the overall advertising market as a result of changes in media consumption, viewing habits and social interaction. Content is being viewed at ever-increasing rates on wired and wireless smart devices across the globe. The global market for digital advertising spending was estimated at $322 billion for 2020 and is projected to grow to $640 billion by 2027.

Employees

As of January 1, 2022, we had eight full-time employees. In addition we have engaged independent contractors in activities related to the promotion of the 2022 air race season. None of our employees is represented by a union. We consider our relations with our employees to be good.

Legal Proceedings

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business. Except as set forth herein, there are no legal proceedings currently pending against us which we believe, if decided adverse to us, would have a material effect on our business, financial position or results of operations and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

Properties

We do not currently own any real property. We lease the following offices:

Location	Approximate size	Approximate monthly rent	Expiration date of lease/renewal options
USA	1,000 square feet	$1,400	Terminable with 3-months prior written notice
UK	150 square feet	$1,250	Terminable with 3-months prior written notice

We believe that these facilities are adequate for our current and near-term future needs.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will receive no proceeds from the sale of shares of common stock by the Selling Stockholders in this Offering. The proceeds from the sales will belong to the Selling Stockholders. However, we will receive proceeds from the sale of the Put Shares to the Selling Stockholder pursuant to the Standby Equity Commitment Agreement and from the exercise of the Warrants held by the Selling Stockholders if they are exercised for cash and not on a “Cashless” basis.

We intend to use the proceeds that we may receive for general corporate purposes and working capital requirements. There can be no assurance that we will sell any of the Put Shares or that the Warrants or SECA Warrant will be exercised.

We cannot provide any assurance that we will be able to draw down any or all of the remaining Maximum Commitment Amount, such that the proceeds received would be a source of financing for us.

We intend to raise additional capital through equity and debt financing, as needed, though there cannot be any assurance that such funds will be available to us on acceptable terms, on an acceptable schedule, or at all.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTCQB tier of the OTC Markets under the symbol, “TGHI.” Trading in OTCQB stocks can be volatile, sporadic and risky, as thinly traded stocks tend to move more rapidly in price than more liquid securities. Such trading may also depress the market price of our common stock and make it difficult for our stockholders to resell their common stock.

The following table reflects the high and low closing price for our common stock for the periods indicated. The information was obtained from the OTC Markets Group, Inc. and reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

Quarter Ended	High	Low
December 31, 2021	$0.05	0.01
September 30, 2021	$0.04	0.01
June 30, 2021	$0.02	$0.02
March 31, 2021	$0.09	$0.01

December 31, 2020	$0.03	$0.01
September 30, 2020	$0.05	$0.03
June 30, 2020	$0.11	$0.01
March 31, 2020	$0.15	$0.01

On January 3,  2022, the closing price of our common stock on the OTCQB was $0.0095.

Shareholders of Record

As of January 3, 2022, 2021, we had 304,618,883 outstanding shares of common stock and there were approximately 275 record holders of our common stock. The number of record holders does not include persons who held our common stock in nominee or “street name” accounts through brokers.

Dividends

We have never declared or paid a cash dividend. At this time, we do not anticipate paying dividends in the future. We are under no legal or contractual obligation to declare or to pay dividends, and the timing and amount of any future cash dividends and distributions is at the discretion of our Board of Directors and will depend, among other things, on our future after-tax earnings, operations, capital requirements, borrowing capacity, financial condition and general business conditions. We plan to retain any earnings for use in the operation of our business and to fund future growth. You should not purchase our Common Stock on the expectation of future dividends.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act), we are not required to provide the information called for by Item 304 of Regulation S-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus. References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “us,” “we,” “our,” and similar terms refer to Touchpoint Group Holdings, Inc. and its subsidiaries. This prospectus includes forward-looking statements, as that term is defined in the federal securities laws, based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. Words such as “anticipate,” “estimate,” “plan,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions are used to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based. Reference is made to “Risk Factors”, which are included elsewhere in this prospectus.

Overview

We are a media and technology software development and holding company. We currently supply a robust fan engagement platform designed to enhance the fan experience and drive commercial aspects of the sports and entertainment business.  We bring users closer to the action by enabling them to engage with clubs, favorite players, peers and relevant brands through features available through our TP Platform, that include live streaming, access to limited edition merchandise, gamification (chance to win unique one-off life experiences), user rewards, third party branded offers, credit cards and associated benefits.

Our TP Platform is available as a white label product. The platform provides in-depth analytics that enable marketing teams to ensure that they deliver aligned, strategic messages and campaigns to the right audience at the right time.

Disposal of Discontinued Operations

During the year ended December 31, 2019, we determined to sell our interests in Browning Productions &Entertainment, Inc. (“Browning”) which we acquired in October 2018 and our interest in Love Media House Inc. (“Love Media”) which we acquired in 2018. In connection with these decisions, we concluded the intangible assets related to these subsidiaries were impaired. Accordingly, we recorded an impairment charge of $2,440,000 which is included in the loss from discontinued operations for the year ended December 31, 2019.

In February 2020, we concluded the sale of our majority interest in Browning for the return of 89,334 shares of our common stock held by William J. Browning and   the repayment to us of the advances made to Browning totaling $210,000 over a 24-month period ending January 31, 2022. To encourage early repayment by Browning, we agreed to reduce the amount payable on the basis of $1.00 credit for every $1.00 paid during the first six months of the repayment term.

During the year ended December 31, 2020, we only received $3,000 from William J. Browning and therefore the balance of $204,000 remains outstanding and we will commence legal action to attempt to try and recover the outstanding balance. A provision against the outstanding balance has been provided for.

Currently, we are looking to negotiate a sale of our ownership interest in Love Media.

WCAR

In September 2021 we determined to seek to revitalize the “World Championship Air Race Series” which had been developed by Red Bull for marketing purposes and promoted as the “Red Bull Air Race.” Red Bull hosted 94 championship races around the globe until it elected to terminate the Series in 2019. Over the course of the Series, it attracted viewers in 187 countries and was broadcast to an audience of over 230 million viewers. It is estimated to have achieved 2.3 billion media impressions worldwide in its 2019 season and AC Nielsen forecast that each race in the 2022 season would attract a TV audience of 49.5 million. It is the largest live spectator sports event in the world attracting over 1 million spectators to a single air race on multiple occasions in cities such as Rio De Janeiro and Barcelona.

Although we are contacting prospective host cities and sponsors, we anticipate that we will need to raise capital in the form of either debt or equity to successfully launch the 2022 air race season. There is no assurance that such capital will be available or that the terms on which it is offered will be acceptable to us or beneficial to our existing stockholders.

COVID-19 Effects

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally.

Many countries, provincial state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19. Additional, more restrictive proclamations and/or directives may be issued in the future. As a result, we have seen delays in commencement of operations by certain licensees of the Touchpoint App and platform which leads to subsequent delays in subscriptions being processed. All of the Company employees and management can operate from home whilst the stay-at-home orders remain in place.

The ultimate impact of the COVID-19 pandemic on our operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition and results of operations.

The measures taken to date will impact our business for the fiscal first, second and third quarters and potentially beyond. Management expects that all of its business segments, across all of its geographies, will be impacted to some degree, but the significance of the impact of the COVID-19 outbreak on our business and the duration for which it may have an impact cannot be determined at this time.

For the fiscal years ended December 31, 2020 and 2019, our continuing operations generated revenues of $174,000 and $170,000, respectively; and reported net losses of $3,545,000 and $3,298,000, respectively, and negative cash flow from continuing operating activities of $767,000 and $1,431,000, respectively. As noted in our consolidated financial statements, we had an accumulated deficit of approximately $64.9 million and recurring losses from operations as of December 31, 2020. We anticipate that we will continue to report losses and negative cash flow. Our auditors have raised substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations.

Results of Operations

Comparison of nine months ended September 30, 2021, and 2020

The following table sets forth key components of our results of operations for the periods indicated.

(All amounts, other than percentages, in thousands of U.S. dollars)

	Nine Months Ended September 30,		Change
	2021	2020	Increase/ (decrease)	Percentage Change

Revenue	$90	$290	$(200)	(69.0)

Cost of revenue	417	416	(1)	0.0

Gross deficit	(327)	(126)	(201)	(159.5)

Operating expenses:

General and administrative	2,222	1,685	537	(31.9)

Total operating expenses	2,222	1,685	577	(31.9)

Loss from operations	(2,549)	(1,811)	738	40.8

Other (expense)	(564)	190	(754)	(396.8)
Loss for before discontinued operations	(3,113)	(1,621)	(1,492)	(92.0)
Loss from discontinued operations	(50)	—	(50)	0.0

Net loss	$(3,163)	$(1,621)	$(1,542)	(95.1)

Revenue: Our revenue for the nine months ended September 30, 2021, was approximately $90,000 as compared to approximately $290,000 for the nine months ended September 30, 2020, a decrease of approximately $200,000. The decrease was due to the decrease in license sales.

Cost of Revenue: Cost of revenue was approximately $417,000 for the nine months ending September 30, 2021 as compared to approximately the same amount for the nine months ended September 30, 2020.

Gross Deficit: Gross deficit for the nine months ended September 30, 2021, was approximately $327,000 as compared to a gross deficit of $126,000 for the nine months ended September 30, 2020, an increase in the deficit of approximately $201,000. The increase was mainly due to the reduction in revenue as set forth above.

Operating Expenses: Operating expenses, including general and administrative expenses, depreciation and acquisition costs for the nine months ended September 30, 2021, were approximately $2,262,000 representing an increase of 34.2% over the charge for the same period in 2020. The increase was due to the charge for the issue of warrants, calculated using Blacks Scholes and the settlement of legal claims.

Net Loss: Net loss for continuing operations for the nine months ended September 30, 2021 was approximately $2,549,000 as compared to loss of approximately $1,811,000 for the same period in 2020.

Comparison of years ended December 31, 2020 and 2019 (in thousands) excluding discontinued items.

The following table sets forth information from our statements of operations for the years ended December 31, 2020 and 2019.

	For the Years Ended		Year to Year Comparison
	December 31,		Increase/	Percentage
	2020	2019	(decrease)	Change
Revenue	$174	$170	$4	2.4%

Cost of revenue
Software and production costs	—	4	(4)	(100.0)%
Amortization of intangible assets	555	553	2	2
	555	557	(2)

Gross deficit	(381)	(387)	6	27.4%

Operating Expenses

General and administrative	2,319	3,321	(1,002)	(30.2)%
Impairment charge	500	—	500	N/A
Depreciation	—	1	(1)	N/A
Total Operating Expenses	2,819	3,322	(503)	(15.1)%

Loss from Operations	(3,200)	(3,709)	509	13.7%

Other Income(expense)
Interest expense	(232)	(87)	(145)	(166.7)%
Other Income	179	553	(374)	(67.6)%
Provision for other receivables	(287)	—	(287)
Loss on disposal of investment	—	(50)	50	N/A
Foreign currency exchange (losses) gains	(5)	(5)	(0)	N/A %
	(345)	411	(756)	(183.9)%

Loss from continuing operations	$(3,545)	$(3,298)	(234)	(7.1)%

Revenue: Our revenue for continuing operations for the year ended December 31, 2020 was approximately $174,000 as compared to approximately $170,000 for the year ended December 31, 2019, an increase of approximately $4,000 or 2.3%.

Cost of Revenue: Cost of revenue is primarily the amortization of intangible assets relating to subsidiaries acquired together with our intellectual property.

Gross Deficit:  Gross deficit for the year ended December 31, 2020 was approximately $381,000 as compared to $387,000 for the year ended December 31, 2019.

Operating Expenses: Operating expenses including general and administrative expenses, consultancy expenses, depreciation and impairment charges were approximately $2.3 million for the year ended December 31, 2020, as compared to approximately $3.3 million, for 2019, a decrease of approximately $1.0 million or 30.6%. The decrease in expenses primarily arose due to decreases in consulting costs, employee costs and travel costs.

Impairment charge: As a result of the current pandemic and its impact on our ability to conduct customer marketing efforts and the inherent uncertainties in the entertainment and software industries within the United Kingdom and the United States, we updated our short-term projections. As a result of this re-evaluation, during the year ended December 31, 2020, we recorded an impairment loss of approximately $0.5 million. While we believes our estimates and assumptions are reasonable, variations from those estimates could produce materially different results.

Other Income (Expense): Net other income/(expense) totaled approximately $(0.3) million for the year ended December 31, 2020 as compared to approximately $0.4 million in the year ended December 31, 2019, a decrease of approximately $0.7 million. The decrease in net other income is due primarily to a decrease in interest expense charges and other income recognized from the planned disposition of Banana Whale and Browning.

Net Loss: Net loss from continuing operations for the year ended December 31, 2020 was approximately $3.5 million as compared to a net loss from continuing operations of $3.3 million for the same period in 2019.

Foreign Currency Translation Adjustment:     Our reporting currency is the U.S. dollar. Our local currencies, and British pounds, are our functional currencies. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Liquidity and Capital Resources

Nine Months Ended September 30, 2021 and September 30, 2020

The following table sets forth a summary of our net cash flows for the periods indicated:

	For the Nine Months Ended September 30 (in thousands)
	2021	2020
Net cash flows from operations	(1,043)	(585)
Net cash flows from investing activities	(78)	(18)
Net cash flows from financing activities	1,029	476

Net cash used by operating activities increased to $1,043,000 for the nine months ended September 30, 2021 from $585,000 for the same period in 2020. The primary reason for the increase was due to settlement of legal claims totaling $340,000.

Net cash used in investing activities was approximately $78,000 in the nine months ended September 30, 2021, as compared to net cash used of $18,000 in the comparative period in 2020.

Net cash generated by financing activities was approximately $1,029,000 for the nine months ended September 30, 2021, as compared to $476,000 for the nine months ended September 30, 2020. The cash generated from financing activities in the nine months ended September 30, 2021, was primarily from the issuance of convertible loans, less repayment of a loan raised in 2020.

At September 30, 2021, the Company had cash of approximately $26,000.

Years Ended December 31, 2020 and December 31, 2019

The following table sets forth a summary of our approximate cash flows for the periods indicated:

	For the Years Ended December 31 (in thousands)
	2020	2019
Net cash provided by/(used in) operating activities from continuing operations	(767)	(1,431)
Net cash provided by/(used in)operating activities from discontinued operations	—	(577)
Net cash provided by/(used in)investing activities from continuing operations	(18)	1,623
Net cash provided by/(used in)investing activities from discontinued operations	—	(40)
Net cash provided by financing activities from continuing operations	645	291
Net cash provided by financing activities from discontinued operations	—	69

Net cash used by operating activities from continuing operations was approximately $0.8 million for the year ended December 31, 2020 as compared to approximately $1.4 million for 2019. The decrease in cash used in operating activities from continuing operations is largely due to a reduction in cash expenditures in 2020 as compared to 2019 primarily related to management activities.

Net cash used by investing activities from continuing operations was approximately $0.02 million for the year ended December 31, 2020 as compared to net cash raised of approximately $1.6 million for the previous year. Net cash provided in 2019 by investing activities was primarily the disposal of the interest in Banana Whale Studios PTE Ltd.

Net cash provided by financing activities from continuing operations amounted to approximately $0.6 million for 2020 and $0.3 million for 2019. Cash provided by financing activities in 2020 and 2019 was primarily from the funds received from the issuance of convertible notes.

Going Concern

For the fiscal years ended December 31, 2020 and 2019, and the nine months ended September 30, 2021, we reported losses from operations of $3.2 million, $3.5 million and $3.3 million, respectively, and negative cash flow from operations of $0.8 million, $2.1 million and $0.5 million, respectively. As of September 30, 2021, we had an aggregate accumulated deficit of approximately $68.1 million. We have historically funded our losses from operations through the issuance of debt or equity securities and the disposal of businesses we previously acquired.

Our long-term success is dependent upon among other things, achieving positive cash flows from operations. Prior to achieving positive cash flow, we will have to continue to fund our operations through the issuances of additional debt or equity. Based upon our current operational plan and budget, subject to the launching of additional clients using our TP Platform and our ability to fund the launch of the WCAR through sponsorships and advances from host cities, we believe that we will begin to generate positive cash flows from operations in the second half of 2022. Pending the achievement of positive cash flows from operations, we are likely to seek to raise additional capital through the issuance of our debt and equity securities, and to issue additional shares of our common stock, by exercising our right to put shares under the MacRab Equity Line, if more advantageous sources of financing are not available. However, we may be unable to raise the capital necessary to successfully launch the WCAR and achieve our goals. Actual results could differ from our estimates and assumptions; accordingly, we may have to continue to fund our operations through debt financing or sales of equity securities beyond 2022 in order to sustain operations until we achieve profitability and positive cash flows, if ever. There can be no assurances, however, that adequate additional funding will be available on favorable terms, or at all. If such funds are not available in the future, we may be required to delay, significantly modify or terminate our operations, all of which could have a material adverse effect on us.

As a result of the foregoing factors, our independent auditors issued an audit opinion with respect to our consolidated financial statements for the two years ended December 31, 2020 that indicated that there is significant uncertainty doubt about our ability to continue as a going concern.

Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities, including common stock issued in this offering, would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing, including funds to be raised in this offering. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business even if this offering is successful.

Availability of Additional Funds

Apart from the MacRab Equity Credit Line, we do not have any credit agreement or source of liquidity immediately available to us.

Since inception, our operations have primarily been funded through the sale of our equity securities or instruments convertible into shares of our common stock. At December 31, 2020, and September 30, 2021, we had cash balances of approximately $118,000 and $ $26,000, respectively. Although we believe that we will obtain the capital necessary to fund our operations for the immediate future, apart from the MacRab Equity Credit Line there are no commitments in place for new financing as of the filing date of this prospectus and there can be no assurance that we will be able to obtain funds on commercially acceptable terms, if at all. We expect to have ongoing needs for working capital in order to fund operations, in particular, to launch the WCAR. To that end, we may be required to raise additional funds through equity or debt financing. However, there can be no assurance that we will be successful in securing additional capital. If we are unsuccessful, we may need to (a) initiate cost reductions; (b) forego business development opportunities; (c) seek extensions of time to fund its liabilities, or (d) seek protection from creditors.

In addition, if we are unable to generate adequate cash from operations, and if we are unable to find sources of funding, it may be necessary for us to sell all or a portion of our assets, enter into a business combination, or reduce or eliminate operations. These possibilities, to the extent available, may be on terms that result in significant dilution to our shareholders or that result in our shareholders losing all of their investment in our Company.

If we are able to raise additional capital from sources other than the MacRab Equity Credit Line, we do not know what the terms on which such capital would be made available. In addition, any future sale of our equity securities would dilute the ownership and control of your shares and could be at prices substantially below prices at which our shares currently trade. Our inability to raise capital could require us to significantly curtail or terminate our operations. We may seek to increase our cash reserves through the sale of additional equity or debt securities. The sale of convertible debt securities or additional equity securities could result in additional and potentially substantial dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity. In addition, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties.

Our audited consolidated financial statements included elsewhere in this prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate our continuation as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not necessarily purport to represent realizable or settlement values. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Standby Equity Commitment Agreement and Registration Rights Agreement

Equity Line

On March 16, 2021, we entered into a Standby Equity Commitment Agreement with MacRab, pursuant to which, upon the terms and subject to the conditions thereof, MacRab is committed to purchase, on an unconditional basis, shares of our common stock (the “Put Shares”) at an aggregate price of up to $5,000,000 (the “Maximum Commitment Amount”) over the course of its term. The term of the Standby Equity Commitment Agreement will end on the earlier of (i) the date on which the Selling Stockholder has purchased Common Stock from us pursuant to the Standby Equity Commitment Agreement equal to the Maximum Commitment Amount, (ii) July 14, 2023 (the “Registration Statement”), or (iii) written notice of termination by us, (iv) the date the Registration Statement is no longer effective after the initial effective date of the Registration Statement, or (v) the date that, pursuant to or within the meaning of any Bankruptcy Law, we commence a voluntary case or any Person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property or we make a general assignment for the benefit of creditors.

From time to time over the term of the Standby Equity Commitment Agreement, commencing on the date on which a registration statement registering the Put Shares (the “Registration Statement”) becomes effective, we, in our sole discretion, provide the Selling Stockholder with a put notice (each a “Put Notice”) to purchase a specified number of the Put Shares (each a “Put Amount Requested”) subject to the limitations discussed below and contained in the Standby Equity Commitment Agreement. Upon delivery of a Put Notice, we must deliver the Put Amount Requested as Deposit Withdrawal at Custodian (DWAC) shares to Selling Stockholder.

The actual amount of proceeds we will receive pursuant to each Put Notice (each, the “Put Amount”) is determined by multiplying the Put Amount Requested by the applicable purchase price. The purchase price for each of the Put Shares equals 90% of the “Market Price,” which is defined as the average of the two (2) lowest volume weighted average prices of the common stock during the Valuation Period. The Valuation Period is the eight (8) trading days immediately following the date MacRab receives the Put Shares in its brokerage account. Within two trading days following the end of the Valuation Period, the Selling Stockholder will deliver the Put Amount to the Company.

The Put Amount Requested pursuant to any single Put Notice must have an aggregate value of at least $10,000 and cannot exceed the lesser of (i) $250,000, and (ii) 200% of the Average Daily Trading Value. “Average Daily Trading Value” means the average trading volume of our common stock during the eight (8) trading days immediately preceding the Put Date multiplied by the lowest volume weighted average price of our common stock during the eight (8) trading days immediately preceding the Put Date.

In order to deliver a Put Notice, certain conditions set forth in the Standby Equity Commitment Agreement must be met. In addition, we are prohibited from delivering a Put Notice if: (i) the sale of Put Shares pursuant to such Put Notice would cause us to issue and sell to Selling Stockholder, or the Selling Stockholder to acquire or purchase, a number of shares of our common stock that, when aggregated with all shares of our common stock purchased by the Selling Stockholder pursuant to all prior Put Notices issued under the Standby Equity Commitment Agreement, would exceed the Maximum Commitment Amount; or (ii) the issuance of the Commitment Warrant Shares upon exercise of the Commitment Warrants would cause the Company to issue and sell to the Selling Stockholder, or the Selling Stockholder to acquire or purchase, an aggregate number of shares of common stock that would result in the Selling Stockholder beneficially owning more than 4.99% of the issued and outstanding shares of our common stock (the “Beneficial Ownership Limitation’).

In connection with the execution of the Standby Equity Commitment Agreement, we issued a common stock purchase warrant (the “SECA Warrant”) for the purchase of 2,272,727 shares of our common stock (the “SECA Warrant Shares”) to MacRab as a commitment fee. The SECA Warrant has a term of five years from the date of issuance and has an initial exercise price of $0.044 per share, subject to adjustment for certain anti-dilution events set forth in the Warrant, including distributions on the common stock, stock splits and fundamental changes. If we issue shares of common stock (or other securities convertible into or exercisable for shares of common stock) at less than the exercise price then in effect, the exercise price of the SECA Warrant will be reduced to such lower price. The SECA Warrant may be exercised on a cashless basis. The exercise of the SECA Warrant is subject to the Beneficial Ownership Limitation.”

Registration Rights Agreement

We also entered into a Registration Rights Agreement with Macrab pursuant to which we agreed to file the Registration Statement to register the resale of the Put Shares and SECA Warrant Shares. Pursuant to the Registration Rights Agreement, we agreed to (i) file the Registration Statement within 60 calendar days from the Closing Date, (ii) use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, and (iii) use reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until all of the Put Shares and SECA Warrant Shares have been sold thereunder or pursuant to Rule 144. To date, we have sold 33,191,171 shares upon the exercise by us of Put Rights under the Standby Equity Credit Agreement for gross proceeds of approximately $530,100.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. Our significant accounting policies are described in notes accompanying the consolidated financial statements. The preparation of the consolidated financial statements requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities. Estimates are based on information available as of the date of the financial statements, and accordingly, actual results in future periods could differ from these estimates. Significant judgments and estimates used in the preparation of the consolidated financial statements apply critical accounting policies described in the notes to our consolidated financial statements.

We consider our recognition of revenues, accounting for the consolidation of operations, accounting for intangible assets and related impairment analyses, the allowance for doubtful accounts and accounting for equity transactions, and determination of going concern considerations to be most critical in understanding the judgments that are involved in the preparation of our consolidated financial statements.

Together with our critical accounting policies set forth below, our significant accounting policies are summarized in Note 2 of our audited financial statements as of and for the year ended December 31, 2020.

Revenue Recognition

Revenue for the sale of the software license is recognized when the customer has use of the services and has access to use the software. Revenue from maintenance services are recognized as the services are provided and charged. The Company also generates revenue through the development and deployment of customized customer apps based on its existing technologies. Based on the terms of the Operator Agreements, the Company recognizes revenue upon approval of the app and related design documents by the customer. Included within deferred revenue is amounts billed and/or collected from customer prior to achieving customer approval. The Company also recognizes revenue through hosting and maintenance fees billed to customers under the Operator Agreements and is eligible to receive a portion of revenues generated through the customer app, as defined. Revenues were generated through the revenue sharing arrangement in 2021.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. This update permits the use of either the modified retrospective or fully retrospective method of transition. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

 DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors and Executive Officers

The following table sets forth the names, positions and ages of our directors and executive officers as of the date of this Prospectus. Our directors are elected by our stockholders at annual meeting of the stockholders and serve until the next annual meeting of the stockholders or, in absence of such annual meeting, until their successors are elected and qualified. Officers are elected by our board of directors and their terms of office are at the discretion of our board. Although they are included in the table below, on December 23, 2021, holders our Common Stock and Series A Convertible Preferred Stock representing a majority of the votes eligible to be cast acted by written consent to remove Aling Zhang and Pengfi Li from our Board of Directors. It is anticipated that their removal will be effective prior to January 31, 2022.

Directors and Executive Officers

Name	Age	Position

Mark White	60	President, Chief Executive Officer and Director

Martin Ward	63	Chief Financial Officer and Director

Nicholas Carpinello	71	Director

Nalin Jay	44	Director

Robert Law	69	Director

Aling Zhang	63	Director

Pengfei Li	33	Director

Biographical information concerning the directors and executive officers listed above is set forth below.

Mark White. Mr. White was appointed as President, Chief Executive Officer and a director of the Company on September 8, 2017. Mr. White founded and became Chief Executive Officer of a predecessor of the Company, One Horizon Group PLC, in 2004 and served as Chief Executive Officer and a Director of One Horizon Group, Inc. from 2012 to 2014. His entrepreneurial career in the distribution of electronic equipment and telecommunications spans over 25 years.

He founded Next Destination Limited in 1993, the European distributor for Magellan GPS and satellite products, and sold the business in 1997. Prior to that, Mr. White was Chief Executive Officer for Garmin Europe, where he built up the company’s European distribution network.

Apart from his product and technical knowledge, Mr. White has a wealth of experience in corporate finance. He has led in excess of 25 merger and acquisition transactions and associated funding and financing rounds and has successfully transformed numerous company’s fortunes on both the private and public markets.

Martin Ward. Mr. Ward has served as Chief Financial Officer and a director of the Company since 2012, and as Chief Financial Officer and Company Secretary of One Horizon Group and its predecessor since 2004. During that time, he has overseen the Company’s United Kingdom arm float on the London AIM market and in 2012 merge with an OTC market company that was uplisted the NASDAQ Capital Market in 2014. Mr. Ward is a Fellow of the Institute of Chartered Accountants in England and Wales (“ICAEW”) and qualified as a Chartered Accountant in 1983.

Nicholas Carpinello. Mr. Carpinello has served as a member of the Board of Directors since 2013. He is an Independent Director of the Company and is the Chairman of the Audit Committee and a member of the Compensation and the Nomination & Governance Committees. He has been the owner of Carpinello Enterprises LLC d/b/a Cottman Transmission Center, a U.S. nationwide auto service franchise since 2004. Mr. Carpinello’s years of professional experience are extensive and include experience as CFO and Treasurer with multinational public and private manufacturers of armored vehicles and, later in his career, CFO of privately-held companies in the computer science field. He is a Certified Public Accountant, an alumnus of Arthur Andersen & Co., and holds a BA degree in Accounting from the University of Cincinnati.

Nalin Jay. Mr. Jay was appointed as a director in 2019 and has many years’ experience in corporate finance and management consultancy. Currently, he heads up Carnegie Stewart, a strategic, financial and management consultancy business that he founded in 2011. Clients include several major law firms, such as Allen & Overy, Linklaters, White & Case and Freshfields as well as major corporations such as Bank of America Merrill Lynch, Starwood Hotels, Grosvenor, Gammon Construction and Brown Brothers Harriman.

In addition, Mr. Jay has a long and successful track record in sports, where he has advised a number of Premier League and Championship teams on issues ranging from player acquisition, global sponsorship (with a particular focus on Asia), player and team performance and corporate strategy. Carnegie Stewart’s sporting clients have included Lee Grant, Gianfranco Zola, Aaron Ramsey, Ole Solskjaer, and Roberto Martinez.

Mr. Jay is a graduate of the London School of Economics and a non-practicing Barrister and Member of Lincoln’s Inn.

Robert Law. Mr. Law has served as a member of the Board of Directors since 2013. He is an Independent Director of the Company and is the Chairman of the Compensation Committee and a member of the Nomination & Governance and the Audit Committees. From 1990 until 2016, Mr. Law has served as chief executive officer of Langdowns DFK Limited (“Langdowns”), a United Kingdom-based accounting, tax and business advisory firm, and has been the chief executive officer of Southern Business Advisers LLP (“Southern Business Advisers”), a United Kingdom-based business associated with Langdowns that also offers accounting, tax and business advisory services. Mr. Law is a Fellow of the Institute of Chartered Accountants in England and Wales (“ICAEW”) and is a member of the Valuation and Information Technology Faculties of the ICAEW. Mr. Law qualified as a Chartered Accountant in 1976.

Ajing Zhang. Mr. Zhang was appointed as a director in 2019. He was managing director of Shanghai Suonengderui Energy Science and Technology Development Co., Ltd. from 2011 to 2018. From 2010 to 2011, he was Executive Deputy General Manager of China Energy Conservation and Environmental Protection Shanghai Company. From 2006 to 2010, he was Deputy General Manager of Shanghai Citelum Kighting Design Co. Ltd. From 2003 to 2006, he was Assistant General Manager of Oriental Pearl Group Co., Ltd. From 1992 to 2003, he was Assistant General Manager and Financial Manager of Oriental Pearl Taxi Co., Ltd. From 1989 to 1992, he was Finance Supervisor of Shanghai Qichongtian Hotel. Mr. Zhang received a Bachelor’s degree from Shanghai Lixin College of Accounting in 1987 (where he majored in Accounting), a postgraduate degree from East China Normal University in 1999 (where he majored in Economic Information Management) and a Master’s degree from Macau University of Science and Technology in 2004 (where he majored in Business Administration Management).

Pengfei Li. Mr. Li was appointed as a director in 2019. He has been Investment Director of Dachao Asset Management (Shanghai) Co., Ltd., of which Mr. Wu is Chairman, since 2018. From 2015 to 2017, he was Assistant resident of Shanghai Lighter Capital Management Co., Ltd. From 2013 to 2015, he was Investment Manager of Shanghai Fosun Hiogh Technology (Group) Co., Ltd/Shanghai Yuyuan Gold and Jewelry Group Ltd. Mr. Li received a Bachelor’s degree from Shanghai University of Engineering Science in 2011 (where he majored in International Economics and Trade) and a Master of Science degree from the University of Brighton (United Kingdom) in 2013 (where he majored in MSc Finance and Investment).

There are no family relationships among our directors and executive officers. Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified, or his earlier death, resignation or removal. Officers are elected by and serve at the discretion of the Board of Directors.

Board Leadership Structure and the Board’s Role in Risk Oversight.

The Board of Directors currently does not have a Chairman. Our Chief Executive Officer acts as the Chairman of the Board. The Board determined that in the best interest of the Company the most effective leadership structure at this time is not to separate the roles of Chairman and Chief Executive Officer. A combined structure provides the Company with a single leader who represents the Company to our stockholders, regulators, business partners and other stakeholders, among other reasons set forth below. Should the Board conclude otherwise, the Board will separate the roles and appoint an independent Chairman.

●

This structure creates efficiency in the preparation of the meeting agendas and related Board materials as the Company’s Chief Executive Officer works directly with those individuals preparing the necessary Board materials and is more connected to the overall daily operations of the Company. Agendas are also prepared with the permitted input of the full Board of Directors allowing for any concerns or risks of any individual director to be discussed as deemed appropriate. The Board believes that the Company has benefited from this structure, and Mr. White’s continuation in the combined role of the Acting Chairman and Chief Executive Officer is in the best interest of the stockholders.

●	The Company believes that the combined structure is necessary and allows for efficient and effective oversight, given the Company’s relatively small size, its corporate strategy and focus.

The Board of Directors does not have a specific role in risk oversight of the Company. The Chairman, President and Chief Executive Officer and other executive officers and employees of the Company provide the Board of Directors with information regarding the Company’s risks.

Compensation of Directors

Non-employee directors are entitled to receive compensation for serving as directors and may receive option grants from our company. Employee directors do not receive any compensation for their services as directors. All of our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings. The following table sets forth all cash compensation paid or where unpaid, accrued by us in 2020 to each of our non-employee directors. Update

Name	Fees Earned, Accrued or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Nicholas Carpinello	18,000	0	0	0	0	0	18,000
Robert Law	16,000	0	0	0	0	0	16,000
Nalin Jay (2)	16,000	0	0	0	0	0	16,000

Independent Directors

Our Board of Directors has determined that Nicholas Carpinello, Robert Law and Nalin Jay are “independent directors” within the meaning of NASDAQ Marketplace Rule 5605(a)(2). As of March 8, 2019, our common stock is quoted on the OTCQB tier of the OTC Markets and ceased trading on Nasdaq.

Board Meetings; Committees and Membership

The Board of Directors held seven meetings during the fiscal year ended December 31, 2020. During 2020, more than 75% of the directors attended aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all committees of the Board on which such director served.

We maintain the following committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee is comprised entirely of directors who are “independent” within the meaning of NASDAQ Marketplace Rule 5605(a)(2). Each committee acts pursuant to a separate written charter, and each such charter has been adopted and approved by the Board of Directors. Copies of the committee charters are available on our website at touchpointgh.com under the heading “Investor Relations.” As of March 8, 2019, our common stock is quoted on the OTCQB tier of the OTC Markets and ceased trading on Nasdaq.

Audit Committee

Our Audit Committee consists of Messrs. Carpinello, Law and Jay, each of whom is independent. The Audit Committee assists the Board of Directors oversight of (i) the integrity of financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of our internal audit function and independent auditor, and prepares the report that the SEC requires to be included in our annual proxy statement. The audit committee operates under a written charter. Mr. Carpinello is the Chairman of our audit committee.

The Board of Directors determined that Mr. Carpinello possesses accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 4350(d)(2)(A) of the Nasdaq Marketplace Rules and that he is an “audit committee financial expert” as defined by the rules and regulations of the SEC. As of March 8, 2019, our common stock is quoted on the OTCQB tier of the OTC Markets and ceased trading on Nasdaq.

A copy of current charter of Audit Committee is available on our website at http://content.stockpr.com/onehorizongroup/media/6f6926ac07f2526da1eaa0d94f84c6d7.pdf.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying qualified individuals to become members of our Board of Directors, in determining the composition of the Board of Directors and in monitoring the process to assess Board effectiveness. Each of Messrs. Carpinello, Law and Jay are members of the Nominating and Corporate Governance Committee. Mr. Jay serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a written charter.

●	Our Nominating and Corporate Governance Committee has, among the others, the following authority and responsibilities:

●	To determine and recommend to the Board, the criteria to be considered in selecting nominees for the director;

●

To identify and screen candidate consistent with such criteria and consider any candidates recommended by our stockholders pursuant to the procedures described in our proxy statement or in accordance with applicable laws, rules and regulations and provisions of our charter documents.

●	To select and approve the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders.

A copy of current charter of Nominating and Corporate Governance Committee is available on the Company’s website at http://content.stockpr.com/onehorizongroup/media/8eccadeceb1ccc10b249cc5ab2456058.pdf.

Compensation Committee

The Compensation Committee is responsible for overseeing and, as appropriate, making recommendations to the Board of Directors regarding the annual salaries and other compensation of our executive officers and general employees and other policies, and for providing assistance and recommendations with respect to our compensation policies and practices. Each of Messrs. Carpinello, Law and Jay are members of the Compensation Committee. The Compensation Committee operates under a written charter. Mr. Law is the Chairman of Compensation Committee.

As required by Rule 10C-1(b)(2), (3) and (4)(i)(vi) under the Exchange Act, our Compensation Committee has, among the others, the following responsibilities and authority.

●	The compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser.

●

The compensation committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the compensation committee or said group.

●

The Company must provide for appropriate funding, as determined by the compensation committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the compensation committee or said group.

●

The compensation committee select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee or said group, other than in-house legal counsel, only after conducting an independence assessment with respect to the adviser as provided for in the Exchange Act.

A copy of current Charter of Compensation Committee is available on the Company’s website at http://content.stockpr.com/onehorizongroup/media/abf14232f92dbd65d5ee4c83d7b1fa3b.pdf.

Code of Ethics

Our board of directors has adopted a Policy Statement on Business Ethics and Conflicts of Interest (“Code of Ethics”) applicable to all employees, including the Company’s chief executive officer and chief financial officer. A copy of the Code of Ethics and Business Conduct is available on the Company’s website. https://secureservercdn.net/160.153.137.163/dja.fb6.myftpupload.com/wp-content/uploads/2021/03/Code-of-Conduct-4816-3607-7027-v.1.pdf

Stockholder Communications

TGHI stockholders who want to communicate with our Board or any individual director can write to:

Touchpoint Group Holdings, Inc.

4300 Biscayne Blvd, Suite 203

Miami FL 33137

Attn: Board Administration

Your letter should indicate that you are a Touchpoint stockholder. Depending on the subject matter, management will:

●	Forward the communication to the Director or Directors to whom it is addressed;

●	Attempt to handle the inquiry directly, for example where it is a request for information about TGHI or it is a stock-related matter; or

●	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the Directors on request.

EXECUTIVE COMPENSATION

The following tables set forth, for the periods indicated, the total compensation awarded to, earned by or paid to each person who served as the principal executive officer during the two fiscal years ended December 31, 2020 and each other executive officer whose total compensation awarded to, earned by or paid to such other executive officer for 2020 was in excess of $100,000 for services rendered in all capacities to the Company and its subsidiaries (together, the “Named Executive Officers”).

2020 Summary Compensation Table

Name and Principal Position	Period	Salary ($)	Bonus ($)	Stock Award(s) ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Mark White CEO (1)	2020	480,000	0	0	0	0	0	0	480,000
	2019	480,000	0	0	0	0	0	0	480,000
Martin Ward, CFO (2)	2020	240,000	0	0	0	0	0	0	240,000
	2019	240,000	0	0	0	0	0	0	240,000

For the two years ended December 31, 2020 and 2019, Mr. White’s and Mr. Ward’s salaries were either paid or accrued in U.S. Dollars.

For the two years ended December 31, 2020 and 2019, the Independent Directors salaries were either paid or accrued in U.S. Dollars or GB Pounds. On December 29, 2020, the board agreed to exchange their accrued and unpaid compensation as of September 30, 2020, into common stock based on the closing price of $0.0162 on December 28, 2020.

We have entered into an employment agreement with Mark White which continues for an initial term through July 31, 2022, and which automatically renews for one-year terms thereafter, subject to the rights of both parties to terminate the agreement as provided therein. Mr. White’s employment agreement provided for a signing grant of 64,000 shares of the Company’s common stock, an annual salary of $480,000 per annum, an annual bonus to be determined by the Board and an acquisition bonus whereby Mr. White will receive additional shares each time the Company completes an acquisition of a new business. Mr. White’s agreement contains customary non-disclosure and non-compete provisions which are operative during the term of his agreement and for one year thereafter. Mr. White’s agreement provides for severance of one year’s salary if his agreement is terminated by the Company without cause or in the event of a change in control of the Company. In addition, we have agreed that upon termination of Mr. White’s employment agreement, upon request we would register our shares of common stock then held by him for sale under the Securities Act.

We have entered into an employment agreement with Martin Ward which continues for an initial term through July 31, 2022, and which automatically renews for one-year terms thereafter, subject to the rights of both parties to terminate the agreement as provided therein. Mr. Ward’s employment agreement provides for an annual salary of $240,000 per annum and an annual bonus to be determined in accordance with a program to be developed by the Board of Directors. Mr. Ward’s agreement contains customary non-disclosure and non-compete provisions which are operative during the term of his agreement and for one year thereafter. Mr. Ward’s agreement provides for severance of one year’s salary if his agreement is terminated by the Company without cause or in the event of a change in control of the Company. In addition, we have agreed that upon termination of Mr. Ward’s employment agreement, upon request we would register our shares of common stock then held by him for sale under the Securities Act.

Elements of Compensation

Mark White and Martin Ward were provided with the following primary elements of compensation in 2020 and 2019:

Base Salary

Mark White and Martin Ward fixed base salaries where paid or accrued in an amount determined by the Compensation Committee based on a number of factors, including:

●	The nature, responsibilities and duties of the officer’s position;

●	The officer’s expertise, demonstrated leadership ability and prior performance;

●	The officer’s salary history and total compensation, including annual cash bonuses and long-term incentive compensation; and

●	The competitiveness of the market for the officer’s services.

Mark White’s and Martin Ward’s base salary for 2020 and 2019 is listed in “—2020 Summary Compensation Table.”

Equity Awards – Years Ended 2020 and 2019

We did not grant any equity awards to Mark White and Martin Ward during 2020 and 2019.

Outstanding Equity Awards at 2020 Year-End

As of December 31, 2020, there were no unexercised options, stock that has not vested or equity incentive plan awards held by any of the Company’s named executive officers.

Other Benefits

We did not pay any other benefits or perquisites to Mark White and Martin Ward during years ended 2020 and 2019.

Pension Benefit

None during years ended 2020 and 2019.

Nonqualified Deferred Compensation

None during years ended 2020 and 2019.

Retirement/Resignation Plans

None during years ended 2020 and 2019.

Executive Compensation Philosophy

Our Compensation Committee determines the compensation given to our executive officers in their sole determination. Our Compensation Committee reserves the right to pay our executives or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock-based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Compensation Committee has not granted any performance-based stock options to date, the Compensation Committee reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Compensation Committee may grant incentive bonuses to our executive officers and/or future executive officers in its sole discretion, if the Compensation Committee believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-Term, Stock-Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy, we may award our executives and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Compensation Committee.

Recent grants to management

Equity Compensation Plan Information

The table below sets forth information as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	—	$	15,020,000
Equity compensation plans not approved by security holders	—	—	—
Total	—	$	15,020,000

(1)

Represents 15,000,000 shares available for issuance under the 2018 Plan, plus 20,000 shares available for issuance under the 2013 Plan. The Company does not intend to grant any additional awards under the 2013 Plan, however.

The Company has two equity incentive plans, each of which has been approved by the Company’s stockholders: the 2013 Plan and the 2018 Plan. However, the Company does not intend to grant any additional awards under the 2013 Plan.

As of December 31, 2020, under the 2018 Plan, no equity grants have been made, and 15,000,000 shares of our common stock remain available for issuance.

Equity Incentive Plan

In 2018 we adopted the 2018 Equity Incentive Plan (the “2018 Plan”), which authorizes the issuance of shares of common stock for grants of stock options, stock appreciation rights, restricted stock, stock units, bonus stock, dividend equivalents, other stock related awards and performance awards that may be settled in cash, stock, or other property. The 2018 Plan, as amended, authorizes the issuance of up to 15,000,000 shares; provided that as of February 1 of each fiscal year commencing February 1, 2020 and ending on February 1, 2027, the number of shares available for all awards under the Plan shall automatically be increased by an amount equal to the lesser of (i) 5,000,000 shares of common stock or the equivalent of such number of shares after the plan administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with the terms of the 2018 Plan; (ii) 5% of the number of outstanding shares of common stock on such date; and (iii) an amount determined by the Board. Any reverse stock split, if approved and effected, will not reduce the number of shares available under the 2018 Plan.

We adopted the 2018 Plan to provide a means by which employees, directors, and consultants of our Company and those of our subsidiaries and other designated affiliates, which we refer to together as our affiliates, may be given an opportunity to purchase our common stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for our success and the success of our affiliates. The material features of the 2018 Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2018 Plan. Stockholders are urged to read the actual text of the 2018 Plan in its entirety, which has been filed with the SEC.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock at January 3, 2022 for:

●	each person known to us to be the beneficial owner of more than 5% of our common stock;

●	each named executive officer;

●	each of our directors; and

●	all of our named executive officers and directors as a group.

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of Touchpoint Group Holdings, Inc., 4300 Biscayne Blvd., Suite 203, Miami, Florida 33137. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 304,618,883 shares of our Common Stock outstanding as of January 3, 2022. Except in the case of the holders thereof, our calculation does not give effect to the 30,000,000 shares of Common Stock issuable upon conversion of the 30,000 shares of Series A Convertible Preferred Stock that were issued and outstanding as of January 3, 2022.

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock subject to options, warrants, preferred stock, or restricted stock units held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of January 3, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name Directors and Executive Officers	Number of Shares Beneficially Owned		Percentage of Common Stock
Mark White	42,581,203		14.0%
Martin Ward	21,621,706		7.1%
Nalin Jay	11,500,000	(1)	3.7%
Nicholas Carpinello	1,851,924		*
Robert Law	1,579,009		*
Spencer Christopher	10,000,000		3.3%
All directors and executive officers as a group (6 persons)	89,133,842	(1)	28.3%
5% Stockholders:
Marko Radisic (1)	36,889,154		18.1%

(1)	Includes 10,000,000 shares of Common Stock issuable upon conversion of 10,000 shares Series A Preferred Stock.
*	Less than 1%

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Policy Concerning Transactions with Related Persons

Under Item 404 of SEC Regulation S-K, a related person transaction is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities (a “significant shareholder”), or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

We recognize that transactions between us and any of our Directors or Executives or with a third party in which one of our officers, directors or significant shareholders has an interest can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our Company and stockholders.

The Audit Committee of the Board of Directors is charged with responsibility for reviewing, approving and overseeing any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K), including the propriety and ethical implications of any such transactions, as reported or disclosed to the Committee by the independent auditors, employees, officers, members of the Board of Directors or otherwise, and to determine whether the terms of the transaction are not less favorable to us than could be obtained from an unaffiliated party.

The following includes a summary of transactions since January 1, 2020, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

Amounts due to related parties include the following: (in thousands)

December 31, 2020
Loans due to stockholders and related parties
Due within one year	$1,000
Long-term	0
$1,000

On December 30, 2020, we issued an aggregate of 4,930,789 shares of our common stock to our independent directors in satisfaction of accrued and unpaid amounts due as of September 30, 2020, and 37,431,296 and 16,566,914 shares to each of Mark White and Martin Ward in satisfaction of amounts due them as of September 30, 2020. The number of shares issued to each of our directors was based on the closing price of our common stock, $0.0162, on December 28, 2020.

The promissory notes due to Zhanming Wu ($500,000) and the Company’s CEO, Mark White ($500,000), both considered related parties, including accrued interest of 7% per annum from issuance, were due for repayment on August 31, 2019 and the Company is currently in negotiations with the counterparties to extend the maturity dates of the promissory notes, but there can be no guarantee that commercially reasonable terms will agreed upon.

Indemnification

We have entered into indemnification agreements with each of our directors and entered into such agreements with certain of our executive officers. These agreements require us, among other things, to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board of Directors to the maximum extent allowed under Delaware law.

The foregoing transactions were reviewed and approved by the Audit Committee or our Board of Directors. We believe that the terms of each transaction were not less favorable to us than those terms that could be obtained from an unaffiliated third party.

Director Independence

Our Board of Directors has determined that Nicholas Carpinello, Robert Law and Nalin Jay are “independent directors” within the meaning of NASDAQ Marketplace Rule 5605(a)(2). As of March 8, 2019, our common stock is quoted on the OTCQB tier of the OTC Markets.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our certificate of incorporation, as amended, our bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation, as amended, and our bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

As of the date of this prospectus, our authorized capital is 800,000,000 shares, of which (1) 750,000,000 shares are common stock, par value $0.0001 per share (the “Common Stock”) and (2) 50,000,000 shares are preferred stock, par value $0.0001 per share, which may, at the sole discretion of the Board of Directors be issued in one or more series (the “Preferred Stock”).

As of January 3, 2022, there were 304,618,883 shares of Common Stock issued and outstanding and no shares of preferred stock are issued and outstanding. As of January 3, 2022, there were 280 holders of record of our Common Stock.

The Board may from time to time authorize by resolution the issuance of any or all shares of the common stock and the preferred stock authorized in accordance with the terms and conditions set forth in the articles of incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the preferred stock, in one or more series, all as the Board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.

Common Stock

Holders of the Company’s Common Stock are entitled to one (1) vote for each share on all matters submitted to a stockholder vote. The Common Stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of the Company’s Common Stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. Holders of the Company’s Common Stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. The Company’s Common Stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s Common Stock.

Preferred Stock

The Board of Directors of the Company may by resolution authorize the issuance of shares of preferred stock from time to time in one or more series. The Company may reissue shares of preferred stock that are redeemed, purchased, or otherwise acquired by the Company unless otherwise provided by law. The Board of Directors is authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or otherwise rights if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes if any, per share, as well as the number of members, if any, of the Board of Directors or the percentage of members, if any, of the Board of Directors each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including, sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then issued.

The Board of Directors has authorized the issuance of up to 50,000 shares of Series A Convertible Preferred Stock (“Series A Preferred”) of which 30,000 shares are outstanding. Holders of the Series A Preferred have no right to receive dividends except that if dividends are declared or paid on the Company’s Common Stock, the holders of the Series A Preferred will participate therein on an as converted basis.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, holders of Series A Preferred are entitled to be paid out of the Company’s assets legally available for distribution to stockholders, after payment of or provision for the Company’s debts and other liabilities, a liquidation preference of $12.50 per share of Series A Preferred or, if greater, the amount they would be entitled to receive if all outstanding shares of Series A Preferred had been converted into common stock before any distribution shall be made to the holders of common stock or any other stock junior to the Series A Preferred as to the distribution of assets upon liquidation.  Holders of Series A Preferred may elect at any time after July 1, 2022, to convert each Preferred Share into 1,000 shares of common stock.  The conversion rate is subject to certain anti-dilution and other adjustments, including stock splits, distributions in respect of the common stock and in the event of certain fundamental transactions such as mergers and other business combinations. All issued and outstanding shares of Series A Preferred shall be deemed to have been converted into, and shall (without any action of the holder thereof) become, 10,000 shares of the Company’s common stock, subject to the anti-dilution protections set forth in the Certificate of Designation, immediately upon the filing of a Certificate of Amendment to the Certificate of Incorporation of the Corporation with the Office of the Secretary of State of Delaware which increases the number of authorized but unissued shares of Common Stock to an amount sufficient for the conversion of all of the outstanding shares of Series A Preferred.  Holders of our Common Stock and Series A Preferred representing a majority of the votes eligible to be cast, have authorized an amendment to our Certificate of Incorporation increasing the number of our shares of authorized Common Stock to an amount sufficient to result in the automatic conversion of the outstanding shares of our Series A Preferred. Holders of Series A Preferred will vote on an as-converted basis, together with holders of Common Stock, as a single class, on the election of directors and all other matters presented to stockholders, except for matters as to which under applicable law and the certificate of designation a class vote of the holders of the Series A Preferred is required, with the holders of the Series A Preferred having three votes for each share of Common Stock issuable upon conversion.

Registration Rights

Equity Line

On March 16, 2021 the Company entered into a Registration Rights Agreement with MacRab LLC pursuant to which the Company agreed to file a registration statement to register the resale of the Put Shares and the SECA Warrant Shares. Pursuant to the Registration Rights Agreement, the Company agreed to (i) file the Registration Statement within 60 calendar days from the Closing Date, (ii) use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, and (iii) use its reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until all of the SECA Warrant Shares and Put Shares have been sold thereunder.

We entered into substantially identical Registration Rights Agreements with Mast Hill Fund, L. P., Talos Victory Fund, LLC and Quick Capital, LLC as part of the Placements completed in November and December. In each Agreement we agreed to file a registration statement to register the resale of the shares issuable upon conversion of the Convertible Note purchased by the Stockholder, along with the shares issuable upon exercise of the Placement Warrant issue to the Stockholder and the commitment shares issued to the Stockholder as an inducement to enter into its Purchase Agreement. We agreed to (i) file such registration statement within 60 calendar days from the closing of the Placement, (ii) use reasonable efforts to cause the registration statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, and (iii) use reasonable efforts to keep such registration statement continuously effective under the Securities Act until all of the shares registered thereunder have been sold.

We will pay all reasonable expenses incurred in connection with the registrations described above. However, we will not be responsible for any broker or similar concessions or any legal fees or other costs of the Selling Stockholders.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, the general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Effects of Certain Provisions of Our Bylaws

Summarized in the following paragraphs are provisions included in our Certificate of Incorporation, as amended, and our bylaws that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our Board to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If the Board were to determine that a takeover proposal was not in our best interest, such shares could be issued by the Board without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Certificate of Incorporation, as amended, grants our Board broad power to establish the rights and preferences of authorized and unissued shares of additional series of preferred stock. The creation and issuance of one or more additional series of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Cumulative Voting. Our Certificate of Incorporation, as amended, does not provide for cumulative voting in the election of directors which would allow holders of less than a majority of the voting stock to elect some directors.

Vacancies. Section 223 of the Delaware General Corporation Law and our bylaws provide that all vacancies, including newly created directorships, may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders. A special meeting of stockholders may be called by our Board or the Chairman of our Board and must be called by our Secretary at the request in writing of holders of record of a majority of our outstanding capital stock entitled to vote. The requirement that a majority of our outstanding capital stock is required to call a special meeting means that small stockholders will not have the power to call a special meeting to, for example, elect new directors.

Bylaws. Our certificate of incorporation, as amended, and bylaws authorizes the board of directors to adopt, repeal, alter or amend our bylaws without shareholder approval.

Removal. Except as otherwise provided, a director may be removed from office with or without cause at any special meeting of stockholders by the affirmative vote of at least a majority of the voting power and outstanding stock entitled to vote.

Indemnification of Directors and Officers

Articles 7 and 8 of our Certificate of Incorporation, as amended, provide as follows:

“7.

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

8.

The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal or modification of this paragraph shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Transfer Agent

The transfer agent and registrar, for our common stock is Nevada Agency and Transfer Company. The transfer agent and registrar’s address is 50 West Liberty Street, Suite 880, Reno, Nevada 89501. The transfer agent’s telephone (775) 322-0626.

SELLING STOCKHOLDERS

This Prospectus relates to the possible resale from time to time by the Selling Stockholders named in the table below of any or all of the Common Stock that has been or may be issued by us to the Selling Stockholders under the Standby Equity Commitment Agreement and the Security Purchase Agreements. We are registering the Common Stock pursuant to the provisions of the Registration Rights Agreement entered into with each Selling Stockholder in order to permit such Selling Stockholder to offer its shares for resale from time to time.

The table below presents information regarding the Selling Stockholders and the Common Stock they may offer from time to time under this Prospectus. This table is prepared based on information supplied to us by the Selling Stockholders and reflects holdings as of January 3, 2022. As used in this Prospectus, the term “Selling Stockholders” includes each Selling Stockholder, and any donees, pledgees, transferees, or other successors-in-interest selling shares received after the date of this Prospectus from such Selling Stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Maximum Number of Common Stock to be Offered Pursuant to this Prospectus” represents all of the Common Stock that each Selling Stockholder may offer under this Prospectus. Each Selling Stockholder may sell some, all or none of its shares offered by this Prospectus. We do not know how long any Selling Stockholder will hold its shares before selling them, and we currently have no agreements, arrangements, or understandings with the Selling Stockholders regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes Common Stock with respect to which the Selling Stockholder has voting and investment power. With respect to the Equity Line with the Selling Stockholder, because the purchase price of the Common Stock issuable under the Standby Equity Commitment Agreement is determined on each settlement date, the number of shares that may actually be sold by us under the Standby Equity Commitment Agreement may be fewer than the number of shares being offered by this Prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this Prospectus.

Name of Selling Stockholders	Number of Shares Owned Prior to Offering		Maximum Number of Shares to be Offered for Resale Pursuant to this Prospectus		Number of Shares Beneficially Owned After Offering(5)	Percent of the Class to be Owned After Offering51)
MacRab LLC(1)	2,272,727	(1)	2,272,727	(1)	-0-	*
Mast Hill Fund LP	10,855,047	(2)	103,720,047	(2)	-0-	*
Talos Victory Fund LLC	10,144,953	(3)	69,154,393	(3)	-0-		*
Quick Capital, LLC	3,111,111	(4)	22,611,111	(4)	-0-	*

*	Represents less than 1%

(1)	Represents shares issuable upon exercise of SECA Warrant at an original exercise price of $0.044 per share. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the Offering all of the shares that the Selling Stockholder may be required to purchase under the Standby Equity Commitment Agreement because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of the Selling Stockholder’s control, including, but not limited to, the Registration Statement of which this Prospectus is a part becoming and remaining effective. Furthermore, the maximum dollar value of each put of Common Stock to the Selling Stockholder under the Standby Equity Commitment Agreement is subject to certain agreed upon threshold limitations set forth therein. Also, under the terms of the Standby Equity Commitment Agreement, we may not issue shares of our Common Stock to the Selling Stockholder to the extent that the Selling Stockholder or any of its affiliates would, at any time, beneficially own more than 4.99% of our outstanding Common Stock. The Selling Stockholder’s principal business is that of a private investment firm. We have been advised that the Selling Stockholder is not an independent broker-dealer, and that neither the Selling Stockholder nor any of its affiliates is an affiliate or an associated person of any independent broker-dealer. We have been further advised that Mackey MacFarlane, Member of the Selling Stockholder, has sole voting and dispositive powers with respect to the Common Stock being registered for sale by the Selling Stockholder. The principal business address of the Selling Stockholder is.738 Mandalay Grove Ct. Merritt Island, Florida 32953
(2)	Excludes 64,000,000 shares issuable upon conversion of a Convertible Note and 28,065,000 shares issuable upon exercise of a Placement Warrant, without giving effect to the blocker described in the next sentence. The Convertible Note and Placement Warrant held by the Selling Stockholder are subject to beneficial ownership limitations such that the Note may not be converted or the Warrant exercised, respectively, if it would result in the Stockholder exceeding the beneficial ownership limitation. The beneficial ownership limitation is 4.99%. The principal business address of the Selling Stockholder is 48 Parker Road, Wellesley, MA 02482.
(3)	Excludes 43,200,000 shares issuable upon conversion of a Convertible Note and 15,810,000 shares issuable upon exercise of a Placement Warrant, without giving effect to the blocker described in the next sentence. The Convertible Note and Placement Warrant held by the Selling Stockholder are subject to beneficial ownership limitations such tht the Note may not be converted or the Warrant exercised, respectively, if it would result in the Stockholder exceeding the beneficial ownership limitation. The beneficial ownership limitation is 4.99%. The principal business address of the Selling Stockholder is 348 Cambridge Street #101, Woburn, MA 01801.
(4)	Excludes 16,000,000 shares issuable upon conversion of a Convertible Note and 6,500,000 shares issuable upon exercise of a Placement Warrant, without giving effect to the blocker described in the next sentence. The Convertible Note and Placement Warrant held by the Selling Stockholder are subject to beneficial ownership limitations such that the Note may not be converted or the Warrant exercised, respectively, if it would result in the Stockholder exceeding the beneficial ownership limitation. The beneficial ownership limitation is set at 4.99%. The principal business address of the Selling Stockholder is 12000 Biscayne Blvd, Suite 408, Miami, Florida 33181
(5)	Assumes the sale of all shares being offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The Selling Stockholders, including any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at market prices prevailing at the time of sale, prices related to prevailing market prices, fixed prices or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	exchange distributions in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlements of short sales;

●	transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	writings or settlements of options or other hedging transactions, whether through an options exchange or otherwise;

●	combinations of any such methods of sale; or

●	any other methods permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

We have been advised that MacRab LLC has entered into an Agreement dated May 27, 2021, with Wilson-Davis & Co., Inc., which obligates MacRab to reimburse certain expenses to be incurred by Wilson-Davis in connection with the performance of its obligations under the Agreement and which provides that MacRab will pay to Wilson-Davis upon each sale of shares as defined in the Registration Rights Agreement, usual and customary ticket charges and related transaction fees plus a commission or mark-down in an amount equal to three and one-half percent (3.5%) of the gross proceeds from the sale of such shares in addition to all customary fees and charges typically imposed by Wilson-Davis.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities will be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the sale of all of the securities pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. The availability for sale of a substantial number of shares of our common stock including Put Shares acquired upon exercise of our rights pursuant to the Equity Credit Line and upon exercise of rights under the Convertible Notes and Warrants issued to Selling Stockholders and such other convertible notes, options and warrants as may be outstanding from time to time could materially adversely affect the market price of our common stock. In addition, sales of our common stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of Restricted Shares

The 260,258,838 shares of common stock being offered by this Prospectus, other than any of such shares which are acquired by our “affiliates,” as defined in Rule 144, will be freely tradable without restriction or registration under the Securities Act. As of January 3, 2022, there were 304,618,883 shares of common stock outstanding without giving effect to 30,000,000 shares issuable upon conversion of outstanding shares of our Series A Preferred. All of our outstanding shares of common stock, with the exception of the shares issuable upon conversion of the Series A Preferred which were issued in private transactions within the past 6 months, are either freely tradeable or eligible for sale pursuant to Rule 144.

Rule 144

In general, under Rule 144, as currently in effect, a person who is not and has not been our affiliate at any time during the preceding three months, and who has beneficially owned his shares for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available, and, after owning such shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who is our affiliate or who was our affiliate at any time during the preceding three months (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of a company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then-outstanding shares of common stock, or (2) if and when the common stock is listed on a national securities exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which a notice of such sale was filed under Rule 144. Sales under Rule 144 by our affiliates are also subject to certain requirements as to the manner of sale, notice, and availability of current public information about our company.

We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Ellenoff Grossman Schole LLP , 1345 Avenue of the Americas, New York, New York 10105.

EXPERTS

Our balance sheets as of December 31, 2020 and December 31, 2019 and the related statement of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2020 and 2019 included in this prospectus have been audited by Cherry Bekaert LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form S-1 under the Securities Act for the common stock offered for resale by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information relating to us and our common stock, reference is made to the registration statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document are not necessarily complete and you should refer to the exhibits attached to or incorporated by reference into the registration statement for copies of the actual contract or document.

The registration statement on Form S-1, of which this prospectus forms a part, including exhibits, is available at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with, or furnish to, the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call (202) 551-8090 for further information on the operations of the public reference facilities.

TOUCHPOINT GROUP HOLDINGS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Touchpoint Group Holdings, Inc.

Miami, Florida

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Touchpoint Group Holdings, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, temporary and stockholders’ (deficit) equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matters

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s evaluations of the events and conditions and management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board of the United States of America (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter – Impairment of Intangible Assets

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the Company’s Audit Committee and that: (i) relates to accounts or disclosures that are material to the financial statements and (ii) involved especially challenging, subjective, or complex judgements. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Critical Audit Matter Description

As disclosed in Note 2 to the financial statements, the Company evaluates the recoverability of its long-lived assets whenever events or changes in circumstances indicate impairment may have occurred. An impairment loss is recognized when the net book value of such assets exceeds the estimated future undiscounted cash flows attributed to the assets or the business to which the assets relate. Impairment losses, if any, are measured as the amount by which the carrying value exceeds the fair value of the assets. As further discussed in Note 2, the Company recorded an impairment charge totaling $500,000 during the year ended December 31, 2020.

A high degree of auditor judgment and effort was required in performing audit procedures to evaluate the reasonableness of management’s cash flow forecasts and the significant assumptions used. Significant uncertainty exists with these assumptions because they are sensitive to future market or economic conditions.

How the Critical Audit Matter Was Addressed In the Audit

●

Obtained an understanding of the internal controls and processes over the valuation of the intangible assets, including management’s controls over forecasts of future cash flows and selection of other significant assumptions.

●	Evaluated the sufficiency and appropriateness of the impairment valuation model used by management.

●	Evaluated the significant assumptions and inputs used in the future cash flow model and reviewed corroborating documentation to support the assumptions and inputs.

●	Performed a sensitivity analysis over the Company’s intangible impairment analysis.

/s/ Cherry Bekaert, LLP

We have served as the Company’s auditors since 2016.

Tampa, Florida

April 9, 2021

TOUCHPOINT GROUP HOLDINGS, INC.

Consolidated Balance Sheets

December 31, 2020 and 2019

(in thousands, except share data)

	December 31,
	2020	2019

Assets
Current assets:
Cash	$118	$258
Accounts receivable, net	124	80
Prepaid compensation	550	550
Other receivable	66	210
Other current assets	160	88
	1,018	1,186
Current assets of discontinued operations	1	29
Total current assets	1,019	1,215

Other receivable	—	250
Fixed assets	3	—
Goodwill	419	419
Intangible assets, net	930	1,992
Prepaid compensation (non-current)	367	917
Non current assets of discontinued operations	5	34

Total assets	$2,743	$4,827

Liabilities, Temporary Equity and Stockholders’ (Deficit)/Equity

Current liabilities:
Accounts payable	$314	$530
Accrued expenses	327	219
Accrued compensation	55	388
Amounts due to related parties	34	—
Deferred revenue	60	—
Loans payable	734	290
Promissory notes, related parties	1,000	1,000
	2,524	2,427
Current liabilities of discontinued operations	11	428
Total current liabilities	2,535	2,855

Total liabilities	2,535	2,855

Temporary Equity - redeemable common stock outstanding 848,611	605	605

Stockholders’ (Deficit)/Equity
Touchpoint Group Holdings, Inc. stockholders’ (Deficit)/Equity
Preferred stock: $0.0001 par value, authorized 50,000,000; nil shares issued or outstanding	—	—
Common stock: $0.0001 par value, authorized 750,000,000 shares, issued and outstanding 129,288,825 (2020) and 4,132,600 (2019)	13	2
Additional paid-in capital	63,551	61,749
Accumulated Deficit	(64,907)	(61,362)
Accumulated other comprehensive loss	(24)	(24)
Total Touchpoint Group Holdings, Inc. stockholders’ (Deficit)/Equity	(1,367)	365
Non-controlling interest	970	1,002
Total stockholders’ (deficit)/equity	(397)	1,367
Total liabilities, temporary equity and stockholders’ (Deficit)/Equity	$2,743	$4,827

See accompanying notes to consolidated financial statements.

TOUCHPOINT GROUP HOLDINGS, INC.

Consolidated Statements of Operations

For the years ended December 31, 2020 and 2019

(in thousands, except per share data)

	Years Ended December 31,
	2020	2019

Revenue	$174	$170
Cost of revenue
Software and production costs	—	4
Amortization of intangible assets	555	553
	555	557
Gross deficit	(381)	(387)

Expenses:
General and administrative	2,319	3,321
Impairment charge	500	—
Depreciation	—	1
	2,819	3,322

Loss from operations	(3,200)	(3,709)

Other income and expense:
Interest expense	(232)	(87)
Other income (Note 3)	179	553
Provision for other receivables	(287)	—
Foreign currency exchange (losses)	(5)	(5)
Loss on disposal of investment	—	(50)
	(345)	411

Loss from continuing operations	(3,545)	(3,298)

Loss from discontinued operations	—	(3,330)
Net loss for the year	(3,545)	(6,628)
Net loss attributable to non controlling interest	—	120
Net loss attributable to Touchpoint Group Holdings, Inc. common stockholders	$(3,545)	$(6,508)

Earnings per share
Basic and diluted net loss per share
- Continuing operations	$(0.12)	$(0.85)
- Discontinued operations	$—	$(0.88)
Weighted average number of shares outstanding
Basic and diluted	30,307	3,768

See accompanying notes to consolidated financial statements.

TOUCHPOINT GROUP HOLDINGS, INC.

Consolidated Statements of Comprehensive Loss

For the years ended December 31, 2020 and 2019

(in thousands)

	Years Ended December 31,
	2020	2019

Net loss	$(3,545)	$(6,508)
Other comprehensive loss:
Foreign currency translation adjustment gain (loss)	—	11

Total comprehensive loss	$(3,545)	$(6,497)

See accompanying notes to consolidated financial statements.

TOUCHPOINT GROUP HOLDINGS, INC.

Consolidated Statements of Temporary and Stockholders’ (Deficit)/Equity

For the years ended December 31, 2020 and 2019

(in thousands)

	Temporary Equity		Common Stock		Additional Paid-In	Stock Subscription	Accumulated	Accumulated Other Comprehensive	Non-Controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Income	Interest	(Deficit)/Equity
Balance January 1, 2019	34	$605	3,502	$2	$62,606	(1,425)	$(54,854)	$(35)	$1,571	$7,865

Net loss	—	—	—	—	—	—	(6,508)	—	(120)	(6,628)

Foreign currency translation	—	—	—	—	—	—	—	11	—	11

Disposal of equity in subsidiary	—	—	—	—	—	—	—	—	(449)	(449)

Additional Shares issued for business acquisition	—	—	82	—	127	—	—	—	—	127

Shares issued for services	—	—	300	—	189	—	—	—	—	189

Shares subscription cancelled	—	—	(340)	—	(1,275)	1,275	—	—	—	—

Share subscription settled through services provided	—	—	—	—	—	150	—	—	—	150

Shares issued for commitment fees	—	—	180	—	67	—	—	—	—	67

Shares issued as security for loan	—	—	179	—	—	—	—	—	—	—

Shares issued for commitment fee	—	—	196	—	35	—	—	—	—	35

Balances, December 31, 2019	34	$605	4,099	$2	$61,749	$—	$(61,362)	$(24)	$1,002	$1,367

Net loss	—	—	—	—	—	—	(3,545)	—	—	(3,545)

Shares issued for settlement of amounts owing for accrued compensation	—	—	61,279	6	977	—	—	—	—	983

Cancellation of shares on sale of subsidiary	—	—	(89)		(2)	—	—	—	(32)	(34)

Return of shares from Banana Whale	—	—	(474)	—	—	—	—	—	—	—

Shares issued for cash	—	—	646	—	20	—	—	—	—	20

Shares issued for financing commitment	—	—	560	—	34	—	—	—	—	34

Shares issued for conversion of note payable	—	—	32,069	3	263	—	—	—	—	266

Shares issued for services	—	—	24,000	2	510	—	—	—	—	512

Correction of shares not subject to reverse split	—	—	7,200	—	—	—	—	—	—	—

Balances, December 31, 2020	34	$605	129,290	$13	$63,551	$—	$(64,907)	$(24)	$970	$(397)

See accompanying notes to consolidated financial statements.

TOUCHPOINT GROUP HOLDINGS, INC.

Consolidated Statements of Cash Flows

For the years ended December 31, 2020 and 2019

(in thousands)

	Years Ended December 31,
	2020	2019

Cash used in operating activities:
Operating activities:
Net loss for the year	$(3,545)	$(3,298)

Adjustment to reconcile net loss for the year to net cash used in operating activities:
Depreciation of property and equipment	—	1
Amortization of intangible assets	555	553
Impairment charge	500	—
Shares issued for financing commitment	34	102
Forgiveness of note receivable	3	—
Shares issued for contract revision	—	127
Shares issued for services to be provided	256	—
Amortization of shares issued for services	603	955
Non-cash interest expense	84	18
Loss on disposal of investment	—	50
Common shares issued for services received	115	189
Other income (non-cash) (Note 3)	(379)	(553)
Changes in operating assets and liabilities:
Accounts receivable	350	(102)
Other assets	37	21
Deferred revenue	60	—
Accounts payable and accrued expenses	560	506

Net cash flows from continuing operating activities	(767)	(1,431)

Net cash flows from discontinued operating activities	—	(633)

Net cash flows from operating activities	(767)	(2,064)

Cash used in investing activities:
Cash advances to acquisition target	—	(140)
Proceeds from sale of investments	—	50
Proceeds from sale of interest in subsidiary	—	1,750
Change in other assets	(18)	—
Net cash flows from investing activities – continuing operations	(18)	1,660

Cash flows from investing activities – discontinued operations	—	(77)

Net cash flows from investing activities	(18)	1,583

Cash flows from financing activities:
Proceeds from loans	797	762
Repayments on loans	(190)	(490)
Cash proceeds from issuance of shares	20	—
Cash proceeds from note receivable	3	—
Advances from related parties	15	19
Net cash flows from financing activities – continuing operations	645	291
Cash flows from financing activities – discontinued operations	—	69
Net cash flows from financing activities	645	360

Decrease in cash during the year	(140)	(121)
Foreign exchange effect on cash	—	10

Cash at the beginning of the year - continuing operations	258	313
Cash at the beginning of the year – discontinued operations	—	58
Cash at end of the year – total	$118	$260

See accompanying notes to consolidated financial statements.

TOUCHPOINT GROUP HOLDINGS, INC.

Consolidated Statements of Cash Flows (continued)

For the years ended December 31, 2020 and 2019

(in thousands)

	Year Ended December 31,
	2020		2019

Cash paid for interest		$11	$—
Non-cash transactions:
Common stock issued in settlement of amounts due		$983	$—
Common stock issued for provision of services		$512	$—
Disposal of interest in subsidiary	$		$(449)
Shares issued for conversion of notes payable		$266	$—
Share subscription settled through securities provided	$		$150

See accompanying notes to consolidated financial statements.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

Note 1. Description of Business, Organization and Principles of Consolidation

Description of Business

The Company has the following businesses:

(i)

Touchpoint Group (“TG”) – Touchpoint Group (“TG”) is a software developer which supplies a robust fan engagement platform designed to enhance the fan experience and drive commercial aspects of the sport and entertainment business.

TG brings users closer to the action by enabling them to engage with clubs, favorite players, peers and relevant brands through features that include live streaming, access to limited edition merchandise, gamification (chance to win unique one-off life experiences), user rewards, third party branded offers, credit cards and associated benefits.

(ii)	The Company is in negotiations to sell its interests in Love Media House, Inc. (“Love Media House”) and as such, it is considered to be discontinued operations. See Note 3 for more information.

(iii)	The Company disposed of its interest in Browning Productions & Entertainment, Inc. (“Browning”) and its results for 2019 are treated as discontinued operations. See Note 3 for more information.

(iv)	123 Wish, Inc. is considered dormant. All operations have been moved to TG.

The Company is primarily based in the United States of America and the United Kingdom

Current Structure of the Company

The Company has the following subsidiaries:

Subsidiary name	% Owned

● 123Wish, Inc. (considered dormant)	51%
● One Horizon Hong Kong Ltd (Limited Operations)	100%
● Horizon Network Technology Co. Ltd (Limited Operations)	100%
● Love Media House, Inc. (discontinued operations)	100%
● Touchpoint Connect Limited	100%

In addition to the subsidiaries listed above, Suzhou Aishuo Network Information Co., Ltd (“Suzhou Aishuo”) is a limited liability company organized in China and controlled by the Company via various contractual arrangements. Suzhou Aishuo is treated as one of our subsidiaries, with limited operations, for financial reporting purposes in accordance with GAAP.

During the year ended December 31, 2020 the main trading of the Group is conducted through the Company and no significant activities are undertaken in the subsidiary companies.

All significant intercompany balances and transactions have been eliminated in consolidation.

Note 2. Summary of Significant Accounting Policies

Liquidity and Capital Resources

Historically, the Company has incurred net losses and negative cash flows from operations which raise substantial doubt about the Company’s ability to continue as a going concern. The Company has principally financed these losses from the sale of equity securities and the issuance of debt instruments.

The Company may be required to raise additional funds through various sources, such as equity and debt financings. While the Company believes it is probable that such financings could be secured, there can be no assurance the Company will be able to secure additional sources of funds to support its operations or, if such funds are available, that such additional financing will be sufficient to meet the Company’s needs or on terms acceptable to us.

At December 31, 2020, the Company had cash of $118,000. Together with the Company’s new Equity Line with MacRab, and current operational plan and budget, the Company believes that it has the potential to generate positive cash flows in the second half of 2021. However, actual results could differ materially from the Company’s projections.

Covid-19

The outbreak of the novel strain of coronavirus, specifically identified as “COVID- 19”, has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. The duration and impact of the COVID-19 outbreak is unknown at this time, as is the efficacy of the government and central bank interventions. It is not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of the Company and its operations in future periods.

Basis of Accounting and Presentation

These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”).

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar. Assets and liabilities other than those denominated in U.S. dollars, primarily in Singapore, the United Kingdom and China, are translated into U.S. dollars at the rate of exchange at the balance sheet date. Revenues and expenses are translated at the average rate of exchange throughout the period. Gains or losses from these translations are reported as a separate component of other comprehensive income (loss) until all or a part of the investment in the subsidiaries is sold or liquidated. The translation adjustments do not recognize the effect of income tax because the Company expects to reinvest the amounts indefinitely in operations.

Transaction gains and losses that arise from exchange-rate fluctuations on transactions denominated in a currency other than the functional currency are included in general and administrative expenses.

Cash

Cash and cash equivalents include bank demand deposit accounts and highly liquid short-term investments with maturities of three months or less when purchased. Cash consists of checking accounts held at financial institutions in the U.S. and the United Kingdom which, at times, balances may exceed insured limits. The Company has not experienced any losses related to these balances, and management believes the credit risk to be minimal.

Accounts Receivable, Concentrations and Revenue Recognition

Performance Obligations - A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account under the revenue recognition standard. The transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The Company’s contracts do not typically have variable consideration that needs to be considered when the contract consideration is allocated to each performance obligation.

Revenue Recognition – We recognize revenues from each business segment as described below:

— Continued operations

1

Touchpoint – Revenue for the sale of the software license is recognized when the customer has use of the services and has access to use the software. Revenue from  the usage of the software is shared between the customer and Touchpoint in accordance with their operator agreement. The Company also generates revenue through the development and deployment of customized customer apps based on its existing technologies. Based on the terms of the Operator Agreements, the Company recognizes revenue upon approval of the app and related design documents by the customer. Included within deferred revenue is amounts billed and/or collected from customer prior to achieving customer approval. The Company also recognizes revenue through hosting and maintenance fees billed to customers under the Operator Agreements and is eligible to receive a portion of revenues generated through the customer app, as defined. Revenues were generated through the revenue sharing arrangement in 2021.

— Discontinued operations

1

Love Media House derived income from recording and video services. Income was recognized when the recording and video services are performed and the final customer product is delivered and the point at which the performance obligation is satisfied. Those revenues were non-refundable.

2

Browning derived income from the advertising associated with the airing of television series produced by Browning and also licenses income from the showing of series on certain channels based on the number of viewers attracted. Advertising revenue was recognized when the series to which the advertising relates is aired.

The Company does not have off-balance sheet credit exposure related to its customers. As of December 31, 2020, five customers and two customers respectively, accounted for 100% of the accounts receivable balance. three customers and five customers accounted for 100% of the revenue for the year ended December 31, 2020 and December 31, 2019 respectively.

Intangible Assets

Intangible assets include software development costs and acquired technology and are amortized on a straight-line basis over the estimated useful lives ranging from four to five years. The Company periodically evaluates whether changes have occurred that would require revision of the remaining estimated useful life. The Company performs periodic reviews of its capitalized intangible assets to determine if the assets have continuing value to the Company.

Impairment of Other Long-Lived Assets

The Company evaluates the recoverability of its property and equipment and other long-lived assets whenever events or changes in circumstances indicate impairment may have occurred. An impairment loss is recognized when the net book value of such assets exceeds the estimated future undiscounted cash flows attributed to the assets or the business to which the assets relate. Impairment losses, if any, are measured as the amount by which the carrying value exceeds the fair value of the assets.

As a result of the current pandemic and its impact on our ability to conduct customer marketing efforts and the inherent uncertainties in the entertainment and software industries within the United States and elsewhere globally, the Company has updated its short-term projections. As a result of this re-evaluation, during the year ended December 31, 2020, the Company recorded an impairment loss of approximately $0.5 million. While the Company believes its estimates and assumptions are reasonable, variations from those estimates could produce materially different results.

As set out in Note 3, during the year ended December 31, 2019, the Company recorded an impairment charge related to the Company’s discontinued operations of $2.4 million.

Income Taxes

Deferred income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, operating loss, and tax credit carryforwards, and are measured using the enacted income tax rates and laws that will be in effect when the differences are expected to be recovered or settled. Realization of certain deferred income tax assets is dependent upon generating sufficient taxable income in the appropriate jurisdiction. The Company records a valuation allowance to reduce deferred income tax assets to amounts that are more likely than not to be realized. The initial recording and any subsequent changes to valuation allowances are based on a number of factors (positive and negative evidence). The Company considers its actual historical results to have a stronger weight than other, more subjective, indicators when considering whether to establish or reduce a valuation allowance.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding in the period. Diluted loss per share takes into consideration common shares outstanding (computed under basic loss per share) and potentially dilutive securities. For the years ended December 31, 2020 and 2019, all outstanding warrants are antidilutive because of net losses, and as such, their effect has not been included in the calculation of diluted net loss per share. Common shares issuable are considered outstanding as of the original approval date for purposes of earnings per share computations.

Accumulated Other Comprehensive Income (Loss)

Other comprehensive income (loss), as defined, includes net income (loss), foreign currency translation adjustment, and all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any significant transactions that are required to be reported in other comprehensive income (loss), except for foreign currency translation adjustments.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the fiscal year. The Company makes estimates for, among other items, useful lives for depreciation and amortization, determination of future cash flows associated with impairment testing for long-lived assets, determination of the fair value of stock options and warrants, valuation allowance for deferred tax assets, allowances for doubtful accounts, and potential income tax assessments and other contingencies. The Company bases its estimates on historical experience, current conditions, and other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from those estimates and assumptions.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. This update permits the use of either the modified retrospective or fully retrospective method of transition. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

Note 3. Discontinued Operations

On January 1, 2019 the Company sold its 51% interest in Banana Whale to a third party in return for $1,500,000 in cash, a promissory note in the principal amount of $500,000 (the “Banana Whale Note”) and the return of 295,322 shares of the Company’s common stock issued upon acquisition.

In December 2019, an agreement regarding the remaining amount due on the Banana Whale Note of $500,000 was reached pursuant to which the Company received $250,000 in December 2019. In addition, the balance is payable over the two years ending December 2021 whereby the Company will receive an amount equal to 25% of reported EBITDA each quarter up to a maximum amount of $250,000 in the aggregate. As of December 31, 2020, no payments have been received.

During the year ended December 31, 2019, the Company decided to sell its interests in its subsidiaries, Love Media House and Browning. In connection with this determination, the Company concluded the intangible assets related to these subsidiaries were impaired. Accordingly, the Company recorded an impairment charge of approximately $2.4 million which was included in the loss from discontinued operations for the year ended December 31, 2019.

On February 18, 2020, the Company completed the sale of its interest in Browning to William J. Browning, the holder of the remaining Browning shares. Under the Recission Agreement, Browning and Mr. Browning agreed to repay advances totaling $210,000, made to Browning by the Company, over a 24-month period ending January 31, 2022 with an early repayment discount, equal to the amount of payment received during the six months ending August 31, 2020. Commencing September 1, 2020, the then balance outstanding is to be repaid in equal instalments over the remaining 17 months together with interest of 1% per month. During the year ended December 31, 2020, the Company received $3,000 and in addition credited Browning with an additional $3,000 repayment discount reducing the outstanding principal to $204,000 as of December 31, 2020. The Company has fully provided for this amount by offsetting against the gain on sale. The Company intends to commence legal action against Mr. Browning for the amounts due.

In June 2020, Mr. Browning returned the 89,334 shares of Company common stock issued under the original acquisition. The shares have now been cancelled by the Company.

During the year ended December 31, 2020, the Company realized a gain of $379,000 on the sale of its 51% interest in Browning.

The Company has accounted for the operations of Love Media House and Browning as discontinued operations. The Statements of Operations for the years ended December 31, 2020 and 2019 for discontinued operations is as follows (in thousands):

Discontinued operations	Years Ended December 31,
	2020	2019

Revenue	$—	$467

Cost of revenue
Hardware	—	193
Amortization	—	150
	—	343
Gross Profit/(deficit)	—	124
Expenses
General and administrative	—	987
Depreciation	—	8
Other expenses	—	19
Impairment	—	2,440
	—	3,454
Loss from Discontinued Operations	—	$(3,330)

 The balance sheet of discontinued operations as of December 31, 2020 and 2019 is as follows: (in thousands)

	December 31,
	2020	2019
Current Assets
Cash	$—	$2
Accounts Receivable	—	—
Other current assets	1	27
	1	29
Property and equipment	5	34
Intangible assets	—	—
Goodwill	—	—
	$6	$63
Current Liabilities
Accounts payable and accrued expenses	$—	$36
Deferred revenue	—	15
Loans payable	—	115
Finance contracts, due within one year	—	51
Notes payable – related parties	11	211

	$11	$428

Note 4. Intangible Assets

As a result of the current pandemic and its impact on our ability to conduct customer marketing efforts and the inherent uncertainties in the entertainment and software industries within the United Kingdom and the United States, the Company has updated its short-term projections. As a result of this re-evaluation, during the year ended December 31, 2020, the Company recorded an impairment loss of approximately $0.5 million. While the Company believes its estimates and assumptions are reasonable, variations from those estimates could produce materially different results.

Intangible assets consist of the following (in thousands):

	December 31,
	2020	2019

Touchpoint software	$2,443	$2,950
Less accumulated amortization	(1,513)	(958)
	930	1,992

Goodwill	419	419

Intangible assets, net	$1,349	$2,411

Note 5. Notes Payable

a) Promissory notes, related parties

The promissory notes due to Zhanming Wu ($500,000) and the Company’s CEO, Mark White ($500,000), both considered related parties, including accrued interest of 7% per annum from issuance, were due for repayment on August 31, 2019. Such payments were not made and the parties are in negotiations to extend the maturity dates of the promissory notes, but there can be no guarantee that commercially reasonable terms will agreed upon. As of December 31, 2020, the counterparties had not demanded repayment of the promissory notes.

b) Century River Limited

The remaining principal balance of $10,000 of the $500,000 loan received from Century River Limited, a company controlled by the Company’s CEO, Century River Limited was repaid on June 10, 2020.

c) Bespoke Growth Partners Convertible #1

In July 2019, the Company issued a convertible promissory note in the original principal amount of $100,000 to Bespoke Growth Partners. The loan was originally due on January 26, 2020 and bore interest of 20% per annum. During the year ended December 31, 2020 the Company repaid $84,210 of principal and $16,061 of interest on the note by issuing an aggregate of 12,813,123 shares of Company common stock to Bespoke Growth Partners. The balance owing as of December 31, 2020 was $15,790.

d) Bespoke Growth Partners Convertible #2

In November 2019, the Company issued a convertible promissory note to Bespoke Growth Partners. The note was due on May 21, 2020 with an interest rate of 20% per annum. During the year ended December 31, 2020 the Company received proceeds under the note of $175,000. The balance outstanding as of December 31, 2020, including pro-rata loan discount, was $262,500.

The Company is in negotiation with Bespoke to revise the repayment terms and date on both loans with Bespoke Growth Partners.

e) Labrys Fund

The loan payable in the amount of $180,000 is due to Labrys Fund LP. This loan was due on January 24, 2020 and bore interest of 12% per annum. The Loan was repaid in full on the due date.

a) Geneva Roth Remark Holdings, Inc.

In May 2020, the Company issued a convertible promissory note in the principal amount of $133,000 to Geneva Roth Remark Holdings, Inc. The note is due May 19, 2021 and has an interest rate of 10% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 days. During the year ended December 31, 2020 the Company issued 15,255,651 common shares as full repayment of the $133,000 promissory note.

b) Geneva Roth Remark Holdings, Inc. Note #2

In July 2020, the Company issued a convertible promissory note in the principal amount of $63,000 to Geneva Roth Remark Holdings, Inc. The note is due July 27, 2021 and has an interest rate of 10% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 days. The balance owing as of December 31, 2020 is $63,000. The final balance was repaid in February 2021 by the issue of 7,037,234 shares of common stock.

c) Geneva Roth Remark Holdings, Inc, Note #3

In October 2020, the Company issued a convertible promissory note in the principal amount of $55,000 to Geneva Roth Remark Holdings, Inc. The note is due October 21, 2021 and has an interest rate of 10% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 days. The balance owing as of December 31, 2020 is $55,000. The loan was repaid in full by cash on April 1, 2021.

d) Geneva Roth Remark Holdings, Inc. Note #4

In December 2020, the Company issued a convertible promissory note in the principal amount of $53,500 to Geneva Roth Remark Holdings, Inc. The note is due December 14, 2021 and has an interest rate of 10% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 days. The balance owing as of December 31, 2020 is $53,500.

e) Geneva Roth Remark Holdings, Inc. Note #5

In December 2020, the Company issued a convertible promissory note in the principal amount of $45,500 to Geneva Roth Remark Holdings, Inc. The note is due December 30, 2021 and has an interest rate of 10% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 days. The balance owing as of December 31, 2020 is $45,500.

f) Firstfire Global Opportunities Fund, LLC. Loan #1

In June 2020, the Company issued a convertible promissory note in the principal amount of $145,000 to Firstfire Global Opportunities Fund, LLC. The note is due June 15, 2021 and has an interest rate of 10% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 days. During the year ended December 31, 2020 the amount of $33,004 was converted to 4,000,000 common shares of the Company. The balance owing as of December 31, 2020 is $111,996. The final balance was repaid in February 2021 by the issue of 6,300,000 shares of common stock.

g) EMA Financial, LLC

In August 2020, the Company issued a convertible promissory note in the principal amount of $125,000 to EMA Financial, LLC. The note is due October 30, 2021 and has an interest rate of 10% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at the lower of $0.05 per share and a discount of 35% to the average trading price. The balance owing as of December 31, 2020 is $125,000. In February 2021 the Company issued 10,365,144 shares of common stock in full settlement of the outstanding balance due.

Note 6. Related Party Transaction

During the year ended December 31, 2020 the Company settled $967,671 owing to certain directors and officers of the Company through the issuance on December 29, 2020 of 59,732,764 common shares of the Company at $0.0162 being the closing price on December 28, 2020.

Note 7. Share Capital

Common Stock

The Company is authorized to issue 750 million shares of common stock, par value of $0.0001.

During the year ended December 31, 2020, the Company issued shares of common stock as follows:

●	12,813,132 shares of common stock, with an aggregate fair value of $100,271, in partial settlement of principal and interest owing to Bespoke Growth Partners.

●	7,200,000 shares of common stock to adjust shares issued in 2019 for consulting services which were not subject to reverse split.

●	559,673 shares of common stock for a commitment fee payable to Crown Bridge Partners under the agreement dated in July 2019.

●	645,757 shares of common stock for cash of $19,969.

●	5,000,000 shares of common stock, with a fair value of $60,000, for services to be provided.

●	5,000,000 shares of common stock, with a fair value of $68,500, for services to be provided.

●	2,000,000 shares of common stock, with a fair value of $27,400, for services to be provided.

●	3,000,000 shares of common stock, with a fair value of $169,500, for services to be provided.

●	9,000,000 shares of common stock, with a fair value of $187,000, for services provided.

●	19,255,651 shares of common stock, with a fair value of $166,004, for part conversion of convertible promissory notes

●	61,279,454 shares of common stock for settlement of amounts owing in the aggregate of $982,908.

During the year ended December 31, 2020 563,760 shares of common stock were returned to the Company for cancellation.

During the year ended December 31, 2019, the Company issued shares of common stock as follows:

●	81,933 shares of common stock, with a fair value of $126,760, as additional compensation related to acquisition of Browning.

●	200,000 shares of common stock, with a fair value of $150,000, for consulting services to be provided.

●	100,000 shares of common stock with a fair value of $38,750 for consulting services to be provided

●	179,104 shares of common stock as security against the loan payable to Labrys Fund LP. The shares were received back by the Company for cancellation in February 2020.

●	370,000 shares of common stock for a commitment fee payable to Crown Bridge Partners

During the year ended December 31, 2019, 340,000 shares of common stock, issued in December 2018 was returned to the company for cancellation and the related share subscription due was cancelled.

Stock Purchase Warrants

As of December 31, 2020, the Company had no warrants outstanding.

During the year ended December 31, 2020, no warrants were issued, exercised and 2,890 were forfeited. During the year ended December 31, 2019 no warrants were issued, exercised or forfeited.

Note 8. Stock-Based Compensation

On August 6, 2013, the Company’s shareholders approved the 2013 Equity Incentive Plan (“2013 Plan”). The 2013 Plan provides for the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents, cash bonuses and other stock-based awards to employees, directors and consultants of the Company.

There were no options issued in the years ended December 31, 2020 and 2019 and there are no options outstanding as at December 31, 2020.

In March 2018, the Company adopted the 2018 Equity Incentive Plan (the “2018 Plan”) to provide additional incentives to the employees, directors and consultants of the Company to promote the success of the Company’s business. During the year ended December 31, 2020, no common stock of the Company was issued under the 2018 Plan.

Note 9. Income Taxes

The difference between the applicable statutory tax rates and the provision for income tax recorded by the Company is primarily attributable to the change in the Company’s valuation allowance against its deferred tax assets and the tax treatment of certain gains and losses recorded under GAAP.

The potential benefit of net operating loss carryforwards has not been recognized in the consolidated financial statements since the Company cannot determine that it is more likely than not that such benefit will be utilized in future years. The tax years 2006 through 2020 remain open to examination by federal authorities in certain jurisdictions in which the Company operates, namely China and Hong Kong. The components of the net deferred tax assets and the amount of the valuation allowance are as follows: (in thousands)

	December 31,
	2020	2019
Deferred tax assets
Net operating loss carryforwards	4,768	4,494
Valuation allowance	(4,768)	(4,494)
Net deferred tax assets	$—	$—

The Company continually evaluates its uncertain income tax positions and may record a liability for any unrecognized tax benefits resulting from uncertain income tax positions taken or expected to be taken in an income tax return. Estimated interest and penalties are recorded as a component of interest expense and other expense, respectively.

Because tax laws are complex and subject to different interpretations, significant judgment is required. As a result, the Company makes certain estimates and assumptions in: (1) calculating its income tax expense, deferred tax assets, and deferred tax liabilities; (2) determining any valuation allowance recorded against deferred tax assets; and (3) evaluating the amount of unrecognized tax benefits, as well as the interest and penalties related to such uncertain tax positions. The Company’s estimates and assumptions may differ significantly from tax benefits ultimately realized. Historically, the Company has not filed income tax returns and the related required informational filings in the U.S. Certain informational filings if not filed contain penalties. The Company is currently addressing this issue with advisors to determine the amount of potential payments due. Given the complexity of the issue the Company is unable to quantify a range of potential loss. Accordingly, no liability has been recorded in the accompanying consolidated balance sheets in respect of this matter. However, such potential penalties may be material to the Company’s financial statements.

Note 10. Legal Proceedings

In 2019 we received a claim from the landlord of a property leased by Maham LLC, then a possible acquisition target, under which we were a guarantor. Our counsel has responded to the claim, denying the claim and requesting additional information.

In 2019 we received a claim from the former management of Love Media regarding a claim for unpaid wages. Our legal counsel has responded disputing the validity of their claim in its entirety.

We do not believe that the ultimate resolution of these claims will have a material impact on the Company’s financial statements, but actual results could differ from our expectations.

Note 11. Subsequent Events

On March 16, 2021, the Company completed on a Standby Equity Commitment Agreement (“SECA”) with MacRab LLC whereby during the 24 months commencing on March 15, 2021, the Company has the option to sell up to $5.0 million of the Company’s common stock to MacRab at a price equal to 90% of the average of the two lowest volume weighted average prices during the eight trading day days following the clearing date associated with the respective put under the SECA. Under the SECA MacRab are entitled to 2,272,727 stock purchase warrants with an exercise price of $0.044 upon the signing of the agreement. MacRab retains the rights to the warrants if the agreement is ever terminated.

Geneva Roth Remark Holdings, Inc. Note #6

On January 13, 2021, the Company issued a convertible promissory note in the principal amount of $55,000 to Geneva Roth Remark Holdings, Inc. The note is due July 12, 2021 and has an interest rate of 10% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35%.

Geneva Roth Remark Holdings, Inc. Note #7

On February 8, 2021, the Company issued a convertible promissory note in the principal amount of $55,000 to Geneva Roth Remark Holdings, Inc. The note is due August 4, 2021 and has an interest rate of 10% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35%.

FirstFire Global Opportunities Fund, LLC. Note #2

On February 5, 2021, the Company issued a convertible promissory note in the principal amount of $100,000 to FirstFire Global Opportunities Fund, LLC. The note is due August 1, 2021 and has an interest rate of 10% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35%.

LGH Investments, LLC.

On March 4, 2021, the Company issued a convertible promissory note in the principal amount of $165,000 to LGH Investments, LLC. The note carries an OID of 10% and has an interest rate of 8% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a fixed price of $0.03 per share of common stock.

Jefferson Street Capital, LLC.

On March 17, 2021, the Company issued a convertible promissory note in the principal amount of $165,000 to Jefferson Street Capital, LLC. The note carries an OID of 10% and has an interest rate of 8% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a fixed price of $0.03 per share of common stock.

TOUCHPOINT GROUP HOLDINGS, INC.

Condensed Consolidated Balance Sheets

September 30, 2021 and December 31, 2020

(in thousands, except share data)

	September 30, 2021 (unaudited)	December 31, 2020
Assets
Current assets:
Cash	$26	$118
Accounts receivable, net	34	124
Prepaid compensation	504	550
Other receivable	—	66
Other current assets	184	160
	748	1,018
Current assets of discontinued operations	1	1
Total current assets	749	1,019

Fixed assets, net	3	3
Intangible assets, net	591	930
Goodwill	419	419
Prepaid compensation, net of current portion	—	367
Non current assets of discontinued operations	5	5
Total assets	$1,767	$2,743

Liabilities, Temporary Equity and Stockholders’ Deficit
Current liabilities:
Accounts payable	$245	$314
Accrued expenses	509	327
Accrued compensation	195	55
Deferred revenue	20	60
Loans payable	1,263	734
Amount due to related parties	81	34
Settlement liability	145	—
Promissory notes, related parties	1,000	1,000
Current liabilities of continued operations	3,458	2,524
Current liabilities of discontinued operations	61	11
Total current liabilities	3,519	2,535

Total liabilities	3,519	2,535

Temporary Equity – redeemable common stock outstanding 33,946 shares	605	605

Stockholders’ Deficit
Preferred stock:
$0.0001 par value, authorized 50,000,000; No shares issued and outstanding	—	—
Common stock:
$0.0001 par value, authorized 750,000,000; 217,502,351 and 129,288,825 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	22	13
Additional paid-in capital	64,835	63,551
Stock subscription receivable	(90)	—
Accumulated deficit	(68,070)	(64,907)
Accumulated other comprehensive loss	(24)	(24)
Total Touchpoint Group Holdings, Inc. stockholders’ deficit	(3,327)	(1,367)
Equity attributable to non-controlling interest	970	970
Total stockholders’ deficit	(2,357)	(397)

Total liabilities and stockholders’ deficit	$1,767	$2,743

See accompanying notes to unaudited condensed consolidated financial statements.

TOUCHPOINT GROUP HOLDINGS, INC.

Condensed Consolidated Statements of Operations

For the three and nine months ended September 30, 2021 and 2020

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Revenue	$24	$100	$90	$290

Cost of revenue:
Software and production costs	—	—	1	—
Amortization of intangible assets	138	138	416	416
	138	138	417	416

Gross deficit	(114)	(38)	(327)	(126)

Expenses:
General and administrative	490	444	2,222	1,685

Loss from operations	(604)	(482)	(2,549)	(1,811)

Other income and expense:
Interest expense	(90)	(68)	(276)	(190)
Interest income	1	2	1	5
Foreign exchange	—	(2)	(1)	(4)
Legal settlement expense	—	—	(290)	—
Other (expense) income	2	(225)	2	379
	(87)	(293)	(564)	190

Loss before discontinued operations for the period	(691)	(775)	(3,113)	(1,621)

Loss from discontinued operations	—	—	(50)	—

Net loss attributable to Touchpoint Group Holdings Inc. common stockholders	$(691)	$(775)	$(3,163)	$(1,621)

Earnings per share

Basic and diluted net loss per share	$(0.00)	$(0.02)	$(0.02)	$(0.07)

Weighted average number of shares outstanding
Basic and diluted	195,926	39,232	176,456	24,935

See accompanying notes to unaudited condensed consolidated financial statements.

TOUCHPOINT GROUP HOLDINGS, INC.

Condensed Consolidated Statements of Comprehensive Loss

For the three and nine months ended September 30, 2021 and 2020

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net loss	$(691)	$(775)	$(3,163)	$(1,621)

Foreign currency translation adjustment	—	—	—	—
Total comprehensive loss	$(691)	$(775)	$(3,163)	$(1,621)

See accompanying notes to unaudited condensed consolidated financial statements.

TOUCHPOINT GROUP HOLDINGS, INC.

Condensed Consolidated Statements of Equity

For the nine months ended September 30, 2021 and 2020

(in thousands)

(unaudited)

					Stock			Accumulated Other	Non-	Total
	Temporary Equity		Common Stock		Subscription	Additional	Accumulated	Comprehensive	Controlling	Stockholders’
	Shares	Amount	Shares	Amount	Receivable	Paid-In	Deficit	Loss	Interest	Deficit

Balances, January 1, 2020	34	$605	4,099	$2	$—	$61,749	$(61,362)	$(24)	$1,002	$1,367

Net loss	—	—	—	—	—	—	(38)	—	—	(38)

Return of shares on recission of contracts	—	—	(56)	—	—	(2)	—	—	(32)	(34)

Correction of shares not subjrct to reverse split	—	—	2,400	—	—	—	—	—	—	—

Issuance of shares on partial conversion of note payable	—	—	5,476	—	—	71	—	—	—	71

Shares issued for financing commitment	—	—	206	—	—	8	—	—	—	8

Balances, March 31, 2020	34	605	12,125	2	—	61,826	(61,400)	(24)	970	1,374

Net loss	—	—	—	—	—	—	(808)	—	—	(808)

Issuance of shares for cash	—	—	646	—	—	20	—	—	—	20

Issuance of shares on partial conversion of note payable	—	—	7,337	1	—	28	—	—	—	29

Shares issued for financing commitment	—	—	354	—	—	26	—	—	—	26

Shares issued for services	—	—	15,000	1	—	324	—	—	—	325

Balances, June 30, 2020	34	605	35,462	4	—	62,224	(62,208)	(24)	970	966

Net loss	—	—	—	—	—	—	(775)	—	—	(775)

Correction of shares not subject to a reverse split	—	—	4,800	—	—	—	—	—	—	—

Balances, September 30, 2020	34	$605	40,262	$4	$—	$62,224	$(62,983)	$(24)	$970	$191

Balances, January 1, 2021	34	$605	129,290	$13	$—	$63,551	$(64,907)	$(24)	$970	(397)

Net loss	—	—	—	—	—	—	(1,182)	—	—	(1,182)

Issuance of shares for services provided	—	—	7,925	1	—	163	—	—	—	164

Issuance of shares on conversion of loans payable	—	—	29,702	3	—	315	—	—	—	318

Shares issued for services to be provided	—	—	1,500	—	—	20	—	—	—	20

Shares issued for services to be provided	—	—	3,750	—	—	173	—	—	—	173

Balances, March 31, 2021	34	605	172,167	17	—	64,222	(66,089)	(24)	970	(904)

Net loss	—	—	—	—	—	—	(1,290)	—	—	(1,290)

Fair value of warrants issued for financing commitments	—	—	—	—	—	117	—	—	—	117

Issuance of shares on conversion of note payable	—	—	5,148	—	—	56	—	—	—	56

Shares issued for financing commitment	—	—	800	—	—	23	—	—	—	23

Shares issued for services to be provided	—	—	10,000	1	—	179	—	—	—	180

Balances, June 30, 2021	34	605	188,115	18	—	64,597	(67,379)	(24)	970	(1,818)

Net loss	—	—	—	—	—	—	(691)	—	—	(691)

Shares issued for conversion of loans	—	—	23,147	3	—	138	—	—	—	141

Shares issued for cash	—	—	1,241	—	—	11	—	—	—	11

Shares issued for sale of stock	—	—	5,000	1	(90)	89	—	—	—	—

Balances, September 30, 2021	34	605	217,503	$22	$(90)	$64,835	$(68,070)	$(24)	$970	$(2,357)

See accompanying notes to unaudited condensed consolidated financial statements.

TOUCHPOINT GROUP HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2021 and 2020

(in thousands)

(unaudited)

	2021	2020
Cash flows from operating activities:

Net loss for the period	$(3,163)	$(1,621)

Adjustment to reconcile net loss for the period to net cash flows from operating activities:
Shares issued for financing commitment	196	34
Fair value of warrants issued for financing commitment	117	—
Amortization of intangible assets	417	416
Gain on sale of interest in subsidiary	—	(379)
Shares issued for services to be provided	364	256
Shares issued for settlement of accrued interest	26	—
Loan discount	47	84
Forgiveness of note receivable	—	3
Amortization of shares issued for services	413	465

Changes in operating assets and liabilities:
Accounts receivable	90	(277)
Other assets	42	(20)
Settlement liability	195	—
Deferred revenue	(40)
Accounts payable and accrued expenses	253	454
Net cash flows from operating activities	(1,043)	(585)

Cash used in investing activities:
Purchase of intangible assets	(78)	(15)
Purchase of fixed assets	—	(3)
Net cash flows from investing activities	(78)	(18)

Cash flows from financing activities:

Proceeds from issuance of shares	11	20
Repayment of loans	(156)	(190)
Advances from related parties, net	47	—
Proceeds from note receivable	—	3
Proceeds from loans	1,127	643
Net cash flows from financing activities	1,029	476

Decrease in cash during the period	(92)	(127)
Foreign exchange effect on cash	—	—

Cash at beginning of the period	118	258

Cash at end of the period	$26	$131

Supplementary Information:

Non-cash financing transactions:

Issuance of shares on conversion of loan payable	$515	—

Common stock issued to correct shares incorrectly having been subject to reverse split in September 2019	—	4,800,000

See accompanying notes to unaudited condensed consolidated financial statements.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2021

Note 1. Description of Business, Organization and Principles of Consolidation

Description of Business

The Company has the following businesses:

(i)

Touchpoint Group Holdings, Inc. (“TGHI”) is a software developer which supplies a robust fan engagement platform designed to enhance the fan experience and drive commercial aspects of the sport and entertainment business.

TGHI brings users closer to the action by enabling them to engage with clubs, favorite players, peers and relevant brands through features that include live streaming, access to limited edition merchandise, gamification (chance to win unique one-off life experiences), user rewards, third party branded offers, credit cards and associated benefits.

(ii)

TGHI announced on September 20,2021 that it has acquired certain rights to the World Championship Air Race (“WCAR”) through an asset purchase agreement for approximately $70,000. Management and all key operational staff for the WCAR joined Touchpoint’s wholly owned subsidiary, Air Race Limited (“ARL”), under long-term agreements. In addition, all key supplier, participating host city and participating team contracts were assumed by ARL.

WCAR is a race format developed by Red Bull as the Red Bull Air Race. The Red Bull Air Race was founded in 2003 and hosted 94 championship series races around the globe. It has attracted viewers in 187 countries and has been broadcast to an audience of over 230 million viewers with over 2.3 billion media impressions worldwide in its most recent season. It is the largest live spectator sports event in the world attracting over 1 million spectators to a single air race on multiple occasions in cities such as Porto and Barcelona.

TGHI plans to utilize its expertise in audience engagement through its application development to enhance the audience’s experience, while at the same time creating new revenue generating opportunities for the races.

The Company is primarily based in the United States of America and the United Kingdom

Interim Period Financial Statements

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and with the instructions of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. The results of operations reflect interim adjustments, all of which are of a normal recurring nature and, in the opinion of management, are necessary for a fair presentation of the results for such interim period. The results reported in these interim condensed consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year. Certain information and note disclosure normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the SEC’s rules and regulations. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on April 9, 2021 and as amended.

Current Structure of the Company

The Company has the following subsidiaries:
Schedule of Subsidiaries

Subsidiary name	% Owned

● 123Wish, Inc. (considered dormant)	51%
● One Horizon Hong Kong Ltd (Limited operations)	100%
● Horizon Network Technology Co. Ltd	100%
● Love Media House, Inc (discontinued operations)	100%
● Air Race Limited (formerly called Touchpoint Connect Limited)	100%

In addition to the subsidiaries listed above, Suzhou Aishuo Network Information Co., Ltd (“Suzhou Aishuo”) is a limited liability company organized in China and controlled by the Company via various contractual arrangements. Suzhou Aishuo is treated as one of our subsidiaries, with limited operations, for financial reporting purposes in accordance with GAAP. During 2021, there have been limited operations at Suzhou Aishou.

123 Wish, Inc. is considered dormant. All operations have been moved to TGHI.

The Company  has ceased all operations of Love Media House, Inc. in 2020, and as such, it is considered to be discontinued operations.

During the nine months ended September 30, 2021 the main trading is conducted through the Company and no significant activities are undertaken in the subsidiary companies.

All significant intercompany balances and transactions have been eliminated in consolidation.

Note 2. Summary of Significant Accounting Policies

Liquidity and Capital Resources

The Company has incurred net losses and negative cash flows from operations which raise substantial doubt about the Company’s ability to continue as a going concern. The Company has principally financed these losses from the sale of equity securities and the issuance of debt and convertible debt instruments.

To continue its operations the Company will be required to raise additional funds through various sources, such as equity and debt financings. While the Company believes it is probable that such financings could be secured, there can be no assurance the Company will be able to secure additional sources of funds to support its operations, or if such funds are available, that such additional financing will be sufficient to meet the Company’s needs or on terms acceptable to the Company.

At September 30, 2021, the Company had cash of approximately $26,000. Together with the Company’s Equity Line with MacRab LLC, and current operational plan and budget, the Company believes that it has the potential to generate sufficient cash to maintain operations through 2022. However, actual results could differ materially from the Company’s projections.

 Covid-19

The outbreak of the novel strain of coronavirus, specifically identified as “COVID- 19”, has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. The duration and impact of the COVID-19 outbreak is unknown at this time, as is the efficacy of the government and central bank interventions. It is not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of the Company and its operations in future periods.

Basis of Accounting and Presentation

These condensed consolidated financial statements have been prepared in conformity with GAAP.

Foreign Currency Translation

The reporting currency of the Company is the United States dollar. Assets and liabilities other than those denominated in U.S. dollars, primarily in the United Kingdom, are translated into United States dollars at the rate of exchange at the balance sheet date. Revenues and expenses are translated at the average rate of exchange throughout the period. Gains or losses from these translations are reported as a separate component of other comprehensive income (loss) until all or a part of the investment in the subsidiaries is sold or liquidated. The translation adjustments do not recognize the effect of income tax because the Company expects to reinvest the amounts indefinitely in operations.

Transaction gains and losses that arise from exchange-rate fluctuations on transactions denominated in a currency other than the functional currency are included in general and administrative expenses.

Accounts Receivable, Revenue Recognition and Concentrations

Performance Obligations - A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account under the revenue recognition standard. The transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The Company’s contracts do not typically have variable consideration that needs to be considered when the contract consideration is allocated to each performance obligation.

Revenue Recognition – The Company recognizes revenues from each business segment as described below:

— Continued operations

1

Touchpoint – Revenue for the sale of a software license is recognized when the customer has use of the services and has access to use the software. Revenue from the usage of software is shared between the customer and Touchpoint in accordance with an operator agreement. The Company also generates revenue through the development and deployment of customized customer apps based on its existing technologies. Based on the terms of the Operator Agreements, the Company recognizes revenue upon approval of the app and related design documents by the customer. Included within deferred revenue is amounts billed and/or collected from customer prior to achieving customer approval. The Company also recognizes revenue through hosting and maintenance fees billed to customers under the Operator Agreements and is eligible to receive a portion of revenues generated through the customer app, as defined. During the nine months ended September 30, 2021, the Company received revenues from customer app’s totaling $8,800.

2	Air Race Limited – There was no Revenue for ARL during the three months ending September 30, 2021. ARL is expected to start generating revenue in 2022 when the air race series is expected to start.

— Discontinued operations

1.

Love Media House derived income from recording and video services. Income was recognized when the recording and video services were performed, and the final customer product was delivered and the point at which the performance obligation were satisfied. These revenues were non-refundable.

The Company does not have off-balance sheet credit exposure related to its customers. As of September 30, 2021 and December 31, 2020, seven customers and five customers respectively, accounted for 100% of the accounts receivable balance. Four customers accounted for 100% of the revenue for the nine months ended September 30, 2021, and six customers accounted for 100% of the revenue for the nine months ended September 30, 2020.

Intangible Assets

Intangible assets include software development costs and acquired technology and are amortized on a straight-line basis over the estimated useful lives ranging from four to five years. The Company periodically evaluates whether changes have occurred that would require revision of the remaining estimated useful life. The Company performs periodic reviews of its capitalized intangible assets to determine if the assets have continuing value to the Company.

Impairment of Other Long-Lived Assets

The Company evaluates the recoverability of its property and equipment and other long-lived assets annually and whenever events or changes in circumstances indicate impairment may have occurred. An impairment loss is recognized when the net book value of such assets exceeds the estimated future undiscounted cash flows attributed to the assets or the business to which the assets relate. Impairment losses, if any, are measured as the amount by which the carrying value exceeds the fair value of the assets.

Income Taxes

Deferred income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, operating loss, and tax credit carryforwards, and are measured using the enacted income tax rates and laws that will be in effect when the differences are expected to be recovered or settled. Realization of certain deferred income tax assets is dependent upon generating sufficient taxable income in the appropriate jurisdiction. The Company records a valuation allowance to reduce deferred income tax assets to amounts that are more likely than not to be realized. The initial recording and any subsequent changes to valuation allowances are based on a number of factors (positive and negative evidence). The Company considers its actual historical results to have a stronger weight than other, more subjective, indicators when considering whether to establish or reduce a valuation allowance.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding in the period. Diluted loss per share takes into consideration common shares outstanding (computed under basic loss per share) and potentially dilutive securities. For the three and nine month periods ended September 30, 2021 and 2020, outstanding warrants and shares underlying convertible debt are antidilutive because of net losses, and as such, their effect was not included in the calculation of diluted net loss per share. Common shares issuable are considered outstanding as of the original approval date for purposes of earnings per share computations.

Accumulated Other Comprehensive Income (Loss)

Other comprehensive income (loss), as defined, includes net income (loss), foreign currency translation adjustment, and all changes in equity (net assets) during a period from nonowner sources. To date, the Company has not had any significant transactions that are required to be reported in other comprehensive income (loss), except for foreign currency translation adjustments.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the fiscal period. The Company makes estimates for, among other items, useful lives for depreciation and amortization, determination of future cash flows associated with impairment testing for long-lived assets, determination of the fair value of stock options and warrants, determining fair values of assets acquired and liabilities assumed in business combinations, valuation allowance for deferred tax assets, allowances for doubtful accounts, and potential income tax assessments and other contingencies. The Company bases its estimates on historical experience, current conditions, and other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from those estimates and assumptions.

Recently adopted Accounting Pronouncements

 In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. This update permits the use of either the modified retrospective or fully retrospective method of transition. Effective January 1, 2021, the Company elected to early adopt ASU 2020-06, which did not have a material impact on the consolidated financial statements and related disclosures.

Note 3. Intangible Assets

Intangible assets consist of the following (in thousands):

	September 30	December 31
	2021	2020
	(unaudited)
Touchpoint software	$2,451	$2,443
Air Race Limited (intellectual property and accounting records)*	70	—
Less accumulated amortization	(1,930)	(1,513)
	591	930

Goodwill	419	419

Intangible assets, net	$1,010	$1,349

*

In connection with the acquisition of WCAR, the Company has performed a provisional purchase price allocation and the Company believes the entire purchase price is attributable to these intangible assets.

Note 4. Notes payable

a) Promissory notes, related parties

The promissory notes due to Zhanming Wu ($500,000) and the Company’s CEO, Mark White ($500,000), both considered related parties, including accrued interest of 7% per annum from issuance, were due for repayment on August 31, 2019. Such payments were not made and the parties are in negotiations to extend the maturity dates of the promissory notes. There can be no guarantee that commercially reasonable terms will agreed upon. As of September 30, 2021, the counterparties had not demanded repayment of the promissory notes.

Convertible Loans Payable

	Lender	General terms	Amount due at September 30, 2021
1	Bespoke Growth Partners Convertible Note #1	The loan was due on January 26, 2020 and bore interest of 20% per annum. During the year ended December 31, 2020, the Company repaid $84,210 of principal and $16,061 of interest on the note by issuing an aggregate of 12,813,123 shares of Company common stock to Bespoke Growth Partners.	$—
2	Bespoke Growth Partners Convertible Note #2	In November 2019, the Company issued a convertible promissory note in the original principal amount of $300,000 to Bespoke Growth Partners. The note was due on May 21, 2020, with an interest rate of 20% per annum. During the year ended December 31, 2020 the Company received proceeds under the note of $175,000.	$262,500
3	Geneva Roth Remark Holdings, Inc. Note #2	In July 2020, the Company issued a convertible promissory note in the principal amount of $63,000 to Geneva Roth Remark Holdings, Inc. The note was due July 27, 2021, and has an interest rate of 10% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 days. The final balance was repaid in February 2021 by the issue of 7,037,234 shares of common stock.	$—
4	Geneva Roth Remark Holdings, Inc, Note #3	In October 2020, the Company issued a convertible promissory note in the principal amount of $55,000 to Geneva Roth Remark Holdings, Inc. The note is due October 21, 2021, and has an interest rate of 10% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 days. The loan was repaid in full by cash on April 1, 2021.	$—

5	Geneva Roth Remark Holdings, Inc. Note #4	In December 2020, the Company issued a convertible promissory note in the principal amount of $53,500 to Geneva Roth Remark Holdings, Inc. The note was due December 14, 2021, and bore an interest rate of 10% per annum. The promissory note was convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 days. The loan was repaid in full in June 2021 by the issuance of 5,147,724 shares of common stock.	$—
6	Geneva Roth Remark Holdings, Inc. Note #5	In December 2020, the Company issued a convertible promissory note in the principal amount of $45,500 to Geneva Roth Remark Holdings, Inc. The note was due December 30, 2021, and had an interest rate of 10% per annum. The promissory note was convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 days. The loan was repaid in full by cash on June 29, 2021.	$—
7	Geneva Roth Remark Holdings, Inc. Note #6	On January 13, 2021, the Company issued a convertible promissory note in the principal amount of $55,000 to Geneva Roth Remark Holdings, Inc. The note was due July 12, 2021, and had an interest rate of 10% per annum. The promissory note was convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 trading days. The loan was repaid in full in July 2021 by the issuance of 7,157,735 shares of common stock.	$—
8	Geneva Roth Remark Holdings, Inc. Note #7	On February 8, 2021, the Company issued a convertible promissory note in the principal amount of $55,000 to Geneva Roth Remark Holdings, Inc. The note was due August 4, 2021 and had an interest rate of 10% per annum. The promissory note was convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 trading days. The loan was repaid in full by cash on August 10, 2021.	$—

9	Geneva Roth Remark Holdings, Inc. Note #8	On June 24, 2021, the Company issued a convertible promissory note in the principal amount of $85,000 to Geneva Roth Remark Holdings, Inc. The note is due June 24, 2022 and has an interest rate of 10% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 trading days. The balance owing as of September 30, 2021, is $85,000.	$85,000
10	Geneva Roth Remark Holdings, Inc. Note #9	On August 3, 2021, the Company issued a convertible promissory note in the principal amount of $68,500 to Geneva Roth Remark Holdings, Inc. The note is due August 3, 2022 and has an interest rate of 10% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 trading days. The balance owing as of September 30, 2021, is $68,500.	$68,500
11	Geneva Roth Remark Holdings, Inc. Note #10	On August 11, 2021, the Company issued a convertible promissory note in the principal amount of $103,000 to Geneva Roth Remark Holdings, Inc. The note is due August 11, 2022 and has an interest rate of 10% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 trading days. The balance owing as of September 30, 2021, is $103,000.	$103,000
12	Geneva Roth Remark Holdings, Inc. Note #11	On September 10, 2021, the Company issued a convertible promissory note in the principal amount of $55,000 to Geneva Roth Remark Holdings, Inc. The note is due September 10, 2022 and has an interest rate of 10% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 trading days. The balance owing as of September 30, 2021, is $55,000.	$55,000

13	Firstfire Global Opportunities Fund, LLC. Loan #2	On February 5, 2021, the Company issued a convertible promissory note in the principal amount of $100,000 to FirstFire Global Opportunities Fund, LLC. The note was due August 1, 2021 and had an interest rate of 10% per annum. The loan was repaid in full on August 10, 2021.	$—
14	LGH Investments, LLC	On March 4, 2021, the Company issued a convertible promissory note in the principal amount of $165,000 to LGH Investments, LLC. The note carries an Original Issue Discount (“OID”) of 10% and has an interest rate of 8% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a fixed price of $0.03 per share of common stock. The balance owing as of September 30, 2021, is $165,000. The note together interest was paid in full November 12, 2021.	$165,000
15	Jefferson Street Capital, LLC	On March 17, 2021, the Company issued a convertible promissory note in the principal amount of $165,000 to Jefferson Street Capital, LLC. The note carries an OID of 10% and has an interest rate of 8% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a fixed price of $0.03 per share of common stock. The balance owing as of September 30, 2021, is $120,000.	$120,000
16	BHP Capital NY, LLC	On March 24, 2021, the Company issued a convertible promissory note in the principal amount of $165,000 to BHP Capital NY, LLC. The note carries an OID of 10% and has an interest rate of 8% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a fixed price of $0.03 per share of common stock. The balance owing as of September 30, 2021 is $165,000. The note together interest was paid in full November 15, 2021	$165,000
17	Quick Capital, LLC	On April 2, 2021, the Company issued a convertible promissory note in the principal amount of $110,000 to Quick Capital, LLC. The note is due January 2, 2022, and carries an OID of 10% and has an interest rate of 8% per annum. The promissory note is convertible, at the option of the holder, after 180 days into common shares of the Company at a fixed price of $0.03 per share of common stock. The balance owing as of September 30, 2021, is $110,000. The note together interest was paid in full November 15, 2021.	$110,000
18	SBA	The Company has received an SBA loan of $2,000 which is repayable together with interest of 3.75% per annum	$2,000
19	Glen Eagles LP	On August 10, 2021, the Company issued a convertible promissory note in the principal amount of $126,500 to Glen Eagles LP. The note and has an interest rate of 10% per annum. The balance owing as of September 30, 2021 is $126,500.	$126,500
	TOTAL		$1,262,500

Note 5. Share Capital

Common Stock

The Company is authorized to issue 750 million shares of common stock, par value of $0.0001.

During the nine months ended September 30, 2021, the Company issued shares of common stock as follows:

●	57,997,189 shares of common stock, with a fair value of $515,536, for conversion of convertible promissory notes

●	17,925,000 shares of common stock, with a fair value of $284,276, for services provided.

●	1,500,000 shares of common stock, with a fair value of $20,000, for services to be provided.

●	4,550,000 shares of common stock, with a fair value of $195,925, for commitment fees under convertible promissory notes

●	1,241,337 shares of common stock, for cash of $11,200.

●	5,000,000 shares of common stock for stock subscription receivable of $90,000.

Standby Equity Agreement

On March 16, 2021, the Company completed on a Standby Equity Commitment Agreement (“SECA”) with MacRab LLC whereby during the 24 months commencing on the date on which a registration statement covering the sale of the shares to be purchased by MacRab is declared effective, the Company has the option to sell up to $5.0 million of the Company’s common stock to MacRab at a price equal to 90% of the average of the two lowest volume weighted average prices during the eight trading day days following the clearing date associated with the respective put under the SECA. Under the SECA MacRab received 2,272,727 stock purchase warrants with an exercise price of $0.044 upon the signing of the agreement. During the nine months ended September 2021, the Company received proceed of $11,200 for the issuance of 1,241,337 shares of the Company’s common stock. On September 27, 2021 the Company issued 5,000,000 shares of common stock in respect of a put option under SECA. The Company received $90,145 from the sale of the 5,000,000 shares on October 8, 2021.

Note 6. Legal settlement expenses

In 2019 the Company received a claim from the landlord of a property leased by Maham LLC, under which the Company is a guarantor.

In July 2021, the company settled the claim for $290,000 payable over a 12-month period ending in July 2022. As of September 30, 2021 following payments agreed the balance outstanding was $145,000.

In 2020 the Company had been served a claim from the former management of Love Media regarding a claim for unpaid wages. While the Company disputes the validity of this claim in its entirety. It was agreed to settle the claim from employees in a full and final settlement of $50,000. The final settlement remained outstanding as of September 30, 2021.

Note 7. Subsequent events

a)	Mast Hill Fund, L.P.

On November 2, 2021, the Company consummated a Securities Purchase Agreement with Mast Hill Fund, L. P. (“Mast Hill”), whereby the Company issued to Mast Hill a convertible promissory note (“Convertible Note”) in the principal amount of $810,000 and issued to Mast Hill a common stock purchase warrant (the “Warrant”) to purchase 28,065,000 shares of our common stock as additional consideration for Mast Hill’s purchase of the Convertible Note. As a condition to the purchase and sale the Convertible Note and Warrant, the Company issued to Mast Hill 10,855,047 shares (the “Commitment Shares”) of its common stock and entered into a Registration Rights Agreement with Mast Hill pursuant to which the Company is to register for resale under the Securities Act of 1933, as amended, the Commitment Shares and the shares issuable upon conversion of the Note and exercise of the Warrant. In consideration of the Convertible Note and Warrant the Company received $729,000, less $10,800 retained by Mast Hill in reimbursement of its legal fees.

The principal amount of the Convertible Note and all interest accrued thereon is payable on October 29, 2022. The Convertible Note provides for interest at the rate of 12% per annum, payable at maturity, and is convertible into shares of the Company’s common stock at a price of $0.0125 per share, subject to anti-dilution adjustments in the event of certain corporate events as set forth in the Convertible Note. In addition, subject to certain limited exceptions, if at any time while the Convertible Note remains outstanding, the Company grants any option to purchase, sell or grant any right to reprice, or otherwise dispose of, issue or sell any shares of its common stock or securities or rights convertible into or exercisable for shares of its common stock, at a price below the then conversion price of the Convertible Note, the holder of the Convertible Note shall have the right to reduce the conversion price to such lower price.

The Warrant is exercisable until October 29, 2023, at a price of $0.02 per share, subject to customary anti-dilution adjustments. In addition, subject to certain limited exceptions, if at any time while the Warrant remains outstanding, the Company grants any option to purchase, sell or grant any right to reprice, or otherwise dispose of, issue or sell any shares of its common stock or securities or rights convertible into or exercisable for shares of its common stock, at a price below the then exercise price of the Warrant, the holder of the Warrant shall have the right to reduce the exercise price to such lower price. At any time when the Market Price, as defined in the Warrant, is in excess of the exercise price, the holder of the Warrant shall have the right to exercise the Warrant by means of a “cashless exercise” in accordance with the formula provided in the Warrant.

The Commitment Shares and the shares issuable upon conversion of the Convertible Note and exercise of the Warrants are to be registered under the Securities Act for resale by Mast Hill as provided in the Registration Rights Agreement. Mast Hill has agreed to limit sales of the common stock issued upon conversion of Convertible Note, during the period beginning on the date of issuance of the Convertible Note and ending on the maturity date or the date of occurrence of an event of default, to the greater of $5,000 or 15% of the Daily Dollar Volume, as defined in the Note.

Talos Victory Fund, LLC

On November 5, 2021, the Company consummated a Securities Purchase Agreement with Talos Victory Fund, LLC (“Talos”), whereby it issued to Talos a convertible promissory note (“Talos Convertible Note”) in the principal amount of $540,000 and issued to Talos a common stock purchase warrant (the “Talos Warrant”) to purchase 15,810,000 shares of its common stock as additional consideration for its purchase of the Convertible Note. As a condition to the purchase and sale the Convertible Note and Warrant, the Company issued to Talos 10,144,953 shares (the “Talos Commitment Shares”) of its common stock and entered into a Registration Rights Agreement pursuant to which it is to register for resale under the Securities Act of 1933, as amended, the Talos Commitment Shares and the shares issuable upon conversion of the Talos Convertible Note and exercise of the Talos Warrant. In consideration of the Talos Convertible Note and Warrant the Company received $486,000, less $7,200 retained by Talos in reimbursement of its legal fees.

The principal amount of the Talos Convertible Note and all interest accrued thereon is payable on November 3, 2022. The Talos Convertible Note provides for interest at the rate of 12% per annum, payable at maturity, and is convertible into shares of the Company’s common stock at a price of $0.0125 per share, subject to anti-dilution adjustments in the event of certain corporate events as set forth in the Talos Convertible Note. In addition, subject to certain limited exceptions, if at any time while the Talos Convertible Note remains outstanding, the Company grants any option to purchase, sell or grant any right to reprice, or otherwise dispose of, issue or sell any shares of its common stock or securities or rights convertible into or exercisable for shares of its common stock, at a price below the then conversion price of the Talos Convertible Note, the holder of the Talos Convertible Note shall have the right to reduce the conversion price to such lower price.

The Talos Warrant is exercisable until November 3, 2023, at a price of $0.02 per share, subject to customary anti-dilution adjustments. In addition, subject to certain limited exceptions, if at any time while the Talos Warrant remains outstanding, the Company grants any option to purchase, sell or grant any right to reprice, or otherwise dispose of, issue or sell any shares of its common stock or securities or rights convertible into or exercisable for shares of its common stock, at a price below the then exercise price of the Talos Warrant, the holder of the Talos Warrant shall have the right to reduce the exercise price to such lower price. At any time when the Market Price, as defined in the Talos Warrant, is in excess of the exercise price, the holder of the Talos Warrant shall have the right to exercise the Talos Warrant by means of a “cashless exercise” in accordance with the formula provided in the Talos Warrant.

The Commitment Shares and the shares issuable upon conversion of the Talos convertible Note and exercise of the Talos Warrant are to be registered under the Securities Act for resale as provided in the Talos Registration Rights Agreement. Talos has agreed to limit sales of the common stock issued upon conversion of Talos Convertible Note, during the period beginning on the date of issuance of the  Convertible Note and ending on the maturity date or the date of occurrence of an event of default, to the greater of $5,000 or 15% of the Daily Dollar Volume, as defined in the Talos Convertible Note.

Debt repayments

A portion of the proceeds to the Company from the sale of our convertible notes and warrants to Mast Hill and Talos used to satisfy certain outstanding promissory notes in the aggregate principal amount of $440,000 plus all interest accrued thereon and the balance will be used for business development purposes.

TOUCHPOINT GROUP HOLDINGS, INC.

260,258,838 Shares of

Common Stock

PROSPECTUS

January_____________, 2022

Until ____________, 2022, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the Selling Stockholder. All of the amounts shown are estimates, except for the SEC registration fee.

Type	Amount
SEC registration fee	$336.02
Accounting fees and expenses*	6,000
Legal fees and expenses*	20,000
Printing expenses*	1,000
Miscellaneous fees and expenses*	5,000.00
Total expenses*	$32,336.02

*	Estimated

Item 14. Indemnification of Directors and Officers

Articles 7 and 8 of our Certificate of Incorporation, as amended, provide as follows:

“7.

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

8.

The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal or modification of this paragraph shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of transactions by us within the past three years involving sales or our securities that were not registered under the Securities Act.

During 2021, the Company:

● On November 2, 2021, in consideration of a payment of $729,000, less $10,800 retained by the purchaser to cover expenses, we issued to Mast Hill Fund, LLC, a convertible promissory note in the principal amount of $810,000, issued to Mast Hill a warrant to purchase 28,065,000 shares of our common stock and 10,855,047 shares of our common stock.

● On November 5, 2021, in consideration of a payment of $486,000, less $7,200 retained by the purchaser to cover expenses we issued to Talos Victory Fund, LLC a convertible promissory note in the principal amount of $540,000, issued to Talos a warrant to purchase 15,810,000 shares of our common stock and 10,144,953 shares of our common stock.

● On December 14, 2021, in consideration of a payment of $180,000, less a brokerage fee of $9,000, we issued to Quick Capital, LLC a convertible promissory note in the principal amount of $200,000, issued to Quick a warrant to purchase 6,500,000 shares of our common stock and 3,111,111 shares of our common stock.

● On December 14, 2021, we consummated a Securities Purchase Agreement with Rick Uhler (“Purchaser”), whereby we issued to Purchaser ten thousand shares of our Series A Convertible Preferred Stock convertible into 10,000,000 shares of our common stock in consideration of the payment of $125,000.

● On December 14, 2021, we entered into a Securities Purchase Agreement with Marko Radisic (“Buyer”), whereby we agreed to issue to Buyer ten thousand shares of our Series A Convertible Preferred Stock convertible into 10,000,000 shares of our common stock in consideration of the payment of $125,000.

● In December 2021, we issued 10,000 shares of Series A Convertible Preferred Stock to Nalin Jay, one of our directors for services rendered.

● On June 24, 2021, the Company issued a convertible promissory note in the principal amount of $85,000 to Geneva Roth Remark Holdings, Inc. The note is due June 24, 2022, has an interest rate of 10% per annum and is convertible after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 trading days.

● On August 3, 2021, the Company issued a convertible promissory note in the principal amount of $68,500 to Geneva Roth Remark Holdings, Inc. The note is due August 3, 2022, has an interest rate of 10% per annum and is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 trading days.

● On August 11, 2021, the Company issued a convertible promissory note in the principal amount of $103,000 to Geneva Roth Remark Holdings, Inc. The note is due August 11, 2022, has an interest rate of 10% per annum and is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 trading days.

● On September 10, 2021, the Company issued a convertible promissory note in the principal amount of $55,000 to Geneva Roth Remark Holdings, Inc. The note is due September 10, 2022, has an interest rate of 10% per annum and is convertible, at the option of the holder, after 180 days into common shares of the Company at a discount of 35% of the lowest trading price in the last 15 trading days.

● On March 17, 2021, the Company issued a convertible promissory note in the principal amount of $165,000 to Jefferson Street Capital, LLC. The note has an interest rate of 8% per annum and is convertible, at the option of the holder, after 180 days into common shares of the Company at a fixed price of $0.03 per share.

● On March 4, 2021, the Company issued a convertible promissory note in the principal amount of $165,000 to LGH Investments, LLC. The note has an interest rate of 8% per annum and is convertible, at the option of the holder, after 180 days into common shares of the Company at a fixed price of $0.03 per share.

● On March 24, 2021, the Company issued a convertible promissory note in the principal amount of $165,000 to BHP Capital NY, LLC. The note has an interest rate of 8% per annum and is convertible, at the option of the holder, after 180 days into common shares of the Company at a fixed price of $0.03 per share.

● On April 2, 2021, the Company issued a convertible promissory note in the principal amount of $110,000 to Quick Capital, LLC. The note is due January 2, 2022, has an interest rate of 8% per annum and is convertible, at the option of the holder, after 180 days into common shares of the Company at a fixed price of $0.03 per share.

● On August 10, 2021, the Company issued a convertible promissory note in the principal amount of $126,500  to Glen Eagles LP. The note and has an interest rate of 10% per annum.

● On March 16, 2021, the Company issued common stock purchase warrant for the purchase of 2,272,727 shares of our common stock to MacRab LLC as a commitment fee in connection with the execution of the Standby Equity Commitment Agreement on March 16, 2021

●	Issued 1,300,000 common stock to Laura Anthony on January 8, 2021

●	Issued 6,000,000 common stock to FirstFire Global Opportunities in settlement of $49,320 of outstanding convertible loan on January 13,2021

●	Issued 6,000,000 restricted common stock to Glen Eagles Acquisition LP in respect of a consulting agreement

●	Issued 7,037,234 common stock to Geneva Roth Remark Holdings, Inc. in settlement of $66,150 of outstanding convertible loan on February 1 and February 3, 2021

●	Issued 6,300,000 common stock to FirstFire Global Opportunities in settlement of $69,300 of outstanding convertible loan on February 11, 2021

●	Issued 10,365,144 common stock to EMA Financial LLC in settlement of $131,723 of outstanding convertible loan on February 12 and February 25, 2021

●	Issued 625,000 restricted common stock to SRAX Inc.in respect of a consulting agreement on March 4, 2021

●	Issued 1,250,000 restricted common stock to LGH Investments LLC in respect of a convertible loan agreement on March 8, 2021

●	Issued 1,250,000 restricted common stock to Jefferson Street Capital LLC, in respect of a convertible loan agreement on March 19, 2021

●	Issued 1,250,000 restricted common stock to BHP Capital NY, Inc. in respect of a convertible loan agreement on March 29, 2021

During the year ended December 31, 2020, the Company issued shares of common stock as follows:

●	12,813,132 shares of common stock, with an aggregate fair value of $100,271, in partial settlement of principal and interest owing to Bespoke Growth Partners.

●	7,200,000 shares of common stock to adjust shares issued in 2019 for consulting services which were not subject to reverse split.

●	559,673 shares of common stock for a commitment fee payable to Crown Bridge Partners under the agreement dated in July 2019.

●	645,757 shares of common stock for cash of $19,969.

●	5,000,000 shares of common stock, with a fair value of $60,000, for services to be provided.

●	5,000,000 shares of common stock, with a fair value of $68,500, for services to be provided.

●	2,000,000 shares of common stock, with a fair value of $27,400, for services to be provided.

●	3,000,000 shares of common stock, with a fair value of $169,500, for services to be provided.

●	9,000,000 shares of common stock, with a fair value of $187,000, for services provided.

●	19,255,651 shares of common stock, with a fair value of $166,004, for part conversion of convertible promissory notes

●	61,279,454 shares of common stock for settlement of amounts owing in the aggregate of $982,908.

During the year ended December 31, 2019, the Company:

●	Issued 100,000 shares of common stock, with a fair value of $33,250, to Catalyst Corporate Solutions LLC for consulting services to be provided.
●	Issued 173,552 shares of common stock, with a fair value of $86,342, to Crown Bridge Partners, LLC as a commitment fee for its commitment to enter into an equity line with the Company.
●	Issued 200,000 shares of common stock, with a fair value of $150,000, for consulting services to be provided.
●	Issued 81,933 shares of common stock to Browning Companies International LLC to modify Browning Exchange Agreement of 51% of Browning Productions & Entertainment, Inc., with a fair value of $126.760.
●	On May 16, 2019, the Company entered into an agreement amendment with Browning regarding the original acquisition pricing and issued 150,000 shares to Browning.
●	On July 11, 2019, the Company issued 200,000 shares of common stock to One Percent Investments Inc. for consultancy services.
●	On July 31, 2019 and December 5, 2019, the Company issued 566,000 shares of common stock to Crown Bridge Partners as a commitment fee for the equity purchase agreement.
●

On August 2, 2019, the Company issued 179,104 shares of common stock to Labrys Fund LP as security for the cash advance. These shares were returned in February 2020 for cancellation following repayment of the advance by the Company.

●	On August 20, 2019, the Company issued 100,000 shares of common stock to Scott Mahoney for consultancy services.

Unless otherwise provided, the issuance of the foregoing shares were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act. The certificates representing the foregoing shares were endorsed with the customary Securities Act restrictive legend.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits.

Exhibit Number	Title of Document	Location

3.1	Certificate of incorporation, as filed with Delaware Secretary of State	Incorporated by reference from Definitive Information Statement on Form 14C Appendix D filed May 26, 2013

3.2	Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on September 16, 2019.	Incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed September 26, 2019.

3.3	Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on July 12, 2019.	Incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed September 26, 2019.
	Certificate of Designation for Series A Convertible Preferred Stock	Incorporated by reference to Exhibit 3.01 to Current Report on Form 8-K filed December 20, 2021.
3.4	Bylaws of the registrant	Incorporated by reference from Definitive Information Statement on Form 14C Appendix E filed May 26, 2013.

Exhibit Number	Title of Document	Location

4.1	Form of Commitment Warrant issued to MacRab LLC	Incorporated by reference to Exhibit March 22, 2021

4.2	Warrant issued to Mast Hill Fund, LLC	Incorporated by reference to Exhibit 10.3 to Report on Form 8-K filed November 9, 2021

4.3	Warrant issued to Talos Victory Fund, LLC	Incorporated by reference to Exhibit 10.7 to Report on Form 8-K filed December 20, 2021

4.4	Warrant issued to Quick Capital, LLC	Incorporated by reference to Exhibit 10.7 to Report on Form 8-K filed December 20,2021

5.1	Form of Opinion of Elliot Grossman Schole LLP	Filed herewith

10.1	Securities Purchase Agreement between the Company and Rick Uhler.	Incorporated by reference to Exhibit 10.1 to Report on Form 8-K filed December 20, 2021

10.2	Securities Purchase Agreement between the Company and Marko Radisic.	Incorporated by reference to Exhibit 10.2 to Report on Form 8-K filed December 20, 2021

10.3	Securities Purchase Agreement between the Company and Quick Capital, LLC	Incorporated by reference to Exhibit 10.3 to Report on Form 8-K filed December 20, 2021

10.4	Promissory Note in the principal amount of $200,000 issued in favor of Quick Capital, LLC	Incorporated by reference to Exhibit 10.4 to Report on Form 8-K filed December 20, 2021

10.5	Registration Rights Agreement between the Company and Quick Capital, LLC	Incorporated by reference to Exhibit 10.6 to Report on Form 8-K filed December 20, 2021

10.6	Securities Purchase Agreement between the Company and Mast Hill Fund, LLC	Incorporated by reference to Exhibit 10.1 to Report on Form 8-K filed November 9, 2021

10.7	Promissory Note in the principal amount of $810,000 issued in favor of Mast Hill Fund, LLC	Incorporated by reference to Exhibit 10.2 to Report on Form 8-K filed November 9, 2021

10.8	Registration Rights Agreement between the Company and Mast Hill Fund, LLC	Incorporated by reference to Exhibit 10.4 to Report on Form 8-K filed November 9, 2021

10.9	Securities Purchase Agreement between the Company and Talos Victory Fund Quick Capital, LLC	Incorporated by reference to Exhibit 10.5 to Report on Form 8-K filed November 9, 2021

10.10	Promissory Note in the principal amount of $540,000 issued in favor of Talos Victory Fund, LLC	Incorporated by reference to Exhibit 10.6 to Report on Form 8-K filed November 9, 2021

	Registration Rights Agreement between the Company and Talos Victory Fund, LLC	Incorporated by reference to Exhibit 10.8 to Report on Form 8-K filed November 9, 2021

10.11	Form of Independent Director Agreement between the Company and Richard Vos/Nicholas Carpinello/Robert Law	Incorporated by reference from the Current Report on Form 8-K filed August 22, 2013

10.12	From of Indemnification Agreement between the Company and Richard Vos/Nicholas Carpinello/Robert Law	Incorporated by reference from the Current Report on Form 8-K filed August 22, 2013

10.15	Indemnification Agreement between the Company and Martin Ward	Incorporated by reference from the Annual Report on Form 10-K filed on April 1, 2015

10.19	Employment Agreement with Mark White	Incorporated by reference to Exhibit 10.28 to Annual Report on Form 10-K filed April 2, 2018

10.20†	Employment Agreement with Martin Ward	Incorporated by reference to Exhibit 10.29 to Annual Report on Form 10-K filed April 2, 2018

10.21†	2018 Equity Incentive Plan	Incorporated by reference to Exhibit 10.30 to Annual Report on Form 10-K filed April 2, 2018

10.39	Exchange Agreement dated as of February 20, 2019 with Maham LLC.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 21, 2019

Exhibit Number	Title of Document	Location

10.43	Convertible promissory note issued to Bespoke Growth Partners, Inc. on July 11, 2019	Incorporated by reference to Exhibit 10.50 to Registration Statement on Form S-1 (Registration No. 333-233825) filed September 18, 2019 and declared effective September 23, 2019

10.44	Consulting Agreement dated August 5, 2019 by and between the registrant and Catalyst Corporate Solutions	Incorporated by reference to Exhibit 10.45 to the Company’s Annual Report on Form 10-K filed on April 24, 2020

10.45	Accord and First Amended Consulting Agreement dated April 16, 2020 by and between the registrant and Catalyst Corporate Solutions, LLC	Incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K filed on April 24, 2020

10.46	Consulting Agreement dated April 16, 2020 by and between the registrant and Quantum Lexicon	Incorporated by reference to Exhibit 10.47 to the Company’s Annual Report on Form 10-K filed on April 24, 2020

10.47	Convertible Promissory Note dated November 21, 2019 issued by the registrant to Bespoke Growth Partners, Inc.	Incorporated by reference to Exhibit 10.48 to the Company’s Annual Report on Form 10-K filed on April 24, 2020

10.48	Touchpoint System Operator Agreement between the registrant and Royal Personal Training.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 30, 2020

10.49	Touchpoint System Operator Agreement between the registrant and Casey Loves Fitness, LLC.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 12, 2020

10.50	May 19, 2020 Convertible Promissory Note with Geneva Roth Remark Holdings, Inc.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 26, 2020

10.51	June 15, 2020 Securities Purchase Agreement with FirstFire Global Opportunities Fund, LLC.	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on June 29, 2020

10.52	June 15, 2020 Convertible Promissory Note with FirstFire Global Opportunities Fund, LLC.	Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on June 29, 2020

10.53	Standby Equity Commitment Agreement dated March 15, 2021, between the Company and MacRab LLC	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 22, 2021

10.54	Registration Rights Agreement dated March 15, 2021, between the Company and MacRab LLC	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 22, 2021

10.55	Common Stock Purchase Warrant dated March 15, 2021	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 22, 2021

14.1	Policy Statement on Business Ethics and Conflicts of Interest	Incorporated by reference from the Annual Report on Form 10-KSB for the year ended December 31, 2004, filed May 23, 2005

21.1	Subsidiaries	Incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on April 24, 2020

Exhibit Number	Title of Document	Location

23.1	Consent of Cherry Bekaert, LLP	Filed herewith

23.2	Consent of Mandelbaum Salsburg, P. C. (included in Item 5.1)	Filed herewith

24.1	Power of Attorney (included on the signature page)	Filed herewith

(b) Financial Statement Schedules.

None.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4) That, for purposes of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) or under the securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-1 and has duly caused this Amendment No.1 to this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on January 6, 2022.

TOUCHPOINT GROUP HOLDINGS, INC.

By:	/s/ Mark White
Mark White
President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Martin Ward
Martin Ward
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each person whose signature appears below constitutes and appoints, jointly and severally, Mark White and Martin Ward, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, including pre-effective and post-effective amendments, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed below by the following persons in the capacities indicated on January 6, 2022.

/s/ Mark White
Mark White
President, Chief Executive Officer and a Director (Principal Executive Officer)

/s/ Martin Ward
Martin Ward Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Nicholas Carpinello
Nicholas Carpinello Director

/s/ Robert Law
Robert Law Director

/s/ Nalin Jay
Nalin Jay Director

Ajing Zhang Director

Pengfei Li Director

* By: /s/ Martin Ward
Martin Ward, Attorney-in-fact